Exhibit 10.1

MASTER AGREEMENT

AMONG

AT&T INC.,

AT&T SUBSIDIARIES DESCRIBED HEREIN,

CROWN CASTLE INTERNATIONAL CORP.

AND

CROWN CASTLE SUBSIDIARY DESCRIBED HEREIN

DATED AS OF OCTOBER 18, 2013

-i-

-ii-

-iii-

-iv-

Schedules

Schedule 1	MPL Sites
Schedule 2	Portfolio Sites
Schedule 3	Sale Sites
Schedule 4	Site List
Schedule 5	AT&T Contributors
Schedule 6	Pre-Integration Records and Data Integration Process
Schedule 7	Mobile Telephone Switching Offices

Exhibits

Exhibit A	Form of Management Agreement
Exhibit B	Form of Master Prepaid Lease
Exhibit C	Form of Tower Operator General Assignment and Assumption Agreement
Exhibit D	Form of MPL Site MLA
Exhibit E	Form of Sale Site MLA
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of AT&T Newco Certificate of Formation
Exhibit I	Form of AT&T Newco Separateness Agreement
Exhibit J	Form of AT&T Newco LLC Agreement
Exhibit K	Form of Sale Site Subsidiary Certificate of Formation
Exhibit L	Form of Sale Site Subsidiary LLC Agreement
Exhibit M	Form of Membership Interest Assignment and Assumption Agreement
Exhibit N-1	Form of AT&T Press Release
Exhibit N-2	Form of Acquiror Press Release
Exhibit O	Form of AT&T Internal Transfers Agreement
Exhibit P	Form of Consent Agreement
Exhibit Q	Master Emergency Backup Power Service Agreement Term Sheet
Exhibit R	Form of Notice
Exhibit S	Form of Ground Lease

-v-

MASTER AGREEMENT

This MASTER AGREEMENT (this “Agreement”), dated as of October 18, 2013, is among Crown Castle International Corp., a Delaware corporation (“Acquiror”), AT&T Inc., a Delaware corporation (“AT&T”), and each Sale Site Subsidiary, each AT&T Newco and the Tower Operator that become a party to this Agreement in accordance with the terms hereof. Each of Acquiror, the AT&T Parties and, subject to the terms of this Agreement and the terms of the applicable Joinder Agreements, each Sale Site Subsidiary, each AT&T Newco and the Tower Operator, may hereafter be referred to as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the AT&T Contributors operate the Portfolio Sites;

WHEREAS, Acquiror desires to, through the Tower Operator or the Sale Site Subsidiaries, as applicable, Lease the Included Property of the MPL Sites and purchase and acquire the Included Property of the Sale Sites, or otherwise operate and manage the MPL Sites and the Sale Sites, in each case on the terms and subject to the conditions set forth in this Agreement and the Collateral Agreements;

WHEREAS, Acquiror intends to market all available capacity at the MPL Sites and the Sale Sites through the Tower Operator and the Sale Site Subsidiaries, respectively, and to maximize the collocation revenue that may be derived therefrom;

WHEREAS, at or prior to the Initial Closing, the AT&T Parties shall form (i) one or more Delaware limited liability companies (each, an “AT&T Newco” and, collectively, the “AT&T Newcos”) in accordance with Section 2.1(a) and (ii) one or more Delaware limited liability companies (each, a “Sale Site Subsidiary” and, collectively, the “Sale Site Subsidiaries”) in accordance with Section 2.1(c);

WHEREAS, at or prior to the Initial Closing, Acquiror shall form a Delaware limited liability company (the “Tower Operator”) as more particularly described in Section 2.1(b);

WHEREAS, at or prior to the Initial Closing, upon the terms and subject to the conditions set forth in this Agreement, each applicable AT&T Party shall (i) cause to be contributed, conveyed, assigned, transferred and delivered to the applicable AT&T Newco its respective right, title and interest in, to and under the Included Property of each Contributable Site in accordance with the terms of Section 2.2(a) and pursuant to the AT&T Internal Transfers Agreement, (ii) cause to be contributed, conveyed, assigned, transferred and delivered to the applicable Sale Site Subsidiary its respective right, title and interest in, to and under the Included Property of each Assignable Site in accordance with the terms of Section 2.2(b) and pursuant to the AT&T Internal Transfers Agreement, (iii) enter into a management agreement with the AT&T Newcos, the Sale Site Subsidiaries and the Tower Operator (the “Management Agreement”), substantially in the form attached as Exhibit A, with respect to the Managed Sites in accordance with Section 2.2(f), pursuant to which the AT&T Contributors and the AT&T Newcos, as applicable, shall grant to the Tower Operator or the Sale Site Subsidiaries, as applicable, as of the Initial Closing Date, the right to operate each Managed Site (including the Included Property thereof) until such time as such Site becomes a Lease Site or an Assignable

Site, as applicable, and (iv) cause to be sold, conveyed, assigned, transferred and delivered to Acquiror (or one of its Affiliates designated by Acquiror) all of the Sale Site Subsidiary Interests in accordance with Section 2.2(e) and pursuant to the AT&T Internal Transfers Agreement;

WHEREAS, at the Initial Closing, AT&T, the AT&T Newcos and the Tower Operator shall enter into (i) a master prepaid lease for the MPL Sites held or operated by the AT&T Newcos (the “MPL”), substantially in the form attached as Exhibit B, pursuant to which the Tower Operator shall (A) Lease the Included Property of the Lease Sites from the AT&T Newcos and (B) obtain an option to purchase the Included Property of the MPL Sites at the end of their respective lease or sublease terms and (ii) the Tower Operator General Assignment and Assumption Agreement, substantially in the form attached as Exhibit C (the “Tower Operator General Assignment and Assumption Agreement”), in accordance with the terms of Section 2.2(d), pursuant to which the AT&T Newcos shall sell, convey, assign, transfer and deliver the AT&T Newcos’ rights to the Collocation Agreements of the MPL Sites and the Post-Closing Liabilities of the Lease Sites to the Tower Operator;

WHEREAS, at the Initial Closing, AT&T, the Tower Operator and the applicable AT&T Collocators shall enter into a master leaseback agreement for the MPL Sites (the “MPL Site MLA”), substantially in the form attached as Exhibit D, in accordance with Section 2.2(g), pursuant to which the Tower Operator shall (i) sublease to the applicable AT&T Collocators the AT&T Collocation Space at the Lease Sites and (ii) reserve and make the AT&T Collocation Space available for the exclusive use and possession of the applicable AT&T Collocators (subject to certain incidental rights) at each Managed MPL Site until such time as such Managed MPL Site becomes a Lease Site;

WHEREAS, at the Initial Closing, AT&T, the Sale Site Subsidiaries and the applicable AT&T Collocators shall enter into a master leaseback agreement for the Sale Sites (the “Sale Site MLA”), substantially in the form attached as Exhibit E, in accordance with Section 2.2(g), pursuant to which the Sale Site Subsidiaries shall (i) sublease to the applicable AT&T Collocators the AT&T Collocation Space at the Assignable Sites and (ii) reserve and make the AT&T Collocation Space available for the exclusive use and possession of the applicable AT&T Collocators (subject to certain incidental rights) at each Managed Sale Site until such time as such Managed Sale Site becomes an Assignable Site; and

WHEREAS, at the Initial Closing, the AT&T Parties, the AT&T Newcos, the Tower Operator and the Sale Site Subsidiaries shall enter into the Transition Services Agreement (the “Transition Services Agreement”), substantially in the form attached as Exhibit G, pursuant to which the AT&T Parties and the AT&T Newcos shall provide the Tower Operator and the Sale Site Subsidiaries certain services for a transition period following the Initial Closing.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the following respective meanings when used in this Agreement with initial capital letters.

“Accountants” has the meaning set forth in Section 9.1(b).

“Accounts Payable” means all Liabilities arising out of the operation, use or occupancy of the Included Property of any Site in the ordinary course of business that would be shown as current accounts payable on a combined balance sheet for the Sites, prepared in accordance with GAAP, as of immediately prior to the Initial Closing Date. “Accounts Payable” does not include (i) Liabilities which any Party to this Agreement or any party to any Collateral Agreement has agreed to pay or perform pursuant to this Agreement (other than Section 2.8) or such Collateral Agreement or (ii) payables and expenses in respect of events and for periods and portions thereof on and subsequent to the Initial Closing Date.

“Accounts Receivable” means all receivables arising out of the operation, use or occupancy of the Included Property of any Site in the ordinary course of business that would be shown as current accounts receivable on a combined balance sheet for the Sites, prepared in accordance with GAAP, as of immediately prior to the Initial Closing Date.

“Acquiror” has the meaning set forth in the preamble.

“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to the AT&T Parties prior to the execution and delivery of this Agreement.

“Acquiror Indemnified Parties” means Acquiror, the Tower Operator and the Sale Site Subsidiaries (after the Initial Closing), and each of their respective Affiliates, together with their respective members, managers and Representatives.

“Acquiror Indemnified Site Claims” means all Claims (i) to the extent that they relate to or arise out of or are in connection with a claim or demand made by any Person (other than a Party and its Affiliates) in respect of any Acquiror Indemnified Site and (ii) that would not have been incurred by an AT&T Indemnified Party if the Closing Site Designation for such Acquiror Indemnified Site had been the same as the Site Designation for such Acquiror Indemnified Site set forth on the Site List.

“Acquiror Indemnified Sites” means any Sites designated as (i) Pre-Lease Sites on the Closing Site List that were designated as Non-Contributable Sites on the Site List, (ii) Lease Sites on the Closing Site List that were designated as Non-Contributable Sites or Pre-Lease Sites on the Site List or (iii) Assignable Sites on the Closing Site List that were designated as Non-Assignable Sites on the Site List, in each case, with respect to which AT&T has notified Acquiror pursuant to Section 3.1(c) that AT&T disagrees in good faith with such redesignation and with respect to which the applicable Consent has not been received (or in the case of any

Authorization that only requires notice to be delivered to a Person, a Notice has not been delivered to such Person).

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” means the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or more of the voting interests of the Person.

“Agreement” has the meaning set forth in the preamble and shall include, except where the context otherwise requires, all of the attached Schedules and Exhibits and the AT&T Disclosure Letter and the Acquiror Disclosure Letter.

“Allocated Consideration” means, for each Portfolio Site, the amount set forth under the heading “Allocated Consideration” with respect to such Site on Schedule 2.

“Assignable Site” has the meaning set forth in Section 4.1(c).

“Assignment Exception” means, with respect to any Sale Site, any Authorization that must be obtained or satisfied in order for the applicable AT&T Contributor to (a) contribute, convey, assign, transfer or deliver the Included Property or the related Collocation Agreements of such Sale Site to the applicable Sale Site Subsidiary or (b) sell, convey, assign, transfer or deliver all Sale Site Subsidiary Interests to Acquiror.

“AT&T” has the meaning set forth in the preamble.

“AT&T Collocation Space” has the meaning set forth in the MLAs.

“AT&T Collocator” has the meaning set forth in the MLAs.

“AT&T Communications Equipment” means any Communications Equipment at a Site owned or leased and used exclusively by AT&T or one or more of its Affiliates.

“AT&T Contributor(s)” means the Affiliates of AT&T set forth on Schedule 5.

“AT&T Disclosure Letter” means the disclosure letter delivered by the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries to Acquiror prior to the execution and delivery of this Agreement.

“AT&T Improvements,” as to any Site, has the meaning set forth in the MPL (as if “Site” therein has the meaning set forth in this Agreement).

“AT&T Indemnified Parties” means the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries (prior to the Initial Closing) and each of their respective Affiliates, together with their respective members, managers and Representatives.

“AT&T Internal Transfers Agreement” means the AT&T Internal Transfers Agreement, substantially in the form attached as Exhibit O.

“AT&T Newco(s)” has the meaning set forth in the Recitals.

“AT&T Newco Certificate of Formation” has the meaning set forth in Section 2.1(a).

“AT&T Newco Interests” means the issued and outstanding limited liability company membership interests in the AT&T Newcos.

“AT&T Newco LLC Agreement” has the meaning set forth in Section 2.1(a).

“AT&T Newco Separateness Agreement” has the meaning set forth in Section 2.1(a).

“AT&T Parties” means AT&T and the AT&T Contributors.

“AT&T’s Share of Transaction Revenue Sharing Payments” means all Transaction Revenue Sharing Payments other than Tower Operator’s Share of Transaction Revenue Sharing Payments.

“Auction” has the meaning set forth in Section 9.16(a).

“Authorization” means, with respect to any Site, each consent, approval or waiver from, or a notice to or filing with, any Governmental Authority or other Person (including, if applicable, the Ground Lessor under the Ground Lease for such Site), if any, required in order to consummate the transactions contemplated by this Agreement.

“Available Space” as to any Site, has the meaning set forth in the MPL Site MLA or the Sale Site MLA, as applicable.

“Bankruptcy” means a proceeding, whether voluntary or involuntary, under the federal bankruptcy Laws, a foreclosure, an assignment for the benefit of creditors, trusteeship, conservatorship or other proceeding or transaction arising out of the insolvency of a Person or any of its Affiliates or involving the complete or partial exercise of a creditor’s rights or remedies in respect of payment upon a breach or default in respect of any obligation, or any similar proceeding under foreign or state Law.

“Books and Records” means, with respect to each Site, the current books, files and records in the possession of the AT&T Contributors or any of their respective Affiliates to the extent exclusively relating to the Included Property of such Site or the operation of such Site in respect of the Collocation Operations or, to the extent not so exclusively related, appropriate extracts thereof, in all cases with respect to periods prior to the Initial Closing; provided, however, that “Books and Records” shall not include any valuation analysis or other documentation created in connection with the Auction.

“Business Day” means any day other than a Saturday, a Sunday, a federal holiday or any other day on which banks in New York City are authorized or obligated by Law to close.

“Cap” has the meaning set forth in Section 11.5(a).

“Casualty Site” means a Portfolio Site with respect to which physical damage by way of a casualty event has been suffered with respect to such Site prior to the Initial Closing Date as a result of which (i) the Tower on such Site is unusable as a communications tower or (ii) (A) the ability of the Tower on such Site to continue to be usable as a communications tower and (B) the value of such Site is materially impaired.

“Chosen Courts” has the meaning set forth in Section 13.2(a).

“Claims” means any claims, demands, assessments, actions, suits, damages, obligations, fines, penalties, liabilities, losses, adjustments, costs and expenses (including reasonable fees and expenses of attorneys and other appropriate professional advisors).

“Closing” means the Initial Closing, a Subsequent Closing or a Documentary Subsequent Closing, as applicable.

“Closing Date” means, with respect to a particular Closing, the date on which such Closing occurs.

“Closing Site Designations” means the Site Designations set forth on the Closing Site List.

“Closing Site List” has the meaning set forth in Section 3.1(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means the following documents: (i) the MPL, (ii) the MLAs, (iii) the Site Lease Agreements and Memoranda of Site Lease Agreements, (iv) the Tower Operator General Assignment and Assumption Agreement, (v) the Management Agreement, (vi) the Transition Services Agreement, (vii) the Confidentiality Agreement, (viii) the AT&T Internal Transfers Agreement, (ix) the AT&T Newco Separateness Agreements, (x) if a form is agreed to by the Initial Closing pursuant to Section 9.21, the Master Emergency Backup Power Service Agreement and (xi) any other agreements, certificates and documents entered into in connection with the transactions contemplated by this Agreement or the Collateral Agreements.

“Collocation Agreement” means an agreement (other than the MPL) between or among an AT&T Party (or any Affiliate thereof), on the one hand, and a third party (provided, that such third party is not an Affiliate of such AT&T Party (or Affiliate thereof) on the Initial Closing Date), on the other hand, pursuant to which such AT&T Party (or Affiliate thereof) rents or licenses to such third party space at any Site (including space on a Tower), including all amendments, modifications, supplements, assignments and guaranties related thereto as in effect from time to time prior to the Initial Closing; it being understood that in the case of a Master Collocation Agreement, the Collocation Agreement shall be the applicable Site Lease Agreement (including any rights, interests and provisions incorporated therein). For clarity, utility and power-sharing agreements between an AT&T Party or an AT&T Newco (or any Affiliate thereof) and a third party are not Collocation Agreements.

“Collocation Operations” means the operations of the AT&T Contributors and their respective Affiliates of (i) marketing available capacity at any Site, (ii) administering the

Collocation Agreements and (iii) managing the use and occupancy of the Sites by (a) the AT&T Contributors and their respective Affiliates and (b) the Tower Subtenants. For the avoidance of doubt, “Collocation Operations” does not include the provision of wireless or wireline voice and data services.

“Common Stock” has the meaning set forth in Section 7.8(c).

“Communications Equipment” has the meaning set forth in the MPL.

“Competing Transaction” has the meaning set forth in Section 9.16(a).

“Confidentiality Agreement” means the Non-Disclosure Agreement dated June 20, 2013, between AT&T Services, Inc. and Crown Castle International LLC.

“Confirmatory Assignments” has the meaning set forth in Section 2.7(e).

“Consent” means a Consent Agreement executed by the counterparty to which such Consent Agreement was directed without substantive change thereto.

“Consent Agreement” means an agreement provided to a counterparty to a Ground Lease or a Collocation Agreement substantially in the form of Exhibit P, as applicable.

“Consideration” means an amount equal to (i) the Portfolio Sites Fixed Amount less (ii) the sum of (A) the aggregate amount of the Excluded Site Consideration for all Excluded Sites designated as such at the Initial Closing pursuant to Section 4.3(b)(vi) or Section 4.3(b)(vii) or that are deemed to be Excluded Sites pursuant to Section 9.19(b) and (B) the product of (I) the number of Excluded Sites designated as such at the Initial Closing pursuant to Section 4.3(b) (other than clauses (vi) and (vii) thereof and any Portfolio Site that is deemed to be an Excluded Site pursuant to Section 9.19(b)) minus 18, multiplied by (II) the Excluded Site Consideration calculated in accordance with clause (ii) of the definition of “Excluded Site Consideration” with respect to the Excluded Sites designated as such at the Initial Closing pursuant to Section 4.3(b) (other than clauses (vi) and (vii) thereof and any Portfolio Site that is deemed to be an Excluded Site pursuant to Section 9.19(b)).

“Contributable Site” has the meaning set forth in Section 4.1(a).

“Contribution Exception” means, with respect to any MPL Site, any Authorization that must be obtained or satisfied in order for the applicable AT&T Contributor to contribute, convey, assign, transfer and deliver the Included Property and the related Collocation Agreements of such MPL Site to the applicable AT&T Newco.

“Corrective Assignment” has the meaning set forth in Section 2.7(f).

“Data Integration Process” means the process described under the heading “Data Integration Process” on Schedule 6.

“Data Room” means, collectively, the electronic data rooms hosted by Intralinks that were established by AT&T for the transactions contemplated by this Agreement, including all documents and data that are in such data rooms and to which Acquiror or any of its Representatives had access as of the Initial Closing and all documents and data that were in such data rooms at any time on or subsequent to the date on which Acquiror or any of its Representatives first obtained access to such data rooms and to which Acquiror or any of its Representatives had access.

“De Minimis Claim” has the meaning set forth in Section 11.5(a).

“Debt Financing” has the meaning set forth in Section 7.7(b).

“Debt Financing Commitment” has the meaning set forth in Section 7.7(b).

“Debt Financing Sources” means the entities that have committed to provide or otherwise have entered into agreements in connection with the Debt Financing.

“Direct Claim” has the meaning set forth in Section 11.3(c).

“Direct Claim Notice” has the meaning set forth in Section 11.3(c).

“Documentary Subsequent Closing” has the meaning set forth in Section 2.5(b).

“Documentary Subsequent Closing Date” means, as to each Documentary Subsequent Closing, the date on which such Documentary Subsequent Closing occurs.

“Environmental Law” means any federal, state or local statute, Law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or public or workplace health and safety as may now or at any time hereafter be in effect, including the following, as the same may be amended or replaced from time to time, and all regulations promulgated under or in connection with the Superfund Amendments and Reauthorization Act of 1986; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; The Clean Air Act; The Clean Water Act; The Toxic Substances Control Act of 1976; The Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act; The Hazardous Materials Transportation Act; and The Occupational Safety and Health Act of 1970.

“Environmental Site” means a Regional Listed Site or a Non-Regional Listed Site.

“Equity Amount” has the meaning set forth in Section 9.11(a).

“Exception” means a Contribution Exception, Leasing Exception or Assignment Exception.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the following:

(i) all Excluded Sites;

(ii) all AT&T Communications Equipment and AT&T Improvements;

(iii) any of the AT&T Contributors’ or the AT&T Newcos’ right, title or interest in, to and under the Land, other than any fee, leasehold or other interest in such Land granted or transferred to the Tower Operator pursuant to the MPL or the Sale Site Subsidiaries pursuant to this Agreement and the Collateral Agreements;

(iv) any mobile telephone switching office, the switching and related equipment located thereon and any fuel tanks associated with any such office;

(v) all Reserved Property (for so long as it remains Reserved Property);

(vi) any structures (including Shelters and cabinets) on a Site owned and used, and intended for use, exclusively by AT&T or any of its Affiliates other than in the Collocation Operations;

(vii) except as otherwise expressly provided in this Agreement (including with respect to any Governmental Approvals constituting Tower Related Assets), any and all licenses granted by the FCC or any other Governmental Authority to the AT&T Contributors or their respective Affiliates;

(viii) any Accounts Receivable or other receivables of the AT&T Contributors, the AT&T Newcos or the Sale Site Subsidiaries or their respective Affiliates under any Collocation Agreement accruing as to periods and portions thereof ending prior to the Initial Closing Date (for the avoidance of doubt, the foregoing shall not include any receivables or revenue (including site rental revenue, collocation revenue and prepaid rent) relating to or for events and periods and portions thereof on and subsequent to the Initial Closing Date);

(ix) any intellectual property of or used by the AT&T Contributors, the AT&T Newcos or the Sale Site Subsidiaries or their respective Affiliates;

(x) any condemnation or eminent domain proceeds with respect to a taking of any Excluded Site;

(xi) except as otherwise expressly provided in Section 2.8, any cash, cash equivalents or marketable securities and all rights to any bank accounts of the AT&T Contributors or the AT&T Newcos or their respective Affiliates;

(xii) any Claims of AT&T and its Affiliates in respect of any Excluded Asset or Excluded Liability; and

(xiii) any rights to refunds or credits of Taxes relating to the periods before the Initial Closing Date or with respect to which AT&T or its Affiliates have made any payments, in each case to the extent the Taxes have not been indemnified by Acquiror or Tower Operator.

“Excluded Liabilities” means all Liabilities of the AT&T Parties, the AT&T Newcos or the Sale Site Subsidiaries or any of their respective Affiliates, other than Post-Closing Liabilities and Pre-Closing Liabilities. “Excluded Liabilities” shall include the following: (i) any Liability of the AT&T Parties or the AT&T Newcos or any of their respective Affiliates to their employees in their capacity as employers or under any employee benefits or similar plans; (ii) any Liability to the extent based upon, resulting from, related to or arising out of (a) any Excluded Asset, the ownership of any Excluded Asset or the realization of the benefits of any Excluded Asset or (b) the operation, use or occupancy by the AT&T Parties or the AT&T Newcos or any of their respective Affiliates of any properties or assets other than the Included Property of the Sites or the conduct by the AT&T Parties or AT&T Newcos or any of their respective Affiliates of any business or operations other than the operation, use or occupancy of the Included Property of the Sites; (iii) AT&T’s Share of Transaction Revenue Sharing Payments; (iv) any Indebtedness of any AT&T Party or any AT&T Newco or any of their respective Affiliates; (v) except as otherwise expressly provided in this Agreement or the Collateral Agreements, any Liability for any fees or expenses incurred by any AT&T Party or AT&T Newco or any of their respective Affiliates (including the fees and expenses of legal counsel, any accountant, auditor, broker, financial advisor or consultant retained by them or on their behalf) in connection with the preparation, negotiation, execution and delivery of this Agreement or the Collateral Agreements or the consummation of any Closing; (vi) any Accounts Payable; (vii) except as otherwise expressly provided in this Agreement or any Collateral Agreement, any Taxes of any AT&T Party or AT&T Newco or any of their respective Affiliates; and (viii) any Liabilities to pay the premiums for any Tower Bonds in effect at the Initial Closing and any replacements thereof in accordance with Section 9.17.

“Excluded Site” means, at any time of determination, any Portfolio Site designated as or deemed to be an “Excluded Site,” or that is returned to one or more AT&T Parties after the Initial Closing pursuant to Sections 4.3(a), 4.5, 4.6, 4.7 or 4.9, in each case in accordance with the terms of this Agreement.

“Excluded Site Collocation Payments” means, with respect to any Site that is re-designated as or deemed to be an Excluded Site in accordance with this Agreement, any amounts paid to or received by Acquiror, the Tower Operator, any Sale Site Subsidiary or any of their respective Subsidiaries or assigns from and after the Initial Closing Date with respect to such Site (including any payments received by Acquiror, the Tower Operator, any Sale Site Subsidiary or any of their respective Subsidiaries from and after the Initial Closing Date under any Collocation Agreement or the MLA for such Site).

“Excluded Site Consideration” means (i) with respect to each Excluded Site designated as such pursuant to Section 4.3(b)(vi) or Section 4.3(b)(vii) and any Portfolio Site that is deemed to be an Excluded Site pursuant to Section 9.19(b), the greater of (A) the Allocated Consideration for such Portfolio Site set forth on Schedule 2 and (B) $150,000, and (ii) with respect to each Excluded Site designated as such pursuant to Section 4.3(b) (other than clauses (vi) and (vii) thereof and any Portfolio Site that is deemed to be an Excluded Site pursuant to Section 9.19(b)) or that is returned to the AT&T Parties after the Initial Closing pursuant to Sections 4.3(a), 4.5, 4.6, 4.7 or 4.9, the average of the Allocated Consideration set forth on Schedule 2 for all Portfolio Sites designated as Excluded Sites pursuant to Section 4.3(b) (other than clauses (vi) and (vii) thereof and any Portfolio Site that is deemed to be an Excluded Site pursuant to Section 9.19(b)) or that are returned to the AT&T Parties after the Initial Closing pursuant to Sections 4.3(a), 4.5, 4.6, 4.7 or 4.9; provided, however, that if the average calculated pursuant to this clause (ii) is less than $0, the Excluded Site Consideration of each Excluded Site described in this clause (ii) shall be deemed to be $0.

“FAA” means the United States Federal Aviation Administration or any successor federal Governmental Authority performing a similar function.

“FCC” means the United States Federal Communications Commission or any successor Governmental Authority performing a similar function.

“Final Closing Date” has the meaning set forth in Section 4.2(a).

“FIRPTA Certificate” has the meaning set forth in Section 10.2(g).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Approvals” means all licenses, permits, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications, determinations and other authorizations to, from or with any Governmental Authority.

“Governmental Authority” means, with respect to any Person or any Site, any foreign, domestic, federal, territorial, state, tribal or local governmental authority, administrative body, quasi-governmental authority, court, government or self-regulatory organization, commission, board, administrative hearing body, arbitration panel, tribunal or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing, in each case having jurisdiction over such Person or such Site.

“Ground Lease” means, as to any Ground Leased Site, the ground lease, sublease, or any easement, license or other agreement or document pursuant to which an AT&T Contributor, an AT&T Newco or a Sale Site Subsidiary holds a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, sublicense or other interest in such Site, together with any extensions of the term thereof (whether by exercise of any right or option contained therein or by execution of a new ground lease or other instrument providing for the use of such Site), and including all amendments, modifications, supplements, assignments and guarantees related thereto as in effect from time to time prior to the Initial Closing.

“Ground Leased Sites” means all Sites that are not Owned Sites, including all the MPL Sites and the Sale Sites designated as “Leased” on Schedule 1 and Schedule 3, including the Included Property related thereto.

“Ground Leased Sites Land” means, with respect to each Ground Leased Site, the Land leased from the Ground Lessor by the AT&T Contributors, the AT&T Newcos or the Sale Site Subsidiaries, as the case may be.

“Ground Lessor” means, as to any Ground Leased Site, the “lessor”, “sublessor”, “landlord”, “licensor”, “sublicensor” or similar Person under the related Ground Lease, which, in the case of any Schedule 7 Site, may be AT&T or one of its Affiliates.

“Ground Lessor Estoppel” means an estoppel agreement from the Ground Lessor under a Ground Lease for the benefit of the Tower Operator, its successors and assigns, in form and substance reasonably satisfactory to Acquiror and the Tower Operator.

“Ground Lessor Mortgage” means any mortgage, deed of trust or similar Lien encumbering the interest of a Ground Lessor that is superior to the interest of an AT&T Contributor in a Ground Leased Site and that exists prior to the Initial Closing Date.

“Hazardous Material” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls or any hazardous, toxic or dangerous waste, substance or material, in each case, defined as such (or any similar term) or regulated by, in or for the purposes of Environmental Laws, including Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements,” as to any Site, has the meaning set forth in the MPL.

“Included Property” means, with respect to each Site, (i) the Land related to such Site (including the applicable interest in any Ground Lease), (ii) the Tower located on such Site (including the AT&T Collocation Space) and (iii) the related Improvements (excluding AT&T Improvements and any Tower Subtenant’s Improvements) and the Tower Related Assets with respect to such Site; but excluding, in each case of (i), (ii) and (iii), any Excluded Assets and all Tower Subtenant Communications Equipment.

“Indebtedness” means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than Tower Bonds) securing obligations of a type described in clause (i) above to the extent of the obligation secured; and (iii) all liabilities as guarantor of obligations of any other Person of a type described in clauses (i) and (ii) above, to the extent of the obligation guaranteed.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Indemnity Period” means the period during which a claim for indemnification may be asserted pursuant to Article 11 by an Indemnified Party.

“Independent Managers” means, with respect to each AT&T Newco, the Independent Managers as defined in the AT&T Newco LLC Agreement for such AT&T Newco.

“Initial Closing” has the meaning set forth in Section 2.5(a).

“Initial Closing Date” means the date on which the Initial Closing occurs.

“Joinder Agreement” means a Joinder Agreement, in substantially the form attached as Exhibit F, to be executed by each AT&T Newco, each Sale Site Subsidiary and the Tower Operator at the Initial Closing, pursuant to which each AT&T Newco, each Sale Site Subsidiary and the Tower Operator shall agree to become bound by the terms and conditions of this Agreement.

“Knowledge of Acquiror” means the actual knowledge of those individuals set forth in Section 1 of the Acquiror Disclosure Letter.

“Knowledge of the AT&T Parties” means the actual knowledge of those individuals set forth in Section 1.1(a) of the AT&T Disclosure Letter.

“Land” means, with respect to each Site, the tracts, pieces or parcels of land constituting such Site, together with all easements, rights of way and other rights appurtenant thereto.

“Law” means any federal, state, local, foreign or international law, statute, common law, rule, code, regulation, ordinance or Order of, or issued by, any Governmental Authority.

“Lease” means, with respect to the Included Property of a Site, the act of leasing, subleasing, assigning or otherwise granting to the Tower Operator the right of the applicable AT&T Newco to use such Included Property pursuant to the MPL or the Management Agreement, as applicable.

“Lease Site” has the meaning set forth in Section 4.1(b).

“Leasing Exception” means, with respect to any MPL Site, any Authorization that must be obtained or satisfied in order for an AT&T Newco to Lease the Included Property and assign the Collocation Agreements of such MPL Site to the Tower Operator.

“Liabilities” means, with respect to any Person, any and all debts (including interest thereon and any prepayment penalties applicable thereto), obligations, liabilities and Claims, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in such Person’s consolidated financial statements or disclosed in the notes thereto.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, security interest, charge, attachment or encumbrance of any kind in respect of such asset.

“Managed MPL Site” means, at any time of determination, any MPL Site that is a Non-Contributable Site or a Pre-Lease Site.

“Managed Sale Site” means, at any time of determination, any Sale Site that is a Non-Assignable Site.

“Managed Site” means a Managed MPL Site or a Managed Sale Site.

“Management Agreement” has the meaning set forth in the Recitals.

“Master Collocation Agreement” means a Collocation Agreement that permits a Tower Subtenant to occupy space (including on a Tower) at more than one site, which may include sites that are not the subject of the transaction contemplated by this Agreement.

“Master Emergency Backup Power Service Agreement” has the meaning set forth in Section 9.21.

“Master Emergency Backup Power Service Agreement Term Sheet” means the Master Emergency Backup Power Service Agreement Term Sheet attached as Exhibit Q.

“Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is materially adverse to the assets, financial condition or results of operations of the Included Property of the Sites taken as a whole, after giving effect to the transactions contemplated by the MLAs (as if such transactions were in effect on the date of this Agreement); provided, however, that no adverse change or event arising directly or indirectly from or otherwise relating directly or indirectly to any of the following shall be deemed either alone or in combination to constitute, and no such adverse change or event shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally; (ii) the announcement or disclosure of the transactions contemplated by this Agreement; (iii) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets; (iv) changes in GAAP or their application; (v) acts of war, military action, armed hostilities or acts of terrorism; (vi) changes in Law; (vii) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement; (viii) the termination of any Collocation Agreements of the type described on Section 1.1(b) of the AT&T Disclosure Letter; or (ix) any matter identified in Section 10.2(i) of the AT&T Disclosure Letter, unless any of the facts, changes, effects, conditions, developments or occurrences set forth in clauses (i), (iii) or (v) hereof disproportionately impacts or affects the Included Property of the Sites, taken as a whole, as compared to other similar portfolios of communications towers.

“Material Agreement” means each Ground Lease and Collocation Agreement, in each case, as currently amended, modified or supplemented and all assignments and guarantees related thereto and in effect.

“Material Site Non-Compliance Issue” means a Site where (i) any Party or any of their respective Affiliates has received prior to the Initial Closing written notice from a Governmental Authority that such Site was not constructed in compliance with the National Environmental Policy Act of 1970 (“NEPA”) or the National Historic Preservation Act of 1966 (“NHPA”), (ii) as of the date of such notice, such Site is in material non-compliance with NEPA or NHPA and (iii) the reasonably anticipated cost of remedying such non-compliance exceeds $250,000 for such Site.

“Material Site Title Issue” means (i) with respect to any Leased Site, that none of the AT&T Contributors or the AT&T Newcos holds a leasehold interest in such Site or an easement, license, permit or similar agreement to operate such Site or such other possessory interest in such Site or (ii) with respect to any Owned Site, that none of the AT&T Contributors or the Sale Site Subsidiaries holds a fee simple interest in such Site.

“Membership Interest Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(e).

“Memorandum of Site Lease Agreement” means, as to any Site, a Memorandum of Site Lease Agreement in substantially the form attached to the MLAs.

“MLAs” means the MPL Site MLA and Sale Site MLA.

“MPL” has the meaning set forth in the Recitals.

“MPL Site MLA” has the meaning set forth in the Recitals.

“MPL Sites” means the Portfolio Sites set forth in Schedule 1, including the Included Property related thereto, other than any such sites designated as or deemed to be Excluded Sites following the date of this Agreement in accordance with the terms of this Agreement (in each case from and after the date of such designation) and any MPL Sites that are designated as Sale Sites in accordance with Section 4.8.

“Multiple Site Ground Lease” means any Ground Lease applicable to multiple Towers, where at least one of those Towers is located on a Site and at least one of the Towers is not located on a Site.

“Names” means, collectively, all names, marks, trade names and trademarks, whether or not registered.

“National Priorities List” has the meaning set forth in the definition of “Non-Regional Site.”

“NEPA” has the meaning set forth in the definition of “Material Site Non-Compliance Issue.”

“Net Amount” has the meaning set forth in Section 4.3(a).

“NHPA” has the meaning set forth in the definition of “Material Site Non-Compliance Issue.”

“Non-Assignable Site” means any Sale Site that (i) is not an Assignable Site or (ii) is deemed not to be an Assignable Site in accordance with Section 4.3(a), Section 4.4, Section 4.7(b)(i), Section 4.7(c) and Section 4.9(b).

“Non-Compliant Site” means a Portfolio Site (i) that is subject to a Material Site Non-Compliance Issue or (ii) in respect of which an AT&T Party has received written notice from a third party of a possible Material Site Title Issue.

“Non-Contributable Site” means any MPL Site that (i) is not a Contributable Site or (ii) is deemed not to be a Contributable Site in accordance with Section 4.3(a), Section 4.4, Section 4.7(b)(i), Section 4.7(c) and Section 4.9(b).

“Non-Disturbance Agreement” means, as to a Ground Lease for a Site that is subject to a Ground Lessor Mortgage, a non-disturbance agreement from the lender with respect to such Ground Lessor Mortgage, in form and substance reasonably satisfactory to Acquiror, the Tower Operator and, after the Initial Closing, the Sale Site Subsidiaries.

“Non-Regional Listed Site” means a Site that is listed as a proposed site or a final site on the U.S. Environmental Protection Agency’s National Priorities List (the “National Priorities List”), or state equivalent list, other than a Regional Listed Site.

“Non-Surviving Representations and Warranties” means the representations and warranties set forth in Section 5.3(c), Section 5.4(b), Section 5.5 (other than Section 5.5(d)), Section 5.7, Section 5.8, Section 5.9(b), Section 5.11, Section 5.12(a), Sections 6.3(c), Section 7.3, Section 7.4, Section 7.5 and Section 7.7.

“Notice” means a notice provided to a counterparty to a Ground Lease or Collocation Agreement substantially in the form of Exhibit R, as applicable.

“Order” means an administrative, judicial, or regulatory injunction, order, decree, judgment, sanction, award or writ of any nature of any Governmental Authority.

“Owned Sites” means the Sites with respect to which an AT&T Party owns fee simple title in the Land which is part of the such Site, which Sites are designated as “Owned” on Schedule 1 and Schedule 3, including the Included Property related thereto.

“Owned Sites Land” means the Land of Owned Sites.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Liens” means, collectively, (i) Liens in respect of property Taxes or similar assessments, governmental charges or levies that relate solely to the interests of any Ground Lessor in a Site and (A) are not, in the aggregate for all Sites, in excess of $20,000,000 or (B) are not yet due and payable or (C) are being contested in good faith and have been contested in good faith for no longer than 12 months prior to the date of this Agreement, as long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto, (ii) Liens of landlords, laborers, shippers, carriers, warehousemen, mechanics, materialmen, repairmen and other like Liens imposed by Law that relate solely to the interests of a Ground Lessor or a Tower Subtenant in a Site and arise in the ordinary course of business, as long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto, (iii) any easements, rights of public utility companies, rights-of-way, covenants, conditions, licenses, restrictions, reservations of mineral rights (with surface rights being waived) or similar non-monetary encumbrances that do not or would not reasonably be expected to, individually or in the aggregate, materially adversely affect the use or operation of the applicable Site as a communications tower facility, including the rental of such Site to Tower Subtenants, (iv) rights of, or by, through or under, tenants in possession of the applicable Site pursuant to Collocation Agreements, (v) the Ground Leases, (vi) agreements with Governmental Authorities related to the construction, use or operation of a Site, (vii) Zoning Laws and all other Laws related to the use and operation of communications towers similar to the Towers, (viii) Ground Lessor Mortgages, (ix) Collocation Agreements, (x) the Collateral Agreements, (xi) any Lien or right created by Persons other than the AT&T Parties or their respective Affiliates and not caused or consented to by an AT&T Party or its Affiliates, as long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto, (xii) any Lien or right otherwise caused or consented to by Acquiror or Tower Operator after the date of this Agreement and (xiii) without limiting the foregoing, such other matters filed in the public real estate records that do not materially impair the use or operation of such Site as a communications tower site.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a Governmental Authority.

“Portfolio Sites” means the wireless communications sites identified on Schedule 2.

“Portfolio Sites Fixed Amount” means an amount equal to $4,850,000,000.

“Post-Closing Liabilities” means all Liabilities to the extent that they arise out of or relate to or are in connection with the ownership, operation, use, maintenance or occupancy of the Included Property of any Site after the Initial Closing Date, but, with respect to any MPL Site, prior to the expiration or earlier termination of the MPL, including all such payment and performance obligations due under any Ground Lease (other than AT&T’s Share of Transaction Revenue Sharing Payments) or Collocation Agreement after the Initial Closing Date. For the avoidance of doubt, “Post-Closing Liabilities” shall (i) not include any Liabilities to pay the premiums for any Tower Bonds for MPL Sites or except as expressly set forth herein and (ii) include, with respect to any Liabilities that relate to or arise out of or in connection with the ownership, use, operation, maintenance or occupancy of the Included Property of any Site that exist at the Initial Closing, any additional Liabilities relating to, arising out of or in connection with such Liabilities from the continued ownership, use, operation, maintenance or occupancy of the Included Property of such Site after the Initial Closing (it being understood and agreed that “additional Liabilities” shall not mean Liabilities unasserted prior to the Initial Closing).

“Pre-Closing Claims Deductible” has the meaning set forth in Section 11.5(a).

“Pre-Closing Liabilities” means all Liabilities to the extent that they arise out of or relate to or are in connection with the ownership, operation, use, maintenance or occupancy of the Included Property of any Site by the AT&T Parties, the AT&T Newcos or the Sale Site Subsidiaries prior to the Initial Closing Date (whether or not asserted as of or prior to the Initial Closing Date), including all payments due under any Ground Lease or Collocation Agreement (including Liabilities with respect to revenue sharing) prior to the Initial Closing Date, except in each case to the extent taken into account in determining the proration of expenses pursuant to Section 2.8. For the avoidance of doubt, with respect to any Liabilities that arise out of or relate to or are in connection with the operation, use, maintenance or occupancy of the Included Property of any Site by the AT&T Parties, the AT&T Newcos or the Sale Site Subsidiaries that exist at the Initial Closing, “Pre-Closing Liabilities” shall only include such Liabilities as of the Initial Closing, and shall not include any additional Liabilities relating to, arising out of or in connection with such Liabilities from the continued ownership, use, operation, maintenance or occupancy of the Included Property of the Sites after the Initial Closing (it being understood and agreed that “additional Liabilities” shall not mean Liabilities unasserted prior to the Initial Closing).

“Pre-Integration Records” means the information and documentation reasonably necessary in connection with Acquiror’s pre-integration process and activities, which type of information and documentation is set forth on Schedule 6.

“Pre-Lease Site” means any Contributable Site that has an unsatisfied or unaddressed Leasing Exception.

“Preferred Stock” has the meaning set forth in Section 7.8(c).

“Regional Listed Site” means a Site that is listed as a proposed site or a final site on the National Priorities List, or state equivalent list, where (A) the National Priorities List or state equivalent list designation is solely the result of groundwater contamination underlying a geographical region, the applicable Portfolio Site is not a cause of such contamination and the owner or operator of such Site would not reasonably be expected to be required to conduct or fund investigatory or remedial activities responding to such contamination as a result of contamination at such Site and (B) the circumstances or conditions causing such Site to be a Regional Listed Site result in (1) the Tower on such Site being unusable as a communications tower or (2) (I) the ability of the Tower on such Site to continue to be marketable as a communications tower and (II) the value of such Site being materially impaired.

“Registration Statement” has the meaning set forth in Section 7.8(a).

“Regulatory Condition” has the meaning set forth in Section 9.2(a).

“Representations and Warranties Deductible” has the meaning set forth in Section 11.5(a).

“Representatives” means, with respect to a Person, its directors, officers, employees, attorneys, accountants, consultants, bankers, financing sources, financial advisers and any other professionals or agents acting on behalf of any such Person.

“Required Financial Statements” has the meaning set forth in Section 9.13(a).

“Reserved Property” means the Land beneath any mobile telephone switching office and other permanent structures (for the avoidance of doubt, other than a Tower) and any fuel tanks associated with any such office, in each case on the Sites set forth on Schedule 7, and any replacement thereof or substitution therefor with a similar structure for so long as AT&T or any of its Affiliates maintains (without regard to any demolition in connection with the planned replacement thereof or substitution therefor and any period of construction or restoration thereof) such structures or any replacement thereof or substitution therefor with a similar structure.

“Reserved Property Lease” has the meaning set forth in Section 9.19(a).

“Sale Site MLA” has the meaning set forth in the Recitals.

“Sale Site Subsidiary” has the meaning set forth in the Recitals.

“Sale Site Subsidiary Certificate of Formation” has the meaning set forth in Section 2.1(c).

“Sale Site Subsidiary Interests” has the meaning set forth in Section 2.2(e).

“Sale Site Subsidiary LLC Agreement” has the meaning set forth in Section 2.1(c).

“Sale Sites” means the Portfolio Sites set forth in Schedule 3 and any MPL Sites that are designated as Sale Sites in accordance with Section 4.8, including the Included Property relating thereto, other than any such sites designated as or deemed to be Excluded Sites following the date of this Agreement in accordance with the terms of this Agreement (in each case from and after the date of such designation).

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 7.5.

“Schedule 7 Site” has the meaning set forth in Section 9.19(a).

“Shelters” means walk-in ground shelters for purposes of housing Communications Equipment, heating, ventilation and air conditioning units, generators and other equipment related to the use and operation of Communications Equipment; provided that such structure is owned and used, and intended for use, exclusively by the AT&T Contributors or their Affiliates. For the avoidance of doubt, “Shelters” shall not include equipment cabinets.

“Shared Site” means a Site that includes a Tower which is subject to an arrangement for joint ownership or joint control between the applicable AT&T Contributor (or one of its Affiliates) and another Person that is not an AT&T Contributor (or one of its Affiliates). For the avoidance of doubt, a Collocation Agreement shall not be deemed an arrangement for joint control or joint ownership of a Tower.

“Site Designation” means, with respect to any Portfolio Site, the designation of such Portfolio Site into one or more of the following categories of Sites: (i) a Lease Site, (ii) a Pre-Lease Site, (iii) a Non-Contributable Site, (iv) an Assignable Site, (v) a Non-Assignable Site, (vi) an Excluded Site, (vii) a Special Zoning Site, (viii) a Casualty Site, (ix) a Taken Site, (x) a Shared Site, (xi) a Non-Compliant Site subject to a Material Site Non-Compliance Issue, (xii) a

Non-Compliant Site subject to a Material Site Title Issue and (xiii) an Environmental Site. Sites can have more than one designation, as applicable.

“Site Lease Agreement” means, as to any Site, a supplement to the applicable MLA, in substantially the form attached to the applicable MLA.

“Site List” means Schedule 4.

“Sites” means the MPL Sites and the Sale Sites, whether or not a Managed Site, but excluding any Portfolio Sites designated as or deemed to be Excluded Sites in accordance with the terms of this Agreement (in each case from and after the date of such designation).

“Solvent” means, when used with respect to any Person, as of any date of determination, (i) the amount of the “fair value” of the “property” of such Person will, as of such date, exceed the value of all “debts,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Special Zoning Site” means a Site that (i) prior to the Closing with respect to such Site, received a zoning variance, exemption or other similar Order which permits its current use, (ii) would lose such variance, exemption or other Order if the Included Property of such Site were to be Leased to the Tower Operator or transferred to the Sale Site Subsidiaries in the manner contemplated by this Agreement, and (iii) would not lose such variance, exemption or other similar Order if the Included Property of such Site were retained by the AT&T Contributors and managed by the Tower Operator or the Sale Site Subsidiaries in accordance with the terms of the Management Agreement.

“Specified Representations and Warranties” means the representations and warranties set forth in Section 5.1, Sections 5.2(a) and (b), Section 5.10, Section 5.13, Section 5.14, Section 6.1, Section 6.2(a), Section 7.1, Section 7.2(a) and (b), Section 7.6, Section 7.9, Section 7.10, Section 8.1 and Section 8.2.

“Subsequent Closing” has the meaning set forth in Section 2.5(b).

“Subsequent Closing Date” has the meaning set forth in Section 2.6(a).

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (ii) of which such Person is the general partner.

“Taken” means, as to any Portfolio Site, a condemnation, foreclosure, deed in lieu of foreclosure or similar proceeding involving a Lien or Ground Lessor Mortgage that results in (i) the Tower on such Site being unusable as a communications tower or (ii) the ability of the Tower on such Site to continue to be usable as a communications tower being materially impaired and the value of such Site being materially impaired.

“Taken Site” means a Site with respect to which a written notice from a Person (other than a Party or Affiliate thereof) has been received prior to the Initial Closing Date by the AT&T Parties with respect to such Site, which if the claims in such notice are determined to be accurate it would cause such Site to be Taken.

“Target Date” means December 16, 2013.

“Tax” means all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other Governmental Authority, and whether imposed directly by a Governmental Authority or indirectly through any other Person and includes any federal, state, local or foreign income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax, levy, charge, assessment or fee together with any interest, penalty, addition to tax or additional amount imposed by a Governmental Authority or indirectly through any other Person, as well as any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, report, statement, schedule, estimate, claim for refund or other document filed or required to be filed with any Taxing Authority (including any amendment thereof or attachment thereto).

“Taxing Authority” means any Governmental Authority responsible for the imposition or administration of any Tax.

“Term,” as to any Site, has the meaning set forth in the MPL.

“Termination Date” has the meaning set forth in Section 12.1(b).

“Third Party Claim” has the meaning set forth in Section 11.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 11.3(a).

“Title Company” means one or more national title insurance companies (or agents thereof) reasonably designated by Acquiror.

“Title Policies” has the meaning set forth in Section 9.8.

“Tower” or “Towers” means the communications towers on the Sites.

“Tower Bonds” means, collectively, any bonds, letters of credit, deposits or other security interests, in each case, relating to the removal of a Tower from a Site.

“Tower Operator” has the meaning set forth in the Recitals.

“Tower Operator General Assignment and Assumption Agreement” has the meaning set forth in the Recitals.

“Tower Operator Interests” means the issued and outstanding limited liability company membership interests in the Tower Operator.

“Tower Operator Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is materially adverse to the assets, financial condition or results of operations of Acquiror and its Subsidiaries, taken as a whole; provided, however, that no adverse change or event arising directly or indirectly from or otherwise relating directly or indirectly to any of the following shall be deemed either alone or in combination to constitute, and no such adverse change or event shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally, (ii) the announcement or disclosure of the transactions contemplated by this Agreement, (iii) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets, (iv) changes in GAAP or their application, (v) acts of war, military action, armed hostilities or acts of terrorism, (vi) changes in Law or (vii) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, unless any of the facts, changes, effects, conditions, developments, or occurrences set forth in clauses (i), (iii) or (v) hereof disproportionately impacts or affects Acquiror and its Subsidiaries, taken as a whole, as compared to other participants in the industries and businesses in which Acquiror and its Subsidiaries operate.

“Tower Operator’s Share of Transaction Revenue Sharing Payments” means (i) 50% of Transaction Revenue Sharing Payments payable as a result of, or otherwise triggered by, the payment contemplated by Section 2.2(c) and Section 3.2, (ii) 50% of Transaction Revenue Sharing Payments payable as a result of, or otherwise triggered by, the payments of collocation rent or ground rent contemplated by the MLAs and (iii) all “Tower Operator Negotiated Increased Revenue Sharing Payments” under and as defined in the MLAs.

“Tower Related Assets” means, with respect to each Tower, (i) to the extent such rights are assignable or leasable, as the case may be, all rights to any warranties held by the AT&T Contributors or their respective Affiliates exclusively with respect to such Tower (or the related Site), (ii) to the extent such rights are assignable or leasable without Authorization, as the case may be, all rights under any Governmental Approvals (other than Governmental Approvals granted by the FCC or any public utilities commission that are not antenna structure registrations under Part 17 of the FCC rules) held exclusively with respect to the ownership or operation of such Tower (and of the related Sale Site if such Sale Site is an Owned Site), and that are not used by the AT&T Contributors in any part of their respective businesses and operations other than the Collocation Operations, (iii) to the extent such rights are sublicensable or grantable without Authorization, as the case may be, a sublicense or other right to use any Governmental Approvals (other than Governmental Approvals granted by the FCC or any public utilities commission that are not antenna structure registrations under Part 17 of the FCC rules) not held exclusively with respect to, but held in part for the benefit of, the ownership or operation of such Tower (and of the related Site if such Site is an Owned Site) and (iv) all material Books and

Records. For the avoidance of doubt, “Tower Related Assets” does not include any intellectual property or intangible rights or any Excluded Assets.

“Tower Subtenant” means, as to any Site, any Person (other than an AT&T Contributor or an Affiliate of AT&T), that (i) is a “sublessee”, “licensee” or “sublicensee” under any Collocation Agreement affecting the right to use Available Space at such Site (prior to the Initial Closing) or (ii) subleases, licenses, sublicenses or otherwise acquires from the Tower Operator the right to use Available Space at such Site (from and after the Initial Closing).

“Tower Subtenant Communications Equipment” means any Communications Equipment owned or leased by a Tower Subtenant.

“Transaction Revenue Sharing Payment” means any amounts payable, from time to time, to any Ground Lessor, whether as revenue sharing under any Ground Lease, as percentage rent, as an additional lump sum payment, as a fixed periodic increase in rent or otherwise, in each case resulting from the payment contemplated by Section 2.2(c) and Section 3.2, or the payment of rent contemplated by the MLAs; provided, however, that “Transaction Revenue Sharing Payment” shall not include any such payments payable to Acquiror or its Affiliate(s) with respect to any Sites (i) that are owned by Acquiror or its Affiliate(s) or with respect to which Acquiror or its Affiliate(s) is the Ground Lessor immediately prior to the applicable Closing or (ii) that are acquired by Acquiror or its Affiliate(s) after the applicable Closing Date so long as no such payments were paid to the applicable Ground Lessor, or asserted (with a reasonable basis therefor) by the applicable Ground Lessor to be payable to it, with respect to such Sites prior to the acquisition thereof by Acquiror or its Affiliate(s).

“Transfer Tax” means all sales, use, license, value added, documentary, stamp, gross receipts, registration, real estate transfer, conveyance, excise, recording and other similar Taxes and fees.

“Transition Services” has the meaning set forth in Section 9.22.

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Treasury Regulations” shall mean any temporary or final regulations promulgated under the Code.

“Weekly Amount” has the meaning set forth in Section 9.11(b).

“Willful and Intentional Breach” means a breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expect to, cause a breach of this Agreement.

“Zoning Laws” means any zoning, land use or similar Laws, including Laws relating to the use or occupancy of any communications towers or property, building codes, development orders, zoning ordinances, historic preservation laws and land use regulations.

SECTION 1.2 Construction. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa;

(c) any references herein to “$” are to United States Dollars;

(d) any references herein to a specific Section, Schedule or Exhibit shall refer, respectively, to Sections, Schedules or Exhibits of this Agreement;

(e) any references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof;

(f) any use of the words “or”, “either” or “any” shall not be exclusive;

(g) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(h) any references to any agreement by, or obligation of, the AT&T Contributors to take any action pursuant to this Agreement shall be deemed to mean that AT&T will cause the AT&T Contributors to take such action; and

(i) references herein to any gender include each other gender.

SECTION 1.3 Assignments; Transfers of Certain Assets and Liabilities.

(a) Notwithstanding anything in this Agreement or any Collateral Agreement to the contrary, but without limiting any of the AT&T Parties’ or AT&T Newcos’ duties and obligations arising under this Agreement or any Collateral Agreement, neither this Agreement nor any Collateral Agreement shall constitute an assignment, sublease, transfer or other conveyance of any claim, contract, license, lease, sublease or commitment if an attempted assignment, sublease, transfer or other conveyance thereof, without the Authorization of a third-party thereto, would constitute a breach or violation thereof or in any way adversely affect the rights of Acquiror or Tower Operator thereunder, but only to the extent such Authorization has not been obtained.

(b) If any Authorization described in Section 1.3(a) is not obtained, or if any attempt at an assignment, sublease, transfer or other conveyance thereof would be ineffective or would affect the rights of the AT&T Parties thereunder so that Acquiror, Tower Operator or, after the Initial Closing, the applicable Sale Site Subsidiary would not in fact receive all such rights (including all such rights under Collocation Agreements) or would affect the ability of Acquiror, the Tower Operator or, after the Initial Closing, the applicable Sale Site Subsidiary to obtain the benefits and rights contemplated by this Agreement and the Collateral Agreements, the AT&T Parties and the AT&T Newcos shall implement alternative arrangements reasonably acceptable to Acquiror and the AT&T Parties designed to ensure that, after the Initial Closing, Acquiror, Tower Operator and the applicable Sale Site Subsidiary obtain all such benefits and rights and are in the same legal position as they would have been if such Authorization had been obtained, and the Parties acknowledge and agree that the Management Agreement generally is such an alternative arrangement with respect to contracts or agreements applicable to a Managed Site.

(c) To the extent that, on and after the Initial Closing, Acquiror, the Tower Operator or any Sale Site Subsidiary has acquired or assumed in connection with the transactions contemplated by this Agreement and the Collateral Agreements any Excluded Assets or Excluded Liabilities, the AT&T Parties and the AT&T Newcos shall, and shall cause their respective Affiliates to, take all actions reasonably necessary to, and provide all reasonable assistance requested by Acquiror, the Tower Operator or any Sale Site Subsidiary to, effectuate the assignment, transfer, conveyance or delivery of any such Excluded Assets and Excluded Liabilities back to the AT&T Parties or AT&T Newcos, as applicable.

ARTICLE 2

CONTRIBUTION, CONVEYANCE/GRANT OF LEASEHOLD, SUBLEASEHOLD OR

OTHER INTEREST AND CONSIDERATION

SECTION 2.1 Formation of the AT&T Newcos, Sale Site Subsidiaries and Tower Operator.

(a) On or prior to the Initial Closing Date, the applicable AT&T Parties shall: (i) form each AT&T Newco by filing a certificate of formation for such AT&T Newco, in substantially the form set forth in Exhibit H (each, an “AT&T Newco Certificate of Formation”), with the Secretary of State of Delaware, (ii) enter into a limited liability company agreement substantially in the form attached as Exhibit J (each, an “AT&T Newco LLC Agreement”) with the Independent Managers of such AT&T Newco, (iii) enter into a separateness agreement, in substantially the form set forth in Exhibit I (each, an “AT&T Newco Separateness Agreement”), with Acquiror and the AT&T Newcos with respect to each AT&T Newco and (iv) cause each AT&T Newco to be duly qualified in each jurisdiction in which an MPL Site held by such AT&T Newco is located and, in each case, provide Acquiror with evidence of the same.

(b) On or prior to the Initial Closing Date, Acquiror shall: (i) form the Tower Operator by filing a certificate of formation with the Secretary of State of Delaware, (ii) enter into a limited liability company agreement for the Tower Operator and (iii) cause the Tower Operator to be duly qualified in each jurisdiction in which an MPL Site held by the Tower Operator is located and, in each case, provide AT&T with evidence of the same.

(c) On or prior to the Initial Closing Date, the applicable AT&T Parties shall (i) form each Sale Site Subsidiary by filing a certificate of formation, in substantially the form set forth in Exhibit K (each, a “Sale Site Subsidiary Certificate of Formation”), with the Secretary of State of Delaware, (ii) enter into a limited liability company agreement substantially in the form attached as Exhibit L (each, a “Sale Site Subsidiary LLC Agreement”) and (iii) cause such Sale

Site Subsidiary to be duly qualified in each jurisdiction in which a Sale Site is located and, in each case, provide Acquiror with evidence of the same.

SECTION 2.2 Closing Transactions. At the Initial Closing:

(a) With respect to the Contributable Sites, the AT&T Contributors holding such Contributable Sites shall contribute, convey, assign, transfer and deliver to the applicable AT&T Newco, and such AT&T Newco shall acquire, accept and assume from such AT&T Contributors, all of their respective right, title and interest in, to and under the Included Property of such Contributable Sites, the related Collocation Agreements, and all Post-Closing Liabilities with respect to such Contributable Sites, and the AT&T Contributors shall retain responsibility for all Excluded Liabilities and Pre-Closing Liabilities;

(b) With respect to the Assignable Sites, the AT&T Contributors holding such Assignable Sites shall contribute, convey, assign, transfer and deliver to the applicable Sale Site Subsidiary, and such Sale Site Subsidiary shall acquire, accept and assume from such AT&T Contributors, all of their respective right, title and interest in, to and under the Included Property of such Assignable Sites, the related Collocation Agreements and all Post-Closing Liabilities with respect to such Assignable Sites, and the AT&T Contributors shall retain responsibility for all Excluded Liabilities and Pre-Closing Liabilities;

(c) Subject to the adjustments and prorations described in Section 2.8, Acquiror shall pay to AT&T the Consideration in immediately available funds. Such funds shall be delivered by wire transfer to an account designated by AT&T (on behalf of the AT&T Contributors, their Affiliates and the AT&T Newcos) by written notice to Acquiror delivered not later than three Business Days prior to the Initial Closing Date;

(d) With respect to the Lease Sites, the applicable AT&T Newco holding such Lease Sites shall Lease to the Tower Operator the Included Property of such Lease Sites, transfer and assign to the Tower Operator all Collocation Agreements related to such Lease Sites and assign and delegate to the Tower Operator, and the Tower Operator shall accept and assume, all Post-Closing Liabilities with respect to such Lease Sites, in each case, by the execution and delivery of the Tower Operator General Assignment and Assumption Agreement and the MPL;

(e) The applicable AT&T Parties shall sell, convey, assign, transfer and deliver to Acquiror (or one of its Affiliates designated by Acquiror) all of the issued and outstanding limited liability company membership interests in the Sale Site Subsidiaries (collectively, the “Sale Site Subsidiary Interests”) free and clear of all Liens, and Acquiror shall purchase, acquire and assume the Sale Site Subsidiary Interests from the applicable AT&T Parties. Each of the applicable AT&T Parties and Acquiror shall execute and deliver an assignment and assumption agreement, substantially in the form of Exhibit M (the “Membership Interest Assignment and Assumption Agreement”) pursuant to which the Sale Site Subsidiary Interests of the AT&T Parties shall be transferred to Acquiror;

(f) With respect to the Managed Sites, the AT&T Contributors and the AT&T Newcos holding such Managed Sites shall enter into the Management Agreement, and shall assign and delegate to the Tower Operator and the Sale Site Subsidiaries, as applicable, and the

Tower Operator and the Sale Site Subsidiaries, as applicable, shall accept and assume, all Post-Closing Liabilities with respect to such Managed Sites;

(g) The Tower Operator, AT&T and the AT&T Collocators shall enter into the MPL Site MLA and each Sale Site Subsidiary, AT&T and the AT&T Collocators shall enter into the Sale Site MLA;

(h) The AT&T Parties, the AT&T Newcos, the Tower Operator and the Sale Site Subsidiaries shall enter into the Transition Services Agreement;

(i) The AT&T Parties, the AT&T Newcos, the AT&T Collocators, the Sale Site Subsidiaries, Acquiror and the Tower Operator shall duly execute and deliver the certificates and other contracts, documents and instruments required to be delivered under Article 10, including the Collateral Agreements, or in accordance with Section 9.3;

(j) Each Portfolio Site will be designated either as an MPL Site, a Sale Site or an Excluded Site in accordance with the terms of this Agreement; and

(k) AT&T will instruct Intralinks to provide Acquiror with the same access to the Data Room as AT&T has as of the date of this Agreement, including the ability to print and download any documents and data, and control over the content of and access to the Data Room, which access and control shall not expire or terminate earlier than the date that is 90 days following the Initial Closing Date, or will otherwise provide Acquiror with a copy of the materials contained in the Data Room.

SECTION 2.3 Items Excluded from Transaction.

(a) Except for the Post-Closing Liabilities, none of Acquiror, the Tower Operator or any of their respective Affiliates shall assume any Liabilities of the AT&T Parties, the AT&T Contributors, the AT&T Newcos or the Sale Site Subsidiaries as of the Initial Closing.

(b) Notwithstanding anything to the contrary contained herein, as a result of the consummation of the transactions contemplated by this Agreement, neither Acquiror nor the Tower Operator shall lease, acquire or have any rights with respect to, or obligations to the extent relating to, (i) the Excluded Assets, the Excluded Liabilities or the Pre-Closing Liabilities, and (ii) any and all rights or obligations that accrue or shall accrue to the AT&T Contributors or the AT&T Newcos or any of their respective Affiliates under this Agreement or any Collateral Agreement, and none of Acquiror, Tower Operator or, after the Initial Closing, the Sale Site Subsidiaries, shall be liable as between the Parties for any Excluded Liabilities and Pre-Closing Liabilities.

SECTION 2.4 As Is, Where Is. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT (I) IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE PROPERTY BEING CONTRIBUTED, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED BY THE AT&T CONTRIBUTORS, LEASED BY THE AT&T NEWCOS AND ACCEPTED BY THE TOWER OPERATOR IS BEING SO CONTRIBUTED, LEASED, TRANSFERRED AND ACCEPTED “AS IS, WHERE IS,” WITH ALL FAULTS, AND THAT NO AT&T PARTY AND NO AT&T NEWCO IS MAKING ANY REPRESENTATION OR

WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY GIVEN IN THIS AGREEMENT (WHICH SHALL SURVIVE ONLY TO THE EXTENT SET FORTH IN SECTION 11.4, INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE SITES OR THE TOWERS AND EQUIPMENT LOCATED THEREON (OR THE COLLOCATION AGREEMENTS), AND ANY REPRESENTATION OR WARRANTY AS TO THE ENVIRONMENTAL COMPLIANCE OR CONDITION OF THE SITES OR THE INCLUDED PROPERTY AND (II) PURSUANT TO THE MPL AND OTHER COLLATERAL AGREEMENTS, ACQUIROR AND THE TOWER OPERATOR SHALL ASSUME AND PAY, HONOR AND DISCHARGE WHEN DUE IN ACCORDANCE WITH THEIR TERMS ANY AND ALL POST-CLOSING LIABILITIES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT IS INTENDED TO, OR DOES, COVER OR OTHERWISE PERTAIN TO ANY EXCLUDED ASSETS OR EXCLUDED LIABILITIES.

SECTION 2.5 Closing Place and Dates.

(a) Initial Closing. The transactions described in Section 2.2 and Section 3.2 shall take place at a closing (the “Initial Closing”) on the Target Date or on such earlier date as the Parties shall agree on in writing; provided, however, that if the applicable conditions set forth in Article 10 have not been satisfied on or prior to the Target Date, the Initial Closing shall take place on the fifth Business Day following the date that the applicable conditions set forth in Article 10 (other than conditions which are to be satisfied by delivery at the Initial Closing) have been duly satisfied or waived or such other date as the Parties may mutually agree in writing. The Initial Closing shall be held at Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, or such other place upon which the Parties may agree in writing.

(b) Subsequent Closings. The conversion of a Non-Contributable Site into a Contributable Site, a Pre-Lease Site into a Lease Site or a Non-Assignable Site into an Assignable Site subsequent to the Initial Closing Date (each a “Subsequent Closing”) shall occur automatically following the satisfaction or cure of all of the Contribution Exceptions, Leasing Exceptions or Assignment Exceptions, as applicable, with respect to such Sites. For purposes of clarification, a Non-Contributable Site which is converted into a Contributable Site, but for which there are remaining unsatisfied or uncured Leasing Exceptions, shall remain a Pre-Lease Site until such Leasing Exceptions are satisfied or cured. The Parties shall hold a closing (each a “Documentary Subsequent Closing”) pursuant to Section 2.6 to confirm the occurrence of each such conversion. In addition, for purposes of clarification, subject to the terms and conditions of this Agreement, Sale Sites shall be subject to the Sale Site MLA and MPL Sites shall be subject to the MPL Site MLA.

SECTION 2.6 Documentary Subsequent Closings; Contributions to AT&T Newcos.

(a) The Parties shall hold a Documentary Subsequent Closing on such dates as either AT&T or Acquiror may reasonably request (but in no event shall a Documentary Subsequent Closing be held on a day that is not a Business Day or more frequently than once every 30 days or other interval as agreed to in writing by the Parties), subject to the requesting Party providing the other Parties with at least five Business Days’ notice prior to the date of such Documentary Subsequent Closing; provided that the effective Closing Date for each Site that is converted from a Non-Contributable Site to a Contributable Site, from a Pre-Lease Site to a Lease Site or from a Non-Assignable Site to an Assignable Site shall be the date of the Subsequent Closing for such Site (each, a “Subsequent Closing Date”).

(b) At each Documentary Subsequent Closing, each Party shall execute and deliver to the other Parties, as applicable, (i) amended schedules and exhibits to the MPL, (ii) amended schedules and exhibits to the applicable MLA, (iii) amended schedules and exhibits to the Management Agreement, (iv) with respect to each Site that is converted into an Assignable Site at such Documentary Subsequent Closing, the documentation necessary to evidence the sale, conveyance, assignment, transfer and delivery of (A) the applicable AT&T Contributor’s right, title and interest in, to and under such Site, the Included Property of such Site and any other assets and property that would transfer at such time if the date of such Documentary Subsequent Closing had been the date of the Initial Closing and (B) such other assets or property in which the AT&T Contributors continue to have rights, (v) with respect to each Site that is converted into a Lease Site at such Documentary Subsequent Closing, the documentation necessary to evidence (A) the Lease to the Tower Operator of the applicable Included Property and the transfer and assignation of all applicable Collocation Agreements and (B) the assignment and assumption of all applicable Post-Closing Liabilities, (vi) with respect to each Site that is converted into a Contributable Site at such Documentary Subsequent Closing, the documentation necessary to evidence the contribution, conveyance, assignment, transfer and delivery to the applicable AT&T Newco of the applicable AT&T Contributor’s right, title and interest in, to and under the Included Property of such Site and the applicable Collocation Agreements and Post-Closing Liabilities, (vi) amended schedules or exhibits to all other applicable Collateral Agreements and (vii) such other agreements and documents as contemplated by Section 2.6(c).

(c) In addition, at each Documentary Subsequent Closing, if, with respect to any Non-Contributable Site or Non-Assignable Site, the Contribution Exceptions, Assignment Exceptions or other matters that have caused such Site to be a Managed Site, as applicable, with respect to such Site have been corrected or addressed since the previous Documentary Subsequent Closing or the Initial Closing, as applicable, then the AT&T Contributors shall on the terms set forth in this Agreement, contribute, convey, assign, transfer and deliver to the applicable AT&T Newco in the case of a Contributable Site, or to the applicable Sale Site Subsidiary in the case of an Assignable Site, all of their respective right, title and interest in, to and under the Included Property of such Sites and the related Collocation Agreements by the execution and delivery of the instruments of conveyance and assignment as may be reasonably necessary for the AT&T Contributors to contribute, convey, assign, transfer and deliver to such AT&T Newco or Sale Site Subsidiary, as applicable, all of their respective right, title and interest in, to and under the Included Property of such Sites and the related Collocation Agreements and amended schedules or exhibits to all applicable Collateral Agreements, in each case, in form and substance reasonably acceptable to the Parties.

SECTION 2.7 Preparation of Closing Documents.

(a) The AT&T Parties shall prepare (using the information set forth on the Site List or the Closing Site List, as applicable) and, if applicable, notarize all the Collateral Agreements and all the exhibits to the Collateral Agreements (except for the Site Lease Agreements and Memorandum of Site Lease Agreements, which shall be prepared in accordance with Section 2.7(b)) for the Initial Closing, in each case in form and substance reasonably satisfactory to Acquiror and, to the extent applicable, in form sufficient for recordation.

(b) The Site Lease Agreement applicable to each of the Sites shall be prepared in accordance with the MPL Site MLA and the Sale Site MLA, as applicable. For each Lease Site, following the Initial Closing, the AT&T Collocators and the Tower Operator shall each have the right, at its sole cost and expense, to cause a Memorandum of Site Lease Agreement to be filed in the appropriate county or other local property records (unless the Ground Lease for any applicable Lease Site prohibits such recording) to provide constructive notice to third parties of the existence of the applicable MLA and shall promptly thereafter provide or cause to be provided in electronic form a recorded copy of same to the other Parties.

(c) In addition to and not in limitation of any other provision of this Agreement, the Parties shall have the right to review and make corrections, if necessary, to any Memorandum of Site Lease Agreement or any exhibit thereto. After making such corrections, the Party that recorded the Memorandum of Site Lease Agreement shall re-record such Memorandum of Site Lease Agreement to reflect such corrections, at the sole cost and expense of the Party that requested such correction, and shall promptly provide in electronic form a recorded copy of same to the other Party.

(d) The Parties shall cooperate with each other to cause changes to be made in the Memorandum of Site Lease Agreement for each Site, if such changes are requested by either Party to evidence any changes in the description of the Lease Site respecting such Site or equipment or improvements thereof as may be agreed by the Parties, and the Party that requested such changes to the Memorandum of Site Lease Agreement shall record same at its sole cost and expense and shall promptly provide in electronic form a recorded copy of same to the other Party.

(e) From and after the date of this Agreement, if the public land records do not reflect the current AT&T Contributor as the named tenant of record under a Ground Lease (or the named owner of an Owned Site), and any Ground Lessor Estoppel or other documentation obtained or prepared in connection with the transactions contemplated hereby does not cure this condition, Acquiror shall notify the AT&T Contributors and the AT&T Parties shall execute and deliver to Acquiror such documentation as Acquiror may prepare and as is reasonably necessary to correct the public land records with respect to such ownership (the “Confirmatory Assignments”); provided, however, that the execution and delivery of any Confirmatory Assignment shall not be a condition to any Closing.

(f) Acquiror shall prepare, and, at Acquiror’s reasonable request, the AT&T Parties shall use commercially reasonable efforts to cooperate with Acquiror to execute, deliver and record, all intermediate assignments from the original lessee under a Ground Lease to the applicable AT&T Contributor that currently holds such Ground Lease that have not been recorded in the public land records (the “Corrective Assignments”), in each case in form and substance reasonably satisfactory to Acquiror and in form sufficient for recordation; provided, however, that the execution and recordation of such Corrective Assignments shall not be a condition to any Closing. To the extent requested by Tower Operator and the Sale Site Subsidiaries, the AT&T Contributors shall assist the Tower Operator and the Sale Site Subsidiaries in the preparation of the Corrective Assignments. The AT&T Contributors shall submit to the Tower Operator and the Sale Site Subsidiaries, as applicable, an invoice for, and the Tower Operator and the Sale Site Subsidiaries, as applicable, shall reimburse the AT&T Contributors for, their reasonable out-of-pocket costs and expenses incurred in assisting in the preparation of any Corrective Assignments.

(g) If, prior to or after the applicable Closing, any Party identifies, in its reasonable judgment, any corrections to any Site Lease Agreement, Memorandum of Site Lease Agreement, Confirmatory Assignment, Corrective Assignment, Ground Lessor Estoppel, Non-Disturbance Agreement or other recorded document, such Party shall promptly notify the other Party and the Parties shall cooperate in good faith to effect an appropriate correction to that document and, if such document is a recorded document, to promptly record such corrected document in accordance with Section 2.9.

SECTION 2.8 Prorating of Expenses. Except as otherwise provided in the MPL and the MLAs, as of the Initial Closing Date, prorations of receivables, payables, expenses, revenue and property or ad valorem Taxes relating to the use, occupancy and operation of the Included Property of the Sites shall be made on an accrual basis, with the AT&T Contributors being obligated to make any payments in respect of payables and expenses (including ground rent payments under Ground Leases), and being entitled to retain any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events and for periods and portions thereof prior to the Initial Closing Date, and the Tower Operator or the Sale Site Subsidiaries, as applicable, being obligated to make any payments in respect of payables and expenses (including ground rent payments under Ground Leases, except as set forth in the following proviso), and being entitled to receive any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events and for periods and portions thereof on and subsequent to the Initial Closing Date; provided, however, that (a) the AT&T Contributors shall not be entitled to any reimbursement, credit or payment for or any prorated benefit from, and the Tower Operator and the Sale Site Subsidiaries, as applicable, shall be entitled to retain and benefit from, any prepayments of ground rent under Ground Leases and (b) the Tower Operator and the Sale Site Subsidiaries shall not be entitled to any credit or payment for or any prorated benefit from, and the AT&T Contributors shall be entitled to retain any benefit from, any prepayment of rent under Collocation Agreements, in each case of (a) and (b), where such prepayments, when made, were on account of periods of 12 months or more (including, for the avoidance of doubt, with respect to periods and portions thereof on and subsequent to the Initial Closing Date). The Parties shall work in good faith to determine and finalize any amounts due under this Section 2.8 prior to the Initial Closing Date. The net amount of the prorations set forth in this Section 2.8 shall be credited to (or debited from) the Consideration payable by Acquiror at the Initial Closing. For purposes of this Section 2.8, Taxes shall be accrued in accordance with Section 11.1(a)(iii).

SECTION 2.9 Recordation; Signage.

(a) The AT&T Parties and the AT&T Newcos acknowledge and agree that, from and after the Initial Closing Date, Acquiror, the Tower Operator and the Sale Site Subsidiaries shall be permitted to record and, if necessary, re-record any documents (including any Site Lease Agreement, Memorandum of Site Lease Agreement (unless the Ground Lease for any applicable Lease Site or any Collocation Agreement prohibits such recording), Corrective Assignment, Confirmatory Assignment, Ground Lessor Estoppel or Non-Disturbance Agreement) that are necessary or desirable to give effect to the transactions contemplated by this Agreement and the Collateral Agreements, in each case without any prior notice to or the prior consent of any AT&T Party or any AT&T Newco.

(b) Prior to the recordation or re-recordation of any document, to the extent reasonably practicable, the Tower Operator or Sale Site Subsidiaries, as applicable, shall cause a copy thereof to be delivered to AT&T, and the Tower Operator or Sale Site Subsidiaries, as applicable, shall further cause a copy of the recorded or re-recorded document to be delivered to AT&T promptly after recordation thereof. The AT&T Parties and the AT&T Newcos shall execute all documents reasonably requested by the Tower Operator or Sale Site Subsidiaries to effect any such recordation or re-recordation and shall cooperate with the Tower Operator or Sale Site Subsidiaries, as applicable, in pursuing such recordation or re-recordation. The AT&T Contributors shall submit to the Tower Operator or Sale Site Subsidiaries, as applicable, an invoice for, and the Tower Operator or Sale Site Subsidiaries, as applicable, shall reimburse the AT&T Contributors and the AT&T Newcos for, their reasonable out-of-pocket costs and expenses incurred in cooperating with the Tower Operator or Sale Site Subsidiaries, as applicable, in pursuing such recordation or re-recordation.

(c) The Tower Operator and Sale Site Subsidiaries shall, from and after the Initial Closing Date, have the right to place, at their sole cost and expense, signage on any Site to put third parties on notice of its interest in such Site, subject to compliance with applicable Laws and any Ground Lease applicable to such Site in question.

SECTION 2.10 Taxes; Bulk Sales.

(a) Taxes. Except as expressly provided in this Agreement, the MPL or the MLAs, the AT&T Contributors shall be responsible for and shall pay all Taxes to the extent attributable to the ownership of the Sites or the Included Property of the Sites by any AT&T Party, any AT&T Newco or any third party (other than Tower Operator, any Affiliate of Tower Operator, any direct or indirect transferee of Tower Operator or of any Affiliate of Tower Operator, or any Tower Subtenant), and the Tower Operator and Sale Site Subsidiaries shall be responsible for and shall pay all Taxes to the extent attributable to the possession or operation of the Sites or the Included Property of the Sites or the ownership, possession or operation of any assets on the Sites by any Person described in the immediately preceding parenthetical clause. For the avoidance of doubt, except as expressly set forth in the MPL or the MLAs, each Party shall be responsible for Taxes imposed on its own income and no Party shall be entitled to indemnification for Taxes imposed on income.

(b) Payment. Acquiror agrees that the payment contemplated by Section 2.2(c) and Section 3.2 to be made by Acquiror is non-refundable and that Acquiror shall not have any right of abatement, reduction, setoff, counterclaim, rescission, recoupment, refund, defense or deduction with respect thereto, including in connection with any event of default by the AT&T Parties, the AT&T Newcos or their respective Affiliates or any casualty or condemnation, in each case except as otherwise contemplated by this Agreement or the Collateral Agreements.

(c) Bulk Sales. Acquiror and the AT&T Contributors hereby waive compliance by Acquiror and the AT&T Contributors with the provisions of the “bulk sales,” “bulk transfer” and similar Laws; provided, however, that such waiver is not intended to preclude the AT&T Contributors from claiming bulk sale or bulk transfer treatment on the transfer of the assets to the AT&T Newcos and Sale Site Subsidiaries.

(d) Tax Cooperation. The Parties will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Sale Site Subsidiaries and Included Property transferred pursuant to this Agreement (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Claims relating to any Tax. Any expenses incurred in furnishing such information or assistance will be borne by the Party requesting it.

(e) Income Tax Treatment. It is intended that, solely for United States federal (and other applicable) income Tax purposes, Acquiror will be treated as purchasing the Sale Sites (or, as applicable, the interests in the Sale Sites held by the AT&T Contributors and the AT&T Newcos) pursuant to this Agreement on the Initial Closing Date, and each of Acquiror, AT&T and their Affiliates will file all Tax Returns consistent with such treatment. Each of the Parties agrees that it shall (i) be bound by the allocation of the consideration set forth in Section 2.10(g) of this Agreement and Exhibits C and D of the MPL for purposes of determining Taxes (but not for any other purpose), (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, except as otherwise required by Law or an Order. If such allocation is disputed by any Governmental Authority with taxing authority, the Party receiving notice of such dispute shall promptly notify the other Parties of such dispute. In addition, the Parties acknowledge and agree that the MPL and the Management Agreement are each intended to be treated for U.S. federal income Tax purposes as a lease between the applicable AT&T Party, the AT&T Newcos and Tower Operator, as applicable, with respect to the MPL Sites and the Managed Sites (excluding any Managed Sale Site), as applicable, and the Parties further agree to not take any position on any Tax Return that is inconsistent with such treatment, except as otherwise required by Law or an Order.

(f) Transfer Taxes. All Transfer Taxes imposed as a result of the sale of the Sale Sites (or, as applicable, the interests in the Sale Sites held by the AT&T Contributors and the AT&T Newcos) pursuant to this Agreement shall be borne equally by the AT&T Contributors, on the one hand, and Tower Operator, on the other hand. Such Transfer Taxes shall be governed by the rules and procedures set forth in Section 22(d) of the MPL (substituting references to “AT&T Contributors” in place of references to “AT&T Lessors”). For the avoidance of doubt,

Acquiror and the Tower Operator shall have no responsibility for any Transfer Taxes with respect to a Site imposed with respect to transfers exclusively between AT&T and its Affiliates.

(g) Tax Allocations. Subject to Section 1.3, Section 2.8 and Article 3, the Parties agree that the Consideration shall be allocated for Tax purposes among each of the Tranches of Sites (as defined in the MPL) and the Sale Sites in accordance with an appraisal by PricewaterhouseCoopers LLP of the aggregate value of all of the Tranches of Sites (as defined in the MPL) and the Sale Sites, all as determined as of the Initial Closing Date. Any refund payments made pursuant to Article 4 shall, to the fullest extent permitted by applicable Law, be treated for all Tax purposes as adjustments to the Consideration and allocations required by the preceding sentence.

SECTION 2.11 Integrated Transactions. The Parties acknowledge and agree that: (i) the transactions contemplated by this Agreement and the Collateral Agreements are dependent upon one another, (ii) the Parties would not have entered into this Agreement and the Collateral Agreements unless this Agreement and all of the Collateral Agreements were being entered into as and when contemplated and (iii) this Agreement and the Collateral Agreements are to be treated as a single integrated and indivisible agreement for all purposes, including the Bankruptcy of any Party.

ARTICLE 3

SITE LISTS; PAYMENT OF CONSIDERATION

SECTION 3.1 Site Lists.

(a) AT&T has prepared in good faith and delivered to Acquiror, and Acquiror has reviewed, the Site List attached hereto as Schedule 4, which categorically identifies, as of the date of this Agreement, (i) all Lease Sites, (ii) all Pre-Lease Sites, (iii) all Non-Contributable Sites, (iv) all Assignable Sites, (v) all Non-Assignable Sites, (vi) all Excluded Sites (specifying whether any such Excluded Sites are Shared Sites, Casualty Sites, Taken Sites, Non-Compliant Sites, Environmental Sites, Portfolio Sites subject to Transaction Revenue Sharing Payments or are otherwise Excluded Sites pursuant to clause (vii) of Section 4.3(b)), (vii) all Special Zoning Sites, (viii) all Casualty Sites, (ix) all Taken Sites, (x) all Shared Sites, (xi) all Non-Compliant Sites subject to a Material Site Non-Compliance Issue, (xii) all Non-Compliant Sites subject to a Material Site Title Issue and (xiii) all Environmental Sites (specifying whether any such Excluded Sites are Regional Listed Sites or Non-Regional Listed Sites).

(b) At least 10 Business Days prior to the Initial Closing Date, Acquiror shall prepare in good faith and deliver to AT&T an updated list (the “Closing Site List”) which categorically identifies, as of the date thereof, (i) all Lease Sites, (ii) all Pre-Lease Sites, (iii) all Non-Contributable Sites, (iv) all Assignable Sites, (v) all Non-Assignable Sites, (vi) all Excluded Sites (specifying whether any such Excluded Sites are Shared Sites, Casualty Sites, Taken Sites, Non-Compliant Sites, Environmental Sites, Portfolio Sites subject to Transaction Revenue Sharing Payments, Portfolio Sites that are deemed to be Excluded Sites pursuant to Section 9.19(b) or are otherwise Excluded Sites pursuant to clause (vii) of Section 4.3(b)), (vii) all Special Zoning Sites, (viii) all Casualty Sites, (ix) Taken Sites, (x) all Shared Sites, (xi) all Non-Compliant Sites subject to a Material Site Non-Compliance Issue, (xii) all Non-Compliant Sites

subject to a Material Site Title Issue and (xiii) all Environmental Sites (specifying whether any such Excluded Sites are Regional Listed Sites or Non-Regional Listed Sites). To facilitate the preparation of the Closing Site List by Acquiror, the AT&T Parties shall use commercially reasonable efforts to promptly provide Acquiror, following reasonable advance notice, with such documentation and information and reasonable access during normal business hours to such employees of, or professionals retained by, the AT&T Parties and their respective Affiliates as Acquiror may reasonably request and that is reasonably necessary in order for Acquiror to prepare the Closing Site List; provided that such access shall not unreasonably interfere with the business operations of the AT&T Parties and their respective Affiliates.

(c) If Acquiror designates on the Closing Site List (i) any Sites as Pre-Lease Sites that were designated as Non-Contributable Sites on the Site List, (ii) any Sites as Lease Sites that were designated as Non-Contributable Sites or Pre-Lease Sites on the Site List, (iii) any Sites as Assignable Sites that were designated as Non-Assignable Sites on the Site List or (iv) any Portfolio Sites as Excluded Sites that were not designated as Excluded Sites on the Site List, and AT&T, in good faith, disagrees with such redesignation, AT&T will notify Acquiror in writing at least five Business Days prior to the Initial Closing that AT&T so disagrees. Each such notification shall describe in reasonable detail the reasons for AT&T’s disagreement.

(d) For the avoidance of doubt, the Parties agree that, except for Acquiror’s and the AT&T Parties’ covenants or other obligations expressly set forth in this Section 3.1, the matters described in this Section 3.1 shall not be considered as representations, warranties, covenants or obligations of Acquiror or AT&T under this Agreement.

SECTION 3.2 Payment of Consideration. At the Initial Closing, Acquiror shall pay for the account of the AT&T Newcos or the AT&T Parties, as applicable, by wire transfer to an account designated by AT&T, as consideration for (a) the Lease of the Lease Sites and the Included Property of the Lease Sites (including the related Collocation Agreements), (b) the specified rights with respect to the Managed Sites and the Included Property of the Managed Sites (including the related Collocation Agreements) and (c) the Sale Site Subsidiary Interests, a cash amount equal to the Consideration as required by Section 2.2(c).

SECTION 3.3 Allocation of Rent.

(a) At or prior to the Initial Closing, AT&T shall cause to be delivered to the Tower Operator a draft of Exhibit D to the MPL. The method of allocating the prepaid rent for an MPL Site among the years in the applicable lease term as required for such Exhibit D shall be within the safe harbors permitted by Section 467 of the Code and Treasury Regulation §1.467-3(c)(3) and otherwise as proposed by AT&T in a draft of such Exhibit D, and AT&T’s draft of such Exhibit D shall be incorporated into the MPL.

(b) At or prior to the Initial Closing, AT&T shall cause to be delivered to the Tower Operator a draft of Exhibit C to the MPL. The allocation of Rent and Pre-Lease Rent as required for such Exhibit C shall be consistent with the requirements of Section 2.10(g) of this Agreement and otherwise as proposed by AT&T in such draft of Exhibit C, and AT&T’s draft of such Exhibit C shall be incorporated into the MPL.

ARTICLE 4

OTHER PROCEDURES FOR SITES

SECTION 4.1 Contributable Sites; Lease Sites; Assignable Sites.

(a) If (i) there are no Contribution Exceptions with respect to an MPL Site or (ii) all of the Contribution Exceptions with respect to an MPL Site have been corrected or addressed, then, except as otherwise provided in this Article 4, such Site shall thereafter be deemed to be a “Contributable Site”; provided, however, that a Special Zoning Site shall not be deemed a Contributable Site.

(b) With respect to each Contributable Site, if (i) there are no Leasing Exceptions with respect to such Site or (ii) all of the Leasing Exceptions with respect to such Site have been corrected or addressed, then, except as otherwise provided in this Article 4, such Site shall thereafter be deemed to be a “Lease Site”.

(c) If (i) there are no Assignment Exceptions with respect to a Sale Site or (ii) all of the Assignment Exceptions with respect to a Sale Site have been corrected or addressed, then, except as otherwise provided in this Article 4, such Site will thereafter be deemed to be an “Assignable Site”; provided, however, that a Special Zoning Site shall not be deemed an Assignable Site.

SECTION 4.2 Certain Procedures with Respect to Identifying and Curing Exceptions.

(a) From and after the date of this Agreement until the date that is 18 months after the Initial Closing Date (the “Final Closing Date”), the Parties shall coordinate and cooperate in good faith to identify and cure any and all Exceptions and to cause the conversion of any Managed Sites to Lease Sites or Assignable Sites, as applicable. Notwithstanding the foregoing, (i) Acquiror shall have principal responsibility for devising and implementing the strategy for curing any and all Exceptions (other than with respect to Consents to be obtained from AT&T Subsidiaries or with respect to the Tower Subtenants referred to in Section 4.2 of the AT&T Disclosure Letter); provided that the implementation of such strategy shall be subject to the prior written consent of AT&T, such consent not to be unreasonably withheld, delayed or conditioned, (ii) with respect to Consents to be obtained from AT&T Subsidiaries or the Tower Subtenants referred to in Section 4.2 of the AT&T Disclosure Letter, the Parties shall coordinate and cooperate in good faith to devise and implement the strategy for obtaining such Consents, (iii) Acquiror shall be permitted to unilaterally prepare and deliver (and re-deliver) Consent Agreements and receive Consents from and after the date of this Agreement (other than with respect to those Persons described in clause (ii) above, with respect to which the Parties shall coordinate and cooperate in good faith in preparing and delivering (and re-delivering) Consent Agreements and receiving Consents), (iv) the AT&T Parties and their respective representatives shall not unilaterally prepare and deliver (and re-deliver) Consent Agreements or receive Consents, or otherwise unilaterally initiate contact with any Person for the purpose of discussing such Consent Agreements and Consents without the prior written consent of Acquiror, such consent not to be unreasonably withheld or delayed (it being understood that the AT&T Parties and their respective representatives shall participate in preparing and delivering (and re-delivering) Consent Agreements and receiving Consents to and from those Persons referred to in clause (ii) above); provided, however, that the Parties and their respective representatives may receive unsolicited communications from any Person regarding any of the foregoing matters; and (v) Acquiror shall, in the case of each Authorization that requires only notice to be delivered to a Person, use commercially reasonable efforts to deliver a Notice to each such Person as promptly as reasonably practicable after the date of this Agreement. If the AT&T Parties or their respective representatives receive unsolicited communications from any Person regarding any of the foregoing matters, the AT&T Parties and their respective representatives (i) shall, to the extent reasonably practicable, direct any Person that initiates contact with the AT&T Parties or their respective representatives to contact Acquiror and (ii) may respond to any unsolicited communications that are non-written. Acquiror shall exercise its rights under this Section 4.2(a) in a manner that does not unreasonably interfere with the business activities or relationships of the AT&T Parties.

(b) Except for preparing and delivering (and, if applicable, re-delivering) Notices and Consent Agreements and receiving Consents, from the date of this Agreement until the Initial Closing Date, Acquiror shall (i) not initiate contact (A) with any Ground Lessor other than for the purpose of soliciting Consents and (B) with any Ground Lessor or any other Person in connection with any notices or requests for consents to assignments, transfers, leases and subleases of Ground Leases, in each case without first affording AT&T a reasonable opportunity to participate in such contact, (ii) include AT&T in any written communications with any such Person, (iii) to the extent reasonably practicable, not engage in any telephone conversations with any such Person without a representative of AT&T having been invited to participate on such call, and if a representative of AT&T is not on such call, promptly following the conclusion of such call, notify AT&T of any such telephone conversations, (iv) obtain approval from AT&T for the content of any such communications, such approval not to be unreasonably withheld, delayed or conditioned and (v) provide AT&T with copies of all written or other communications from such Persons. With respect to the receipt of written and telephone communications from any Person in connection with identifying and curing Exceptions and causing the conversion of any Managed Sites to Lease Sites or Assignable Sites, as applicable, including the receipt of Consents and any other responses to notices or requests for consents to assignments, transfers, leases and subleases of the Ground Leases, Acquiror shall, in consultation with AT&T, establish a return mailing address or addresses and a telephone hotline number or numbers as determined by Acquiror in consultation with AT&T. From the date of this Agreement until the Initial Closing Date, AT&T shall be permitted to have its representatives present at the facilities established by Acquiror to receive and review any such responses. Notwithstanding anything to the contrary in this Section 4.2, the provisions of Sections 4.2(a) and (b) (other than the first sentence of Section 4.2(a)) shall not apply with respect to any Authorization required under the organizational documents of any AT&T Subsidiary, for which AT&T shall (1) be solely responsible for devising and implementing the strategy for obtaining any such Authorizations and (2) use commercially reasonable efforts to obtain any such Authorizations as promptly as reasonably practicable following the date of this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, from and after the Final Closing Date, Acquiror, the Tower Operator and the Sale Site Subsidiaries may, in their respective discretion, continue any efforts, from time to time, to cure any remaining

Exceptions, and the AT&T Parties and the AT&T Newcos shall execute and deliver to Acquiror, the Tower Operator or the Sale Site Subsidiaries, as applicable, such documentation as Acquiror, the Tower Operator or the Sale Site Subsidiaries may prepare and as may be reasonably requested by Acquiror, the Tower Operator or the Sale Site Subsidiaries, as applicable, from time to time with respect thereto, including execution of the documents required for additional Documentary Subsequent Closings. The Tower Operator or Sale Site Subsidiaries, as applicable, shall reimburse the AT&T Contributors and the AT&T Newcos for their reasonable out-of-pocket costs and expenses related to providing assistance pursuant to this Section 4.2(c) after the Final Closing Date.

(d) Following the cure of any Exceptions with respect to a Site, the Party that obtained the Authorization that resulted in such cure shall provide written notice to the other Parties, identifying the Site together with the related Exceptions that were cured and containing a brief statement regarding how such Exceptions were cured.

(e) Between the date of this Agreement and the Initial Closing, Acquiror shall not, and shall cause its Affiliates and its and their respective officers, directors, employees and representatives not to, take any actions designed and a purpose of which is to cause third parties to provide notices that any Portfolio Site is a Taken Site or a Non-Compliant Site.

(f) To the extent reasonably requested by Acquiror, the Tower Operator or, after the Initial Closing, the Sale Site Subsidiaries, the Parties shall take all actions and execute all documents, in each case, reasonably necessary to ensure that, in the event a Portfolio Site was incorrectly designated as of immediately prior to the Initial Closing on the Closing Site List, Acquiror, the Tower Operator and the applicable Sale Site Subsidiary are, subject to the proviso at the end of this sentence, put in the same legal position as they would have been in had such Portfolio Site been correctly designated on the Closing Site List, including, in the event any Site has been re-designated as a Managed Site from its original Site Designation on the Closing Site List, to rescind the transaction that occurred with respect to such Site at the Initial Closing under this Agreement and the Collateral Agreements; provided, however, that, in connection with this Section 4.2(f), in no event shall (A) a Portfolio Site designated on Schedule 1 as an MPL Site be re-designated as a Sale Site, (B) a Portfolio Site designated on Schedule 3 as a Sale Site be re-designated as an MPL Site, (C) any Site not designated as a Shared Site, Casualty Site, Taken Site, Non-Compliant Site or Environmental Site at the Initial Closing be re-designated as such after the Initial Closing or (D) any Site not designated or deemed to be an Excluded Site at the Initial Closing in accordance with the terms of this Agreement be re-designated as an Excluded Site after the Initial Closing. In furtherance of the foregoing, the Parties shall use commercially reasonable efforts to execute and deliver, as applicable, (i) amended schedules and exhibits to the MPL, (ii) amended schedules and exhibits to the applicable MLA, (iii) amended schedules and exhibits to the Management Agreement, (iv) amended schedules or exhibits to all other applicable Collateral Agreements and (v) the documentation necessary to sell, convey, assign, transfer and deliver the applicable AT&T Contributor’s right, title and interest in, to and under each Assignable Site and the Included Property of such Assignable Site.

SECTION 4.3 Shared Sites; Excluded Sites.

(a) Shared Sites. If a Site is designated as a Shared Site on the Closing Site List and is not designated as an Excluded Site by AT&T in accordance with Section 4.3(b), such Site shall be deemed (a) in the case of an MPL Site that is a Shared Site, a Non-Contributable Site, and (b) in the case of a Sale Site that is a Shared Site, a Non-Assignable Site, in each case until such time as the circumstances causing such Site to be a Shared Site have been cured. AT&T and the AT&T Contributors shall use commercially reasonable efforts to cause the circumstances causing such Site to be a Shared Site to be cured as promptly as reasonably practicable. If the circumstances causing such Site to be a Shared Site have not been cured by the Final Closing Date, then promptly thereafter the Parties shall take all actions and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Site was an Excluded Site at the Initial Closing, including rescinding the transaction that occurred with respect to such Site at the Initial Closing under this Agreement and the Collateral Agreements, and, in accordance with Section 4.10, AT&T refunding the Excluded Site Consideration for such Site to Acquiror, as adjusted for any Excluded Site Collocation Payments theretofore actually received by Acquiror, the Tower Operator or the Sale Site Subsidiaries after the Initial Closing and any out-of-pocket amounts theretofore actually paid by Acquiror, the Tower Operator or the Sale Site Subsidiaries with respect to such Site after the Initial Closing (including any rent or other payments to any Ground Lessor and any other out-of-pocket costs and expenses of Acquiror, the Tower Operator or the Sale Site Subsidiaries incurred in the ordinary course of business, in connection with such Site) (the amount of such adjustment with respect to each applicable Site, the “Net Amount”); provided, however, that if Acquiror, the Tower Operator or the Sale Site Subsidiaries agree to any increases in the rent or other payments to Ground Lessors prior to the date any Net Amount is paid in accordance with Section 4.10, the Net Amount shall be calculated assuming the terms of the applicable Ground Lease as of the Initial Closing Date were in effect through the date of such payment. In furtherance of the foregoing, the Parties shall execute and deliver, as applicable, (i) amended schedules and exhibits to the MPL, (ii) amended schedules and exhibits to the applicable MLA, (iii) amended schedules and exhibits to the Management Agreement and (iv) amended schedules or exhibits to all other applicable Collateral Agreements.

(b) Excluded Sites. The AT&T Parties may elect, in their sole discretion, by written notice to Acquiror given at any time prior to the date that is five Business Days prior to the Initial Closing Date, to designate as an “Excluded Site” and exclude from the transactions contemplated by this Agreement (i) any Shared Site, (ii) any Casualty Site, (iii) any Taken Site, (iv) any Non-Compliant Site, (v) any Environmental Site, (vi) any Portfolio Sites subject to Transaction Revenue Sharing Payments and (vii) any other Site; provided, however, that the AT&T Parties may designate no more than 100 Excluded Sites pursuant to clause (vii) of this Section 4.3(b). In addition, (A) any Portfolio Site that is designated as a Non-Regional Listed Site and any Site that AT&T and Acquiror agree in writing is Taken, in each case at least five Business Days prior to the Initial Closing Date, and (B) any Portfolio Site deemed to be an Excluded Site pursuant to Section 9.19(b), shall be deemed to be an Excluded Site at the Initial Closing. Upon the designation of a Site as an Excluded Site in accordance with this Agreement, all references to such Portfolio Site in the representations and warranties contained in this Agreement (other than Section 5.9(b) and Section 5.15) shall be deemed to have been deleted.

SECTION 4.4 Special Zoning Sites.

If, prior to the Closing with respect to a Site, the AT&T Parties or Acquiror become aware that a Site constitutes a Special Zoning Site (and such Site was not designated as a Special Zoning Site on the Site List), the AT&T Parties or Acquiror, as the case may be, shall promptly notify the other Parties in writing that it considers such Site to be a Special Zoning Site, with reasonable specificity as to the reasons therefor. If a Site is designated as a Special Zoning Site on the Closing Site List, then such Site shall be deemed (a) in the case of an MPL Site that is a Special Zoning Site, a Non-Contributable Site, and (b) in the case of a Sale Site that is a Special Zoning Site, a Non-Assignable Site, in each case until such time as the circumstances causing such Site to be a Special Zoning Site have been cured. Until the Final Closing Date, the AT&T Parties and the AT&T Newcos shall use commercially reasonable efforts to provide Acquiror, the Tower Operator and the Sale Site Subsidiaries, as applicable, with such assistance as may be reasonably requested by Acquiror, the Tower Operator or the Sale Site Subsidiaries, as applicable, from time to time with respect to any efforts to cure the circumstances causing any Site to be a Special Zoning Site.

SECTION 4.5 Casualty Sites.

(a) If, prior to the Initial Closing, the AT&T Parties or Acquiror become aware that a Site constitutes a Casualty Site (and such Site was not designated as a Casualty Site on the Site List), the AT&T Parties or Acquiror, as the case may be, shall promptly notify the other Parties in writing that it considers such Site as a Casualty Site, with reasonable specificity as to the reasons therefor. The determination that a Site is a Casualty Site at the Initial Closing shall be made by Acquiror in its reasonable discretion acting in good faith, without regard to any Site Designation set forth on the Site List.

(b) With respect to each Site designated as a Casualty Site on the Closing Site List, the AT&T Parties may, at their option, elect promptly following the Initial Closing to (i) repair, at their sole cost and expense, the Tower as necessary so as to cause such Site to no longer be a Casualty Site (and to the extent needed to repair the physical damage caused by the applicable casualty event) and shall use their commercially reasonable efforts to commence such actions promptly following any such election, (ii) promptly (but in any event no later than 10 Business Days following request) reimburse Acquiror and the Tower Operator for their documented commercially reasonable out-of-pocket costs and expenses incurred by any of them in connection with their repair of the Tower to the extent (and only to the extent) that such repairs are necessary to cause such Site to no longer be a Casualty Site (and to the extent needed to repair the physical damage caused by the applicable casualty event) (a good faith estimate of which Acquiror shall provide to the AT&T Parties upon the AT&T Parties’ request) or (iii) designate such Casualty Site as an Excluded Site in accordance with Section 4.3(b); provided, however, that in the event the AT&T Parties elect the option described in clause (i), (A) the AT&T Parties shall use their commercially reasonable efforts to take the actions contemplated in clause (i) as promptly as reasonably practicable and (B) if the AT&T Parties or AT&T Newcos do not repair the Tower pursuant to clause (i) by the Final Closing Date, then promptly thereafter the Parties shall take all actions, make all payments and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Site were originally an Excluded Site at the Initial Closing, including rescinding the transaction that occurred with respect to such Site at the Initial Closing under this Agreement and the Collateral Agreements, and, in accordance with Section 4.10, AT&T refunding the Excluded Site Consideration for such Site to Acquiror, as adjusted for the Net Amount with respect to such Site. In furtherance of the foregoing, the Parties shall execute and deliver, as applicable, (A) amended schedules and exhibits to the MPL, (B) amended schedules and exhibits to the applicable MLA, (C) amended schedules and exhibits to the Management Agreement and (D) amended schedules or exhibits to all other applicable Collateral Agreements.

SECTION 4.6 Taken Sites.

(a) If, prior to the Initial Closing, the AT&T Parties or Acquiror become aware that (i) a Site is Taken or (ii) a Site constitutes a Taken Site (and such Site was not designated as a Taken Site on the Site List), the AT&T Parties or Acquiror, as the case may be, shall promptly notify the other Parties in writing that it considers such Site to be Taken or a Taken Site, with reasonable specificity as to the reasons therefor. The designation of a Site as a Taken Site at the Initial Closing shall be made by Acquiror in its reasonable discretion acting in good faith, without regard to any Site Designation set forth on the Site List.

(b) If AT&T and Acquiror agree that a Site is Taken prior to the Initial Closing Date, such Site shall be deemed to be an Excluded Site at the Initial Closing in accordance with Section 4.3(b). If a Site is designated in accordance with Section 4.6(a) as a Taken Site and is not designated as an Excluded Site by AT&T in accordance with Section 4.3(b), then, if such Site is not Taken prior to the Initial Closing and prior to the date that is 12 months following the Initial Closing Date such Site is Taken and there has not been a final non-appealable Order reversing the outcome that such Site has been Taken (it being agreed that the AT&T Parties shall have the right to assume the defense of such claims at its cost; provided, however, that such 12-month period shall be suspended during any period during which the AT&T Parties or Acquiror or its Affiliates are defending such claims), then promptly thereafter the Parties shall take all actions and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Site was an Excluded Site at the Initial Closing, including rescinding the transaction that occurred with respect to such Site at the Initial Closing under this Agreement and the Collateral Agreements, and, in accordance with Section 4.10, AT&T refunding the Excluded Site Consideration for such Site to Acquiror, as adjusted for the Net Amount with respect to such Site. In furtherance of the foregoing, the Parties shall execute and deliver, as applicable, (i) amended schedules and exhibits to the MPL, (ii) amended schedules and exhibits to the applicable MLA, (iii) amended schedules and exhibits to the Management Agreement and (iv) amended schedules or exhibits to all other applicable Collateral Agreements.

(c) Acquiror and the Tower Operator shall coordinate with the AT&T Parties prior to Acquiror and the Tower Operator incurring any out-of pocket costs and expenses in connection with any efforts to avoid a Taken Site from being Taken. In the event that the AT&T Parties approve the incurrence of such costs and expenses, the AT&T Parties or the AT&T Newcos shall be responsible for reimbursing, and shall promptly (but in any event no later than 10 Business Days following request with reasonable detail therefor) reimburse, Acquiror and the Tower

Operator for all commercially reasonable out-of-pocket costs and expenses incurred by any of them in connection with any efforts to avoid any Taken Site being Taken.

SECTION 4.7 Non-Compliant Sites.

(a) If, prior to the Initial Closing, the AT&T Parties or Acquiror become aware that a Site constitutes a Non-Compliant Site, the AT&T Parties or Acquiror, as the case may be, shall promptly notify the other Parties in writing that it considers such Site to be a Non-Compliant Site, with reasonable specificity as to the reasons therefor. The designation of a Site as a Non-Compliant Site at the Initial Closing shall be made by Acquiror in its reasonable discretion acting in good faith, without regard to any Site Designation set forth on the Site List.

(b) If a Site is designated as a Non-Compliant Site in accordance with Section 4.7(a) as a result of clause (ii) of the definition thereof, then:

(i) If AT&T does not designate such Site as an Excluded Site in accordance with Section 4.3(b), such Site shall be deemed (a) in the case such Site is an MPL Site, a Non-Contributable Site, and (b) in the case such Site is a Sale Site, a Non-Assignable Site, in each case until such time as the circumstances causing such Site to be a Non-Compliant Site have been cured.

(ii) If between the date of this Agreement and the date that is 12 months following the Initial Closing Date, a court of competent jurisdiction determines that a Site had a Material Site Title Issue as of immediately prior to the Initial Closing (it being agreed that the AT&T Parties shall have the right to assume the defense of such claims at their cost; provided, however, that such 12-month period shall be suspended during any period during which the AT&T Parties are defending such claims) and AT&T is unable to cure the circumstance resulting in such Site having a Material Site Title Issue as of immediately prior to the Initial Closing Date by the later of the end of such 12-month period (as may be extended) or three months after such final Order, then promptly thereafter the Parties shall take all actions and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Site was an Excluded Site at the Initial Closing, including rescinding the transaction that occurred with respect to such Site at the Initial Closing under this Agreement and the Collateral Agreements, and, in accordance with Section 4.10, AT&T refunding the Excluded Site Consideration for such Site to Acquiror, as adjusted for the Net Amount with respect to such Site. In furtherance of the foregoing, the Parties shall execute and deliver, as applicable, (i) amended schedules and exhibits to the MPL, (ii) amended schedules and exhibits to the applicable MLA, (iii) amended schedules and exhibits to the Management Agreement and (iv) amended schedules or exhibits to all other applicable Collateral Agreements.

(c) If a Portfolio Site is designated as a Non-Compliant Site in accordance with Section 4.7(a) as a result of a Material Site Non-Compliance Issue (and is not designated by AT&T as an Excluded Site in accordance with Section 4.3(b)), such Portfolio Site shall be deemed a Non-Contributable Site (in the case of an MPL Site) or a Non-Assignable Site (in the case of a Sale Site) at the Initial Closing. AT&T and the AT&T Contributors shall use commercially reasonable efforts to cause the circumstances causing such Site to be a Non-Compliant Site to be cured as soon as reasonably practicable. If the circumstances causing such Site to have a Material Site Non-Compliance Issue have not been cured by the Final Closing Date, then promptly thereafter the Parties shall take all actions and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Site was an Excluded Site at the Initial Closing, including rescinding the transaction that occurred with respect to such Site at the Initial Closing under this Agreement and the Collateral Agreements, and, in accordance with Section 4.10, AT&T refunding the Excluded Site Consideration for such Site to Acquiror, as adjusted for the Net Amount with respect to such Site. In furtherance of the foregoing, the Parties shall execute and deliver, as applicable, (i) amended schedules and exhibits to the MPL, (ii) amended schedules and exhibits to the applicable MLA, (iii) amended schedules and exhibits to the Management Agreement and (iv) amended schedules or exhibits to all other applicable Collateral Agreements.

(d) Acquiror and the Tower Operator shall coordinate with the AT&T Parties prior to Acquiror and the Tower Operator incurring any out-of pocket costs and expenses in connection with any efforts to cause the circumstances causing any Site to be a Non-Compliant Site to be cured. In the event that the AT&T Parties approve the incurrence of such costs and expenses, the AT&T Parties or the AT&T Newcos shall be responsible for reimbursing, and shall promptly (but in any event no later than 10 Business Days following request with reasonable detail therefor) reimburse, Acquiror and the Tower Operator for all commercially reasonable out-of-pocket costs and expenses incurred by any of them in connection with any efforts to cause the circumstances causing any Site to be a Non-Compliant Site to be cured.

SECTION 4.8 Transaction Revenue Sharing Payments.

(a) Subject to Section 9.10, each Party shall promptly notify the other Parties in the event that any Ground Lessor makes a claim or demand for a Transaction Revenue Sharing Payment.

(b) If the AT&T Parties reasonably determine in good faith that Transaction Revenue Sharing Payments are reasonably likely to become due and payable with respect to any MPL Site following the consummation of the transactions contemplated by this Agreement and the Collateral Agreements, the AT&T Parties and the AT&T Newcos shall have the right, in their discretion but in consultation with Acquiror and the Tower Operator, prior to the Initial Closing, to designate such MPL Site as a Sale Site or as an Excluded Site pursuant to Section 4.3(b)(vi); provided that such designation shall eliminate, in the reasonable determination of Acquiror and AT&T, the grounds for such Transaction Revenue Sharing Payment with respect to such MPL Site. In addition, if Acquiror or the Tower Operator reasonably determines in good faith that Transaction Revenue Sharing Payments are reasonably likely to become due and payable with respect to any MPL Site following the consummation of the transactions contemplated by this Agreement and the Collateral Agreements, Acquiror, the Tower Operator and, after the Initial Closing Date, the Sale Site Subsidiaries shall have the right, in their sole discretion, (i) prior to the Initial Closing, to designate such MPL Site as a Managed MPL Site and (ii) after the Initial Closing, to rescind the transaction that occurred with respect to such MPL Site at the applicable

Closing and designate and treat such MPL Site as a Managed Site, in which case the AT&T Parties and the AT&T Newcos shall grant to the Tower Operator, pursuant to the Management Agreement, the right to operate such Site as a Managed Site and administer the related Collocation Agreements; provided that, upon the exercise of such right, the AT&T Parties and the AT&T Newcos shall take all actions and execute all documents reasonably necessary (and any necessary amendments to existing documents as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Site were originally a Managed Site. In furtherance of the foregoing, the Parties shall execute and deliver, as applicable, (A) amended schedules and exhibits to the MPL, (B) amended schedules and exhibits to the applicable MLA, (C) amended schedules and exhibits to the Management Agreement and (D) amended schedules or exhibits to all other applicable Collateral Agreements.

SECTION 4.9 Environmental Sites.

(a) If, prior to the Initial Closing, the AT&T Parties or Acquiror become aware that a Site constitutes an Environmental Site, the AT&T Parties or Acquiror, as the case may be, shall promptly notify the other Parties in writing that it considers such Site to be an Environmental Site, with reasonable specificity as to the reasons therefor. The designation of a Site as an Environmental Site at the Initial Closing shall be made by Acquiror in its reasonable discretion acting in good faith, without regard to any Site Designation set forth on the Site List.

(b) If a Site is a Non-Regional Listed Site, such Portfolio Site shall be deemed to be an Excluded Site at the Initial Closing in accordance with Section 4.3(b). If a Site is designated as a Regional Listed Site on the Closing Site List and is not designated as an Excluded Site by AT&T in accordance with Section 4.3(b), such Site shall be deemed (a) in the case such site is an MPL Site, a Non-Contributable Site, and (b) in the case such site is a Sale Site, a Non-Assignable Site, in each case until such time as the circumstances causing such Site to be an Environmental Site have been cured. AT&T and the AT&T Contributors shall, if practicable, use commercially reasonable efforts to cause the circumstances causing such Regional Listed Site to be an Environmental Site to be cured as promptly as reasonably practicable. If the circumstances causing such Regional Listed Site to be an Environmental Site have not been cured by the Final Closing Date, then promptly thereafter the Parties shall take all actions and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Site was an Excluded Site at the Initial Closing, including rescinding the transaction that occurred with respect to such Site at the Initial Closing under this Agreement and the Collateral Agreements, and, in accordance with Section 4.10, AT&T refunding the Excluded Site Consideration for such Site to Acquiror, as adjusted for the Net Amount with respect to such Site. In furtherance of the foregoing, the Parties shall execute and deliver, as applicable, (i) amended schedules and exhibits to the MPL, (ii) amended schedules and exhibits to the applicable MLA, (iii) amended schedules and exhibits to the Management Agreement and (iv) amended schedules or exhibits to all other applicable Collateral Agreements.

(c) Acquiror and the Tower Operator shall coordinate with the AT&T Parties prior to Acquiror and the Tower Operator incurring any out-of pocket costs and expenses in connection with any efforts to cause the circumstances causing any Regional Listed Site to be an Environmental Site to be cured. In the event that the AT&T Parties approve the incurrence of such costs and expenses, the AT&T Parties or the AT&T Newcos shall be responsible for reimbursing, and shall promptly (but in any event no later than 10 Business Days following request with reasonable detail therefor) reimburse, Acquiror and the Tower Operator for all commercially reasonable out-of-pocket costs and expenses incurred by any of them in connection with any efforts to cause the circumstances causing any Regional Listed Site to be an Environmental Site to be cured.

SECTION 4.10 Refund of Excluded Site Consideration. If applicable, the AT&T Parties shall make payment to Acquiror on the date that is 15 Business Days after the Final Closing Date in respect of all Portfolio Sites with respect to which AT&T is required to refund the Excluded Site Consideration under this Article 4. The amount of the Excluded Site Consideration to be refunded to Acquiror on such date shall be an amount equal to the excess, if any, of (1) the product of (a) the aggregate number of Excluded Sites designated as such pursuant to Section 4.3(b) (other than clauses (vi) and (vii) thereof and any Portfolio Site that is deemed to be an Excluded Site pursuant to Section 9.19(b)) or that are returned to the AT&T Parties after the Initial Closing pursuant to Sections 4.3(a), 4.5, 4.6, 4.7 or 4.9 minus 18, multiplied by (b) the Excluded Site Consideration calculated in accordance with clause (ii) of the definition of “Excluded Site Consideration” with respect to all Excluded Sites designated as such pursuant to Section 4.3(b) (other than clauses (vi) and (vii) thereof and any Portfolio Site that is deemed to be an Excluded Site pursuant to Section 9.19(b)) or that are returned to the AT&T Parties after the Initial Closing pursuant to Sections 4.3(a), 4.5, 4.6, 4.7 or 4.9, less (2) the amount, if any, of the Excluded Site Consideration deducted from the Portfolio Sites Fixed Amount at the Initial Closing with respect to the Excluded Sites designated as such at the Initial Closing pursuant to Section 4.3(b) (other than clauses (vi) and (vii) thereof and any Portfolio Site that is deemed to be an Excluded Site pursuant to Section 9.19(b)). In addition, subject to compliance with the following sentence, on such date, with respect to each Portfolio Site that is returned to the AT&T Parties after the Initial Closing pursuant to Sections 4.3(a), 4.5, 4.6, 4.7 or 4.9, (A) Acquiror, the Tower Operator or the Sale Site Subsidiaries, as applicable, shall refund to the AT&T Parties the aggregate Net Amount with respect to all such Portfolio Sites, if the aggregate Net Amount with respect to all such Portfolio Sites is positive and (B) the AT&T Parties shall reimburse Acquiror, the Tower Operator or the Sale Site Subsidiaries, as applicable, for the aggregate Net Amount with respect to all such Portfolio Sites, if the aggregate Net Amount with respect to all such Portfolio Sites is negative. No later than five Business Days following the Final Closing Date, Acquiror shall provide AT&T with Acquiror’s calculation of the Net Amount with respect to each Portfolio Site for which AT&T is required to refund the Excluded Site Consideration under this Article 4, together with reasonable supporting documentation. Notwithstanding anything in this Agreement to the contrary, the out-of-pocket amounts paid by Acquiror, the Tower Operator or the Sale Site Subsidiaries included in the Net Amount shall be reduced by any reimbursements made by AT&T or its Affiliates in respect thereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE AT&T PARTIES

Except as disclosed in the corresponding sections or subsections of the AT&T Disclosure Letter (it being agreed that, notwithstanding the foregoing, disclosure of any item in any section of the AT&T Disclosure Letter shall be deemed disclosure of such item with respect to any other section of the AT&T Disclosure Letter to the extent that the relevance of such item to such other section is reasonably apparent from the face of such disclosure), AT&T represents and warrants to Acquiror and the Tower Operator as follows:

SECTION 5.1 Organization.

(a) Each AT&T Party is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of its organization with the requisite corporate or other power and authority to carry on its business (including the ownership, lease and operation of the Included Property of the Sites) as it is now being conducted and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property owned, leased or operated by it requires such qualification, except for such qualifications the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of such AT&T Party to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party. Each AT&T Contributor and each AT&T Newco is a wholly owned Subsidiary of AT&T.

(b) At the Initial Closing, each AT&T Newco and Sale Site Subsidiary shall be a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on its business (including, if applicable, the ownership, lease and operation of the Included Property of the Sites) as shall be conducted at the Initial Closing, and shall be duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of such AT&T Newco and Sale Site Subsidiary to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party.

SECTION 5.2 Authority; Enforceability; No Conflicts.

(a) Each AT&T Party that is a party hereto has the requisite corporate or other power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and each AT&T Party has or shall have the requisite corporate or other power and authority to execute and deliver each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each AT&T Party that is a party hereto of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by each AT&T Party of the Collateral Agreements to which it is a party and the consummation of the transactions contemplated thereby shall have been on or prior to the Initial Closing Date, duly authorized by all requisite corporate or other action of each AT&T Party that is a party hereto. Each AT&T Party that is a party hereto (i) has duly executed and delivered this Agreement, (ii) on the Initial Closing Date shall have duly executed and delivered each of the Collateral Agreements to which it is a party (if any) and (iii) on each Documentary Subsequent Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Collateral Agreements to which it is a party, as the case may be. Assuming the due execution and delivery of each such agreement by each party thereto other than each AT&T Party party thereto, this Agreement is the legal, valid and binding obligation of each AT&T Party that is a party hereto, and on the Initial Closing Date each of the Collateral Agreements to which each AT&T Party is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(b) At the Initial Closing, each AT&T Newco and Sale Site Subsidiary shall have the limited liability company power and authority to execute and deliver the applicable Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each AT&T Newco and Sale Site Subsidiary of the applicable Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized on or prior to the Initial Closing Date by all requisite limited liability company action of each AT&T Newco and Sale Site Subsidiary. At the Initial Closing, each AT&T Newco and Sale Site Subsidiary shall have duly executed and delivered the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party (if any). Assuming the due execution and delivery of each such agreement by each party thereto other than each AT&T Newco and Sale Site Subsidiary, on the Initial Closing Date, the applicable Joinder Agreement and each of the Collateral Agreements to which each AT&T Newco and Sale Site Subsidiary is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(c) The execution, delivery and performance by each AT&T Party of this Agreement and each of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, do not (or would not if it were a party hereto) and shall not result in (i) a breach or violation of, or a conflict with, any provision of the certificates of incorporation or formation, bylaws, limited liability company agreements, partnership agreements or other organizational documents of each AT&T Party, as applicable, (ii) a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Ground Lessor under a Ground Lease) to which such AT&T Party or the Included Property is subject or (iii) a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets constituting Included Property of an AT&T Party under, any Material Agreements (including any Material Agreement with a Governmental Authority in its role as a Ground Lessor under a Ground Lease), except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) At the Initial Closing, the execution, delivery and performance by each AT&T Newco and Sale Site Subsidiary of the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, shall not result in (i) a breach or violation of, or a conflict with, any provision of the AT&T Newco Certificate of Formation, the AT&T Newco LLC Agreement, the applicable Sale Site Subsidiary Certificate of Formation, the applicable Sale Site Subsidiary LLC Agreement or other organizational documents of each AT&T Newco or Sale Site Subsidiary, (ii) a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Ground Lessor under a Ground Lease) to which such AT&T Newco, Sale Site Subsidiary or the Included Property is subject or (iii) a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets constituting Included Property of any AT&T Newco or Sale Site Subsidiary under any Material Agreement of any AT&T Newco or Sale Site Subsidiary (including any Material Agreement with a Governmental Authority in its role as a Ground Lessor under a Ground Lease), except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.3 Title to Property.

(a) The applicable AT&T Contributor holds (i) a valid and subsisting leasehold, subleasehold, easement, license or sublicense or other similar valid interest in the Ground Leased Sites Land related to each Site and (ii) good and marketable fee simple title to the Owned Sites Land, in each case free and clear of all Liens, except for Permitted Liens. The applicable AT&T Contributor owns or has rights in all right, title and interest in, to and under all of the Included Property of each Site (other than the Land related to such Site), free and clear of any Liens, except for Permitted Liens.

(b) At the Initial Closing, with respect to each Contributable Site and Assignable Site, good and marketable fee simple title to the Owned Sites Land and good and marketable title to, or a valid and subsisting leasehold, subleasehold, easement, license or sublicense interest in, to and under, and all other rights and interests of the AT&T Contributors and their Affiliates in, or has rights in to and under, all of the Included Property of each Contributable Site and Assignable Site (other than the Owned Sites Land related to Owned Sites) shall pass to the applicable AT&T Newco or Sale Site Subsidiary, as applicable, in each case free and clear of all Liabilities, except for Post-Closing Liabilities relating to such Contributable Site or Assignable Site, and free and clear of all Liens, except for Permitted Liens.

(c) At the Initial Closing, with respect to each Managed Site, the AT&T Parties and the AT&T Newcos party to the Management Agreement shall have the exclusive right to operate such Managed Site (including the Included Property thereof).

SECTION 5.4 Real Property.

(a) (i) No AT&T Contributor or Affiliate thereof owns the fee simple interest in or other Ground Lessor interest in any Ground Leased Site, (ii) no AT&T Contributor or Affiliate thereof is a party to any agreement with any Person (other than this Agreement) to transfer or encumber all or any portion of any Site (excluding, for these purposes, the rights of the Tower Subtenants under the Collocation Agreements, immaterial dedications to Governmental Authorities, Permitted Liens and any Ground Lessor’s reversionary interest in a Tower upon the termination of the respective Ground Lease or right to use a portion of such Tower during the term of the Ground Lease without additional payment) and (iii) none of the lenders of the AT&T Parties or any of their Affiliates has a security interest in a Site or the Included Property thereof.

(b) To the Knowledge of the AT&T Parties, as of the date of this Agreement, no AT&T Party has received written notice that any condemnation or rezoning proceedings have been instituted with respect to any Site, except for any proceeding that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.5 Other Property.

(a) Each Site includes a Tower that is operational and in satisfactory order and repair (consistent with industry standards for wireless communications tower sites and other than ordinary wear and tear) and each Site includes Tower Related Assets that are in satisfactory working order; provided, however, that the AT&T Parties make no representation with respect to any Excluded Assets.

(b) Each Site has the rights to install, maintain and use utilities for provision of electric power and access to a form of telecommunications service, except where the failure to have such rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Each Site has vehicular ingress and egress to public streets or private roads that is suitable for the purposes used by the applicable AT&T Party in the ordinary course of business, except where the failure to have such ingress or egress would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except for Sites which are accessed by helicopter or by other means of transportation in the ordinary course of maintenance and repair.

(d) The Included Property of the Sites, taken as a whole, have been operated and maintained, in all material respects, in the ordinary course of business and consistent with past practice and in accordance with industry standards.

SECTION 5.6 Material Agreements.

(a) True, correct and complete (in all material respects) copies of all Material Agreements as in effect on the date of this Agreement in the possession of the AT&T Contributors and their respective Affiliates have been made available to Acquiror; provided, however, that no such representation is made with respect to amendments, modifications, supplements, assignments or guarantees to any Material Agreement that are not material to such Material Agreement.

(b) Each Material Agreement (i) is in full force and effect (except with respect to Material Agreements that expire in accordance with their terms after the date of this Agreement or are terminated in accordance with their terms and, if terminated by any AT&T Party, in accordance with the terms of this Agreement after the date of this Agreement), (ii) has been duly authorized, executed and delivered by the AT&T Contributors and (iii) is a legal, valid and binding obligation, enforceable against the AT&T Contributors, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(c) The AT&T Contributors are in compliance with all Material Agreements, except where such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No AT&T Contributor nor, to the Knowledge of the AT&T Parties, any other party to a Material Agreement, is, as of the date of this Agreement, in breach of, or default under, any Material Agreement, except for such breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) No Material Agreement contains any restriction or limitation on the ability of an AT&T Contributor or any Affiliate thereof to compete with any Person or to engage in any line of business with any Person that shall be binding on Acquiror or its Affiliates from and after the Initial Closing.

(e) Except as provided in the Collateral Agreements, at the Initial Closing, there shall be no material marketing, management or other contracts pursuant to which any Person other than the AT&T Parties on behalf of the other AT&T Contributors, the applicable AT&T Newco or the Sale Site Subsidiary has the right to market or lease tower space to any Person at a Site.

(f) Except for the Material Agreements, there is no other contract or agreement, other than any Collateral Agreement, that is material to the current ownership, operation or leasing of the Sites, other than those that will not be in effect with respect to the Sites following the Initial Closing.

(g) No AT&T Contributor holds or has the right to obtain, as a security deposit or similar collateral or security under a Collocation Agreement, any cash, cash equivalents, letters of credit or marketable securities.

(h) No Master Collocation Agreement provides reciprocal rights for an AT&T Contributor or any of its Affiliates to collocate on a wireless communication tower owned or leased by a Tower Subtenant or any of its Affiliates.

(i) As of the date of this Agreement, none of the AT&T Parties has received any written notice of termination or non-renewal of any Collocation Agreement in accordance with the terms thereof.

SECTION 5.7 Litigation; Orders. As of the date of this Agreement, there is no action, suit or proceeding pending or, to the Knowledge of the AT&T Parties, threatened in writing against any AT&T Contributor or Affiliate thereof, with respect to any Site by or before any Governmental Authority or by any Person that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there is no action, suit or proceeding pending or, to the Knowledge of the AT&T Parties, threatened in writing against any Sale Site Subsidiary. As of the date of this Agreement, there are no Orders pending or, to the Knowledge of the AT&T Parties, threatened in writing against any AT&T Contributor or any Affiliate thereof with respect to the Included Property of any of the Sites or otherwise binding on any Included Property of any of the Sites that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Environmental Matters. (a) The AT&T Parties have not received any written notification prior to the date of this Agreement from a Governmental Authority that any Site is not in compliance with applicable Environmental Laws and (b) there have been no releases or disposals of any Hazardous Material, and there are no other facts, circumstances or conditions, at or affecting any Site, that would reasonably be expected to result in liability for, or require abatement or correction by, the AT&T Parties, the AT&T Newcos, Acquiror, the Tower Operator or the Sale Site Subsidiaries under applicable Environmental Law, in the case of each of (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the AT&T Parties, the AT&T Contributors have provided to Acquiror copies of all Phase I and Phase II environmental site assessment reports related to the Sites that are in the AT&T Contributors’ possession as of the date of this Agreement; provided, however, that neither AT&T Contributors nor any of their respective Affiliates makes any representation or warranty as to the scope, accuracy or comprehensiveness (or lack thereof) of such reports.

SECTION 5.9 Tower Information.

(a) The information set forth in Section 5.9(a) of the AT&T Disclosure Letter was true and correct in all material respects as to each Tower as of July 11, 2013.

(b) The amounts set forth in Section 5.9(b) of the AT&T Disclosure Letter were true and correct as of July 11, 2013.

SECTION 5.10 Brokers, Finders, Etc. The AT&T Parties have not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees for which Acquiror would be responsible in connection with the transactions contemplated by this Agreement or any of the Collateral Agreements.

SECTION 5.11 Compliance with Laws and Governmental Approvals.

(a) The AT&T Parties are operating each Site and the related Tower and Improvements on such Site in accordance with all applicable Laws and Governmental Approvals, except where the failure to so operate, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The AT&T Parties have not received any notification that any Site lacks any necessary Governmental Approvals, except where the failure to have such Governmental Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the AT&T Contributors or any Affiliates thereof has received written notice of any claim, investigation, action, arbitration or proceeding from any Governmental Authority as to the condition, operation or use of any Site that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12 Taxes.

(a) Each AT&T Party has duly and timely filed, or shall so file when due, with the appropriate Governmental Authorities (or there have been or shall be duly and timely filed on its behalf) all U.S. federal and other material Tax Returns with respect to Taxes owing in respect of the Included Property, and all such Tax Returns are true and correct in all material respects. Except to the extent of any timely filed appeal or protest, all material Taxes with respect to the Included Property that are due and payable prior to the Initial Closing Date have been paid by the AT&T Parties, the AT&T Newcos or the Sale Site Subsidiaries.

(b) Each AT&T Newco and the Sale Site Subsidiaries shall, for all times subsequent to their formation and through the Initial Closing Date, be treated as a disregarded entity for U.S. federal income Tax purposes and no AT&T Newco nor Sale Site Subsidiary shall elect to be treated as an association taxable as a corporation under Treasury Regulation § 301.7701-3.

SECTION 5.13 Ownership of the AT&T Newcos and Sale Site Subsidiaries. When the AT&T Newcos and the Sale Site Subsidiaries are formed and at the Initial Closing Date: (a) all of the AT&T Newco Interests and Sale Site Subsidiary Interests shall be duly authorized and validly issued, and shall be owned, beneficially and of record, by one or more AT&T Parties, (b) the AT&T Parties shall have good and valid title, free and clear of all Liens, to all of the AT&T Newco Interests and Sale Site Subsidiary Interests, (c) there shall be no outstanding securities or other instruments convertible into or exchangeable for any limited liability company membership interests in any of the AT&T Newcos or the Sale Site Subsidiaries, (d) none of the AT&T Newcos or the Sale Site Subsidiaries shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or limited liability company membership interests or any warrants, options or other rights to acquire its limited liability company membership interests, (e) other than as set forth in the AT&T Newco LLC Agreements and the Sale Site Subsidiary LLC Agreements, there shall be no voting agreements, voting trusts or other agreements (including contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the AT&T Newco Interests or the Sale Site Subsidiary Interests and (f) none of the AT&T Newco Interests and Sale Site Subsidiary Interests shall be issued in contravention of any preemptive rights, rights of first refusal or first offer or similar rights or any applicable Law.

SECTION 5.14 Subsidiaries, Investments, No Prior Activities.

(a) When the AT&T Newcos and the Sale Site Subsidiaries are formed and immediately prior to the Initial Closing, none of the AT&T Newcos or the Sale Site Subsidiaries shall (a) have any Subsidiaries, (b) own any shares of, or control, directly or indirectly, or have any equity interest in (or any right (whether contingent or otherwise) to acquire the same) any Person, (c) own or hold any Indebtedness or securities issued by or other investments in any Person or (d) have engaged in any activities other than in connection with or incidental to its formation, the execution and delivery of the applicable Joinder Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby.

(b) When the AT&T Newcos and the Sale Site Subsidiaries are formed and immediately prior to the transactions contemplated by Section 2.2, the AT&T Newcos and the Sale Site Subsidiaries shall have no Liabilities other than those incident to their formation.

SECTION 5.15 Financial Statements. When delivered, the Required Financial Statements shall present fairly in all material respects the results of operations of the Portfolio Sites (other than any Excluded Sites set forth on the Site List) on a combined consolidated basis for the periods indicated, in conformity with GAAP consistently applied except as noted in the Required Financial Statements.

SECTION 5.16 Solvency. AT&T is not entering into this Agreement or the Collateral Agreements with the intent to hinder, delay or defraud either present or future creditors of AT&T, the AT&T Parties, the AT&T Newcos or the Sale Site Subsidiaries. Immediately prior to the Initial Closing, each of the AT&T Newcos and the Sale Site Subsidiaries shall be Solvent. Assuming the satisfaction of the conditions to the obligation of AT&T to consummate the Initial Closing, then, after giving effect to the transactions contemplated by this Agreement, each of AT&T, the AT&T Contributors, the AT&T Newcos and the Sale Site Subsidiaries shall be Solvent.

SECTION 5.17 No Implied Representations. NOTWITHSTANDING ANY OTHERWISE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE AT&T PARTIES IN THIS AGREEMENT, NO AT&T PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ACQUIROR AND THE TOWER OPERATOR WITH RESPECT TO:

(a) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO ACQUIROR RELATING TO FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS;

(b) EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE 5 OR ANY CERTIFICATE OR COLLATERAL AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO ACQUIROR OR ITS COUNSEL, ACCOUNTANTS OR ADVISERS WITH

RESPECT TO THE AT&T PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES, THE INCLUDED PROPERTY OF THE SITES OR THE POST-CLOSING LIABILITIES; OR

(c) ANY MATTERS RELATED TO ZONING LAWS (EXCEPT AS PROVIDED IN SECTION 5.4) OR LAWS (INCLUDING FCC GUIDELINES AND SAFETY LIMITS RELATED THERETO) RELATED TO EMISSIONS OR EXPOSURE OF RADIO FREQUENCIES, MICROWAVE OR ANY OTHER TYPE OF ELECTROMAGNETIC RADIATION.

SECTION 5.18 Additional Matters With Respect to Representations and Warranties. For the avoidance of doubt, no representation, warranty, or covenant is being made hereunder with respect to (a) any site which is an Excluded Site (except with respect to Section 5.9(b) and Section 5.15), (b) any Excluded Assets or (c) any Tower Subtenant Communications Equipment.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE AT&T NEWCOS AND THE SALE SITE SUBSIDIARIES

Except as disclosed in the corresponding sections or subsections of the AT&T Disclosure Letter (it being agreed that, notwithstanding the foregoing, disclosure of any item in any section of the AT&T Disclosure Letter shall be deemed disclosure of such item with respect to any other section of the AT&T Disclosure Letter to the extent that the relevance of such item to such other section is reasonably apparent from the face of such disclosure), at the Initial Closing Date (immediately after the transactions contemplated by the AT&T Internal Transfers Agreement have been consummated), each AT&T Newco and Sale Site Subsidiary represents and warrants, as to itself, to Acquiror and the Tower Operator as follows:

SECTION 6.1 Organization. Each AT&T Newco and Sale Site Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on its business (including, if applicable, the ownership, lease and operation of the Included Property of the Sites) as shall be conducted at the Initial Closing, and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of such AT&T Newco or Sale Site Subsidiary to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party.

SECTION 6.2 Authority; Enforceability; No Conflicts.

(a) Each AT&T Newco and Sale Site Subsidiary has the limited liability company power and authority to execute and deliver the applicable Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each AT&T Newco and Sale Site Subsidiary of the applicable Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized by all requisite limited liability company action of each AT&T Newco and Sale Site Subsidiary. Each AT&T Newco and Sale Site Subsidiary has duly executed and delivered the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party (if any). Assuming the due execution and delivery of each such agreement by each party thereto other than each AT&T Newco and Sale Site Subsidiary, on the Initial Closing Date, the applicable Joinder Agreement and each of the Collateral Agreements to which each AT&T Newco and Sale Site Subsidiary is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(b) The execution, delivery and performance by each AT&T Newco and Sale Site Subsidiary of the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, shall not result in (i) a breach or violation of, or a conflict with, any provision of the AT&T Newco Certificate of Formation, the AT&T Newco LLC Agreement, the Sale Site Subsidiary Certificate of Formation, the Sale Site Subsidiary LLC Agreement or other organizational documents of each AT&T Newco or Sale Site Subsidiary, (ii) a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Ground Lessor under a Ground Lease) to which such AT&T Newco, Sale Site Subsidiary or the Included Property is subject or (iii) a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of any AT&T Newco or Sale Site Subsidiary under any Material Agreement of any AT&T Newco or Sale Site Subsidiary (including any Material Agreement with a Governmental Authority in its role as a Ground Lessor under a Ground Lease), except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.3 Title to Properties.

(a) The applicable AT&T Newco holds good and marketable fee simple title to the Owned Sites Land related to each Contributable Site that is an Owned Site, and a valid and subsisting leasehold, subleasehold, easement, license, sublicense or similar valid interest in the Ground Leased Sites Land related to each Contributable Site that is a Ground Leased Site, in each case free and clear of all Liens, except for Permitted Liens. The applicable AT&T Newco owns or has rights in all right, title and interest in, to and under all of the Included Property of each Contributable Site (other than the Land related to such Site), in each case free and clear of all Liens, except for Permitted Liens. When the AT&T Newcos are formed and immediately prior to the transactions contemplated by Section 2.2, the AT&T Newcos shall have no Liabilities other than those incident to their formation.

(b) The applicable Sale Site Subsidiary holds good and marketable fee simple title to the Owned Sites Land related to each Assignable Site that is an Owned Site, and a valid and subsisting leasehold, subleasehold, easement, license, sublicense or other similar valid interest in the Ground Leased Sites Land related to each Assignable Site that is a Ground Leased Site, in each case free and clear of all Liens, except for Permitted Liens. The applicable Sale Site Subsidiary owns or has rights in all right, title and interest in, to and under all of the Included Property of each Assignable Site (other than the Land related to such Site), in each case free and clear of all Liens, except for Permitted Liens. When the Sale Site Subsidiaries are formed and immediately prior to the transactions contemplated by Section 2.2, the Sale Site Subsidiaries shall have no Liabilities other than those incident to their formation.

(c) Upon the execution and delivery of the Management Agreement, the Tower Operator and the applicable Sale Site Subsidiary, as applicable, shall have the exclusive right to operate and obtain the benefit of the Included Property (other than, to the extent not assignable, leasable, sublicensable or grantable without Authorization, Tower Related Assets) of each Managed Site.

SECTION 6.4 Solvency. The AT&T Newcos and the Sale Site Subsidiaries are not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any AT&T Newco or Sale Site Subsidiary. Assuming the satisfaction of the conditions to the obligation of AT&T to consummate the Initial Closing, then, after giving effect to the transactions contemplated by this Agreement, each AT&T Newco and Sale Site Subsidiary shall be Solvent.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as disclosed in the corresponding sections or subsections of the Acquiror Disclosure Letter (it being agreed that, notwithstanding the foregoing, disclosure of any item in any section of the Acquiror Disclosure Letter shall be deemed disclosure of such item with respect to any other section of the Acquiror Disclosure Letter to the extent that the relevance of such item to such other section is reasonably apparent from the face of such disclosure), Acquiror represents and warrants to the AT&T Parties as follows:

SECTION 7.1 Organization.

(a) Acquiror is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of its organization with the requisite corporate or other power and authority to carry on in all material respects its business as it is now being conducted and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of its business requires such qualification, except for such qualifications the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the transactions contemplated by this Agreement and each of the Collateral Agreements to which it is a party (if any).

(b) At the Initial Closing, the Tower Operator shall be a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on in all material respects its business as shall be conducted at the Initial Closing, and shall be duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Tower Operator to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party.

SECTION 7.2 Authority; Enforceability; No Conflicts.

(a) Acquiror has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and Acquiror has the requisite corporate power and authority to execute and deliver each Collateral Agreement to which it is a party (if any), to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Acquiror of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by Acquiror of the Collateral Agreements to which it is a party (if any) and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action of Acquiror. Acquiror (i) has duly executed and delivered this Agreement, (ii) on the Initial Closing Date shall have duly executed and delivered each of the Collateral Agreements to which it is a party (if any), and (iii) on each Documentary Subsequent Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Collateral Agreements to which it is a party (if any), as the case may be. Assuming the due execution and delivery of each such agreement by each party thereto other than Acquiror, this Agreement is the legal, valid and binding obligation of Acquiror, and on the Initial Closing Date each of the Collateral Agreements to which it is a party, if any (as amended at such time and as theretofore amended), shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(b) At the Initial Closing, the Tower Operator shall have the limited liability company power and authority to execute and deliver the applicable Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Tower Operator of the applicable Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized on or prior to the Initial Closing Date by all requisite limited liability company action of the Tower Operator. At the Initial Closing, the Tower Operator shall have duly executed and delivered the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party. Assuming the due execution and delivery of each such agreement by each party thereto other than the Tower Operator, on the Initial Closing Date the applicable Joinder

Agreement and each of the Collateral Agreements to which the Tower Operator is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(c) The execution, delivery and performance by Acquiror of this Agreement and each of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, do not and shall not result in (i) a breach or violation of, or a conflict with, any provision of the certificate of incorporation, bylaws or other organizational documents of Acquiror or (ii) a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval applicable to Acquiror or (iii) a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of Acquiror under, any contract or agreement binding on Acquiror, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party (if any).

(d) At the Initial Closing, the execution, delivery and performance by the Tower Operator of the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, shall not result in (i) a breach or violation of, or a conflict with, any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Tower Operator or (ii) a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval applicable to Tower Operator or (iii) a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of the Tower Operator under, any contract or agreement binding on the Tower Operator, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Tower Operator to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party.

SECTION 7.3 Governmental Approvals, Consents, Reports, Etc. Section 7.3 of the Acquiror Disclosure Letter contains a list of all Governmental Approvals and other filings, applications or notices required to be made, filed, given or obtained by Acquiror or any of its Affiliates with, to or from any Governmental Authorities or other Persons in connection with the consummation of the transactions contemplated by this Agreement, except (a) those that become applicable solely as a result of the specific regulatory status of the AT&T Parties or (b) those approvals, filings, applications and notices the failure to make, file, give or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror and the Tower Operator to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is or they are a party.

SECTION 7.4 Litigation; Orders. As of the date of this Agreement, there is no action, suit or proceeding pending or, to the Knowledge of Acquiror, threatened in writing against Acquiror or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror or the Tower Operator to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party (if any).

SECTION 7.5 SEC Reports. Acquiror has filed all material forms, reports and documents, together with any required amendments thereto, required to be filed by it with the SEC since December 31, 2011 (collectively, the “SEC Documents”). The SEC Documents (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Documents or necessary in order to make the statements made in such SEC Documents, in the light of the circumstances under which they were made, not misleading.

SECTION 7.6 Brokers, Finders, Etc. Acquiror has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees for which the AT&T Parties or their respective Affiliates would be responsible in connection with the transactions contemplated by this Agreement or any of the Collateral Agreements.

SECTION 7.7 Financial Capability. (a) Acquiror has, as of the date of this Agreement, and shall have on the Initial Closing Date, access to sufficient funds to enable Acquiror and the Tower Operator to consummate the transactions contemplated hereby, including payment of the Consideration and fees and expenses of Acquiror relating to the transactions contemplated hereby.

(b) Acquiror has delivered to AT&T true, complete and correct copies of the executed commitment letter, dated as of October 18, 2013, by and among Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Barclays Bank PLC and the other lenders named therein and Acquiror (the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, the lenders party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”). The Debt Financing Commitment has not been amended or modified, and the commitments contained in the Debt Financing Commitment have not been withdrawn or rescinded in any respect or terminated other than in accordance with the terms thereof and as permitted herein. Except for the fee letter relating to the Debt Financing Commitments (redacted copies of which have been provided to AT&T), there are no other agreements, side letters or arrangements to which Acquiror or any of its Affiliates is a party relating to the Debt Financing Commitment that contain provisions (other than provisions expressly set forth in the Debt Financing Commitment) that could affect the availability of the Debt Financing. Except as otherwise permitted to be terminated by the terms of this Agreement, the Debt Financing Commitment is in full force and effect and constitutes the legally valid and binding obligations of Acquiror and, to the Knowledge of Acquiror, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing (including any “flex” provisions), other than as expressly set forth in the Debt Financing Commitment. No event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Acquiror under the Debt Financing Commitment, and Acquiror does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Acquiror on the Initial Closing Date. Acquiror has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement pursuant to the Debt Financing Commitment or any related fee letter.

SECTION 7.8 Registration Statement; Capitalization.

(a) An “automatic shelf registration statement” as defined under Rule 405 under the Securities Act, on Form S-3 (the “Registration Statement”), with respect to unspecified number of, among other securities, Acquiror’s common stock, including a form of prospectus, was filed by Acquiror with the SEC on April 3, 2012; the Registration Statement has become effective; and no stop order suspending the effectiveness of the Registration Statement is in effect and no proceeding for such purpose is pending before or, to the Knowledge of Acquiror, threatened by the SEC, and no notice of objection of the SEC to the use of the Registration Statement pursuant to Rule 401(g)(2) under the Securities Act has been received by Acquiror.

(b) Acquiror was not, at the time of filing the Registration Statement, and Acquiror is not, an “ineligible issuer” as defined in Rule 405 under the Securities Act.

(c) The authorized capital stock of Acquiror consists of 600,000,000 shares of common stock, par value $.01 per share (“Common Stock”), and 20,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”). As of the date of this Agreement, no more than 300,000,000 shares of Common Stock were issued and outstanding, no shares of Preferred Stock were issued and outstanding and no more than 13,000,000 shares of Common Stock were reserved for issuance under Acquiror’s various stock compensation plans.

SECTION 7.9 Ownership of the Tower Operator. At the time the Tower Operator is formed and at the Initial Closing Date: (a) all of the Tower Operator Interests shall be duly authorized and validly issued and shall be owned, beneficially and of record, by Acquiror or a Subsidiary thereof, (b) Acquiror or a Subsidiary thereof shall have good and valid title, free and clear of all Liens, to all of the Tower Operator Interests, (c) there shall be no outstanding securities or other instruments convertible into or exchangeable for any limited liability company membership interests in the Tower Operator, (d) the Tower Operator shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or limited liability company membership interests or any warrants, options or other rights to acquire its limited liability company membership interests, (e) other than as set forth in the organizational documents of the Tower Operator, there shall be no voting agreements, voting trusts or other agreements (including contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the Tower Operator Interests and (f) none of the Tower Operator Interests shall be issued in contravention of any preemptive rights, rights of first refusal or first offer or similar rights or any applicable Law.

SECTION 7.10 Subsidiaries, Investments, No Prior Activities.

(a) At the time the Tower Operator is formed and at the Initial Closing Date, it shall not (a) have any Subsidiaries, (b) own any shares of, or control, directly or indirectly, or have any equity interest in (or any right (whether contingent or otherwise) to acquire the same) any Person, (c) own or hold any Indebtedness or securities issued by or other investments in any Person or (d) have engaged in any activities other than in connection with or incidental to its formation, the execution and delivery of any applicable Joinder Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby.

(b) When the Tower Operator is formed and immediately prior to the transactions contemplated by Section 2.2, the Tower Operator shall have no Liabilities other than those incident to its formation.

SECTION 7.11 Solvency. Acquiror is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Acquiror or the Tower Operator. Assuming the satisfaction of the conditions to the obligation of Acquiror to consummate the Initial Closing, then, after giving effect to the Initial Closing, each of Acquiror and the Tower Operator will be Solvent immediately following the consummation of the Initial Closing.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE TOWER OPERATOR

Except as disclosed in the corresponding sections or subsections of the Acquiror Disclosure Letter (it being agreed that, notwithstanding the foregoing, disclosure of any item in any section of the Acquiror Disclosure Letter shall be deemed disclosure of such item with respect to any other section of the Acquiror Disclosure Letter to the extent that the relevance of such item to such other section is reasonably apparent from the face of such disclosure), at the Initial Closing Date, the Tower Operator represents and warrants to the AT&T Parties and the AT&T Newcos as follows:

SECTION 8.1 Organization. The Tower Operator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability power and authority to carry on its business as shall be conducted at the Initial Closing, and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Tower Operator to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party.

SECTION 8.2 Authority; Enforceability. The Tower Operator has the limited liability company power and authority to execute and deliver the applicable Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Tower Operator of the applicable Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action of the Tower Operator. The Tower Operator has duly executed and delivered the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party. Assuming the due execution and delivery of each such agreement by each party thereto other than the Tower Operator, on the Initial Closing Date the applicable Joinder Agreement and each of the Collateral Agreements to which the Tower Operator is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

SECTION 8.3 No Conflicts. The execution, delivery and performance by the Tower Operator of the applicable Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, shall not result in (i) a breach or violation of, or a conflict with, any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Tower Operator, (ii) a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval applicable to the Tower Operator or (iii) a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of Tower Operator under, any contract or agreement binding on the Tower Operator, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Tower Operator to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party.

SECTION 8.4 Solvency. The Tower Operator is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Tower Operator. Based on the information available to the Tower Operator, assuming the satisfaction of the conditions to the obligation of Acquiror to consummate the Initial Closing, then, after giving effect to the Initial Closing, the Tower Operator will be Solvent immediately following the consummation of the Initial Closing.

ARTICLE 9

COVENANTS

SECTION 9.1 Investigation of Sites; Access to Properties and Records.

(a) Prior to the Initial Closing, but subject to (i) contractual and legal restrictions applicable to the AT&T Parties and (ii) applicable Law (including Laws relating to the exchange of information), AT&T and the AT&T Contributors shall, upon reasonable advance notice from Acquiror to AT&T, make their personnel reasonably available to Representatives of Acquiror and afford to such Representatives reasonable access during normal business hours to the Sites and their properties and Books and Records that, to the Knowledge of the AT&T Parties, are available or reasonably can be made available (it being understood that the foregoing shall in no event require AT&T or its Affiliates to create any Books and Records). In no event shall Acquiror take or permit any action in its investigation of any Site, including the accessing of Books and Records, which impairs or otherwise interferes with the use of any Site or operations being conducted at a Site. All requests for access shall be made to a representative of the AT&T Contributors as designated by the AT&T Contributors from time to time, who shall be responsible for coordinating all such requests and all access permitted under this Agreement and who may arrange for personnel to accompany Acquiror on any actual inspections. Acquiror shall indemnify the AT&T Contributors and their respective Affiliates for any claims, losses or causes of action as a result of physical or tangible damages caused by any action by Acquiror and its Representatives in connection with such access or Acquiror’s and its Representatives’ other due diligence activities occurring prior to the Initial Closing Date; provided, however, that Acquiror shall not indemnify the AT&T Contributors or their respective Affiliates for any claim, loss or cause of action caused by (A) the gross negligence or willful misconduct of any AT&T Contributor or such Affiliate or (B) any physical condition existing on any Site prior to Acquiror’s or its Representative’s entry thereon (except for any incremental damage or exacerbation of any existing condition caused by Acquiror or its Representatives with respect to any such physical condition). Prior to conducting any physical inspection at any Sites, Acquiror shall obtain, and during the period of such inspection shall maintain, at its expense, commercial general liability insurance, on an “occurrence” basis, including a contractual liability endorsement, and personal injury liability coverage, with AT&T Contributors and their respective Affiliates as additional insureds, from an insurer reasonably acceptable to AT&T Contributors, which insurance policies must have limits of not less than $1,000,000 (combined single limit) for each occurrence for bodily injury, death and property damage. Prior to making any entry upon any Site, Acquiror shall furnish to AT&T Contributors certificates of insurance evidencing the foregoing coverages.

(b) Without limiting the generality of Section 9.1(a), the AT&T Parties shall use commercially reasonable efforts to cooperate with Acquiror and use commercially reasonable efforts to provide to Acquiror and its Affiliates, from time to time, upon reasonable advance notice from Acquiror, (i) reasonable access to relevant financial and other information pertaining to the Sites prior to the Initial Closing Date, which information is in any AT&T Party’s possession and reasonably necessary, in the reasonable opinion of Acquiror or its Affiliates’ outside, third party accountants (“Accountants”), to prepare financial statements required in order for Acquiror to comply with (A) the requirements of Rule 3-14 of SEC Regulation S-X promulgated under the Securities Act (or, after the Initial Closing Date, if required by the SEC, (x) Rule 3-05 of SEC Regulation S-X promulgated under the Securities Act and (y) any other applicable rule issued by the SEC and applicable to Acquiror or its Affiliates), and (B) any registration statement, report or disclosure statement filed with the SEC by or on behalf of Acquiror or its applicable Subsidiaries, and (ii) if required by the Accountants (or the accountants of the AT&T Parties) in order to render any opinion or to issue any report concerning the financial statements of the AT&T Parties or the Sites for any date or period as of or prior to the Initial Closing Date, provide to the Accountants (and the accountants of the AT&T

Parties, if applicable) a representation letter, in reasonable and satisfactory form to AT&T under generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, executed by the appropriate individual(s). The AT&T Parties shall, upon the reasonable request of Acquiror, provide commercially reasonable assistance in order to assist Acquiror or its Affiliates in (i) preparing any financial information relating to the Sites for filing or furnishing with the SEC or (ii) responding to any requests for information from the SEC with respect to the Sites, in each case with respect to periods prior to the Initial Closing. In addition to the foregoing, the AT&T Parties and the AT&T Newcos shall, and shall use commercially reasonable efforts to cause their Representatives to, reasonably cooperate with and assist Acquiror with any financing related to the transactions contemplated by this Agreement and the Collateral Agreements to be consummated by Acquiror or its Affiliates prior to or concurrently with the Initial Closing, including using commercially reasonable efforts to provide Acquiror with other relevant information pertaining to the Sites (which are in their possession and control) as Acquiror may reasonably request; provided, that, except with respect to the Required Financial Statements and subsequent stub period updates thereof as provided in Section 9.13, (x) Acquiror shall bear the cost of or shall reimburse AT&T for any documented out-of-pocket costs or expenses related to AT&T’s cooperation or assistance under this Section 9.1(b) and (y) none of AT&T or its Affiliates (in the case of the Sale Site Subsidiaries, prior to the Initial Closing) or its Representatives shall be required to (I) pay any commitment or other similar fee, enter into any definitive agreement or other documentation or incur any other liabilities in connection with the foregoing or (II) participate in meetings, drafting sessions, presentations, road shows and due diligence and other sessions with any financing sources, investors or rating agencies. Notwithstanding anything to the contrary contained in this Section 9.1(b), in no event shall AT&T or its Affiliates be required to pay for the preparation and delivery of any financial information other than as described in Section 9.13.

(c) Acquiror or its Affiliates shall (i) hold all of the Books and Records received from the AT&T Newcos or their Affiliates relating to the Sites and not destroy or dispose of any such Books and Records for a period of three years from the Initial Closing Date, and thereafter, if it desires to destroy or dispose of the non-privileged Books and Records, to offer first in writing, at least 30 days prior to such destruction or disposition, to surrender them to the AT&T Newcos and (ii) afford the AT&T Newcos, their advisors, accountants and legal counsel, during normal business hours, upon reasonable request, reasonable access to such non-privileged Books and Records and, if required in connection with the foregoing, to the employees of Acquiror or its Affiliates, in each case to the extent that such access may be requested for any legitimate purpose, unless such non-privileged Books and Records have been disposed of in accordance with this Section 9.1(c).

(d) On or prior to the Initial Closing Date, and subject to Laws relating to the exchange of information, the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries (individually and jointly, as applicable) shall use their commercially reasonable efforts to deliver, or cause to be delivered, to Acquiror and the Tower Operator, as applicable, (i) all keys and other security access codes or devices providing entry to the Towers located at the Sites (other than AT&T Improvements); (ii) to the extent not available in AT&T’s online data room or on the FAA’s website, a copy of the determination of “No Hazard” to air navigation from the FAA for each Tower with respect to which such determination was issued, if such determinations are in the possession of the AT&T Parties, the AT&T Newcos or the Sale Site Subsidiaries; and (iii) to the extent not available in AT&T’s online data room or on the FCC’s website, a copy of the currently existing FCC Form 854R for each Tower with respect to which such form is required, if such forms were created and are in the possession of the AT&T Parties, the AT&T Newcos or the Sale Site Subsidiaries. In addition, as promptly as reasonably practicable following the applicable written request therefor by Acquiror, and subject to Laws relating to the exchange of information, the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries (individually and jointly, as applicable) shall, prior to the Initial Closing Date, use their commercially reasonable efforts to (A) make available to Acquiror and the Tower Operator the Pre-Integration Records reasonably requested by Acquiror that are in the possession of the AT&T Parties and cooperate with Acquiror and the Tower Operator in connection with the Data Integration Process described on Schedule 6 and (B) make available to Acquiror and the Tower Operator all master site inspection agreements, master site maintenance agreements, light monitoring agreements and lease optimization agreements to the extent exclusively relating to the Sites or the operation of the Sites or, to the extent not so exclusively related, reasonable extracts thereof.

(e) As promptly as reasonably practicable after the Initial Closing Date, the AT&T Parties shall (i) use their commercially reasonable efforts to ensure that Acquiror or the Tower Operator, as applicable, is afforded access to the Towers promptly following the Initial Closing substantially equivalent to the access afforded to the AT&T Parties immediately prior to the Initial Closing and (ii) deliver or constructively deliver to the Tower Operator and the Sale Site Subsidiaries, as applicable, the Books and Records included in the definition of Tower Related Assets that have not previously been made available to Acquiror.

SECTION 9.2 Efforts to Close; Cooperation.

(a) Subject to the provisions of this Agreement, from the date of this Agreement until the Initial Closing, the AT&T Parties and Acquiror each shall use their commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Collateral Agreements, and to cooperate with the other in connection with the foregoing and (ii) refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which would reasonably be expected to impede or impair the prompt consummation of the transactions contemplated by this Agreement, including using their commercially reasonable efforts to (A) obtain all necessary waivers, consents, releases and approvals that are required for the consummation of the transactions contemplated by this Agreement, (B) obtain all consents, approvals and authorizations that are required by this Agreement or any Collateral Agreement to be obtained under any Law, (C) lift or rescind any Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and the Collateral Agreements, (D) effect all necessary registrations and filings, including filings and submissions of information requested or required by any Governmental Authority, and (E) fulfill all conditions to the other Parties’ obligation to consummate this Agreement. With respect to any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of the Parties to promptly consummate the transactions contemplated by this Agreement and the Collateral Agreements, the Parties shall use their commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, or to seek the removal, vacatur or nullification thereof, as the case may be. In no event, however, shall the AT&T Parties or any of their respective Affiliates be obligated to divest or hold separate any business or assets in connection with the consummation of the transactions contemplated by this Agreement or any Collateral Agreement, agree to any condition, restriction or limitation with respect to any AT&T Party or its respective Affiliates or any of their respective assets or operations, exclude any Portfolio Site from the transactions contemplated by this Agreement and the Collateral Agreements or, except as otherwise expressly provided in this Agreement or any Collateral Agreement (including with respect to any Transaction Revenue Sharing Payments), pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with their obligations under this Section 9.2 (any such obligation, agreement offer or grant, being a “Regulatory Condition”). Notwithstanding anything to the contrary in this Section 9.2 or otherwise, nothing in this Agreement or any Collateral Agreement shall prevent or restrict the AT&T Contributors or any of their respective Affiliates in any manner from engaging in any merger, acquisition or business combination transaction or any sale, disposition or transfer of any assets (other than a sale, disposition or transfer of any Included Property or any related Collocation Agreements to any Person other than Acquiror) or any other corporate transaction.

(b) Without limiting the generality or effect of the foregoing, in the event that a Party determines in good faith that any filing or other documentation is required by applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby, the Parties shall cooperate to make such filings and use commercially reasonable efforts to provide such other documentation such that the transactions contemplated hereby can be consummated as promptly as possible after the date of this Agreement.

SECTION 9.3 Further Assurances. From time to time, whether before, at or after the applicable Closing Date, each of the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries and Acquiror and the Tower Operator shall execute and deliver such further instruments of conveyance and assignment and take such other reasonable actions as may be necessary, proper or advisable to carry out the purposes and intent of this Agreement and the transactions contemplated by this Agreement and the Collateral Agreements. The AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries shall use commercially reasonable efforts to furnish and provide to Acquiror and the Tower Operator, upon the request of Acquiror, such Books and Records in their possession (including ground lessor reimbursement or similar requests) as may be necessary in connection with the prosecution or defense by Acquiror or the Tower Operator of any litigation or other proceeding relating to the Included Property of the Sites, the related Collocation Agreements, the Post-Closing Liabilities, or the Sale Sites; provided, however, that the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries shall not be required to deliver to Acquiror or the Tower Operator any privileged document, unless the Parties enter into a joint defense or similar agreement; provided further that, notwithstanding anything to the contrary contained in this Section 9.3, if any of the Parties are in an adversarial relationship to any other Party in any litigation or proceeding, the furnishing of Books and Records between such Parties in accordance with this Section 9.3 shall be subject to applicable rules relating to discovery.

SECTION 9.4 Conduct of Collocation Operations and the Sites.

(a) From the date of this Agreement until the Initial Closing Date, except as expressly permitted by this Agreement or set forth in Section 9.4(a) of the AT&T Disclosure Letter, the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries and their respective Affiliates shall operate, manage, maintain and repair the Collocation Operations and the Sites (including the Included Property and any actions or activities relating to Ground Leases) in compliance with all applicable Laws in all material respects, in accordance with industry standards for wireless communication tower sites (it being understood that, for the purposes of this Section 9.4(a), adherence to the requirements of AT&T’s FCC/FAA compliance program shall not be deemed to be inconsistent with industry standards for wireless communication tower sites) and in the ordinary course of business consistent in all material respects with past practice.

(b) From the date of this Agreement until the Initial Closing Date with respect to each Site, except as contemplated by this Agreement or set forth in Section 9.4(b) of the AT&T Disclosure Letter, the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries and their respective Affiliates shall not, without the consent of Acquiror:

(i) sell, dispose of, transfer, lease, license or encumber any of their interests in any of the Sites (including the Included Property), other than Permitted Liens and replacements of worn, outmoded or defective equipment, in each case, in the ordinary course of business consistent in all material respects with past practice;

(ii) manage, operate or maintain any Site in a manner that would diminish its expected residual value in any material respect or shorten its expected remaining economic life in any material respect;

(iii) enter into, modify, accelerate, amend, terminate, cancel or grant any waiver or release under any Material Agreement except on commercially reasonable and prevailing market terms and in the ordinary course of business consistent in all material respects with past practice;

(iv) renew any Material Agreement except in the ordinary course of business and consistent with past practice;

(v) accelerate or delay collection of accounts receivable or payment of any accounts payable in advance of or beyond their regular due dates or the dates when the same would have been collected or paid, as applicable, except in the ordinary course of business consistent with past practice; or

(vi) authorize, commit to, resolve or agree, whether in writing or otherwise, to take any of the actions set forth in this Section 9.4(b) and not otherwise permitted by such Section or this Agreement or the Collateral Agreements.

(c) Notwithstanding this Section 9.4, nothing in this Agreement or any Collateral Agreement shall be construed or interpreted to restrict the AT&T Parties in their sole discretion from (i) engaging in any activity not related to the Sites, (ii) taking any action with respect to any Sites expressly contemplated under Article 4, including designating a Site as an Excluded Site, subject to the limitations contained in Article 4 of this Agreement and the other terms of this Agreement, or (iii) removing Excluded Assets from, or modifying Excluded Assets located at, the Sites in a manner that does not adversely impact or affect any Site in any material respect.

(d) Prior to the Initial Closing, the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries and their respective Affiliates shall cancel and terminate any and all services provided by third parties pursuant to which such third parties negotiate or otherwise assist in any way with, on behalf of or in the name thereof, any modification, acceleration, amendment, renewal, termination, cancelation, waiver or release to, of or under any Ground Lease or Collocation Agreement.

(e) As promptly as reasonably practicable following each applicable Closing Date, the AT&T Parties and the AT&T Newcos shall, with respect to each Assignable Site, Contributable Site, Pre-Lease Site and Lease Site registered with the FCC pursuant to 47 C.F.R. §17.4, change the ownership name of such Site on the FCC antenna structure registry to the applicable AT&T Newco or, at the Initial Closing Date, the applicable Sale Site Subsidiary. As promptly as reasonably practicable following each applicable Closing Date, the Parties shall, with respect to each Assignable Site, Contributable Site, Pre-Lease Site and Lease Site registered with the FCC pursuant to 47 C.F.R. § 17.4, reasonably cooperate to cause the ownership name of such Site on the FCC antenna structure registry to be changed to the Tower Operator or the applicable Sale Site Subsidiary.

(f) The AT&T Parties shall, at their sole cost and expense, discharge all Liens on the Included Property of the Sites securing Indebtedness of AT&T or its Affiliates.

SECTION 9.5 Public Announcements. The initial press release of AT&T announcing this Agreement, any Collateral Agreement and the transactions contemplated hereby and thereby shall be in substantially the form attached to this Agreement as Exhibit N-1. The initial press release of Acquiror announcing this Agreement, any Collateral Agreement and the transactions contemplated hereby and thereby shall be in substantially the form attached to this Agreement as Exhibit N-2. Except as otherwise agreed to by the Parties, the Parties shall not (and shall cause their Affiliates not to) publish any report, statement or press release or otherwise make any public statements with respect to this Agreement, any Collateral Agreement or the transactions contemplated hereby or thereby, except as advised by outside legal counsel of a Party which may be required by Law or by the rules of a national securities exchange, and in any event a Party shall, to the extent practicable, consult with the other Party a reasonable time in advance of such required disclosure, including furnishing (to the extent practicable) a draft thereof to the other Parties in advance of publication or release and considering in good faith any comments of such other Parties.

SECTION 9.6 Corporate Names.

(a) Acquiror acknowledges and agrees that the AT&T Parties and their respective Affiliates have the absolute and exclusive proprietary rights, by ownership or license, to use all Names incorporating “AT&T” by itself or in combination with any other Name and the corporate design logo associated with “AT&T” and its color scheme, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being Leased, or otherwise assigned or transferred, hereby or in connection herewith. Acquiror shall not, nor shall it permit any of its Affiliates to, use any name, phrase or logo incorporating “AT&T” or such corporate design logo or its color scheme in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Sites.

(b) The AT&T Parties acknowledge and agree that Acquiror and its Affiliates have the absolute and exclusive proprietary rights, by ownership or license, to use all Names incorporating “Crown Castle” by itself or in combination with any other Name, including the corporate design logo associated with “Crown Castle” and its color scheme, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being Leased, or otherwise assigned or transferred, hereby or in connection herewith. The AT&T Parties shall not, nor shall they permit any of their Affiliates, including the AT&T Newcos, to, use any Name, phrase or logo incorporating “Crown Castle” or such corporate design logo or its color scheme in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Sites.

SECTION 9.7 Actions by Acquiror and AT&T Parties’ Subsidiaries. Acquiror and each of the AT&T Parties shall ensure that each of their respective Subsidiaries (if any) takes all actions necessary to be taken by such Subsidiary in order to fulfill their respective obligations under this Agreement and the Collateral Agreements.

SECTION 9.8 Title Insurance Commitments. The Tower Operator or any Sale Site Subsidiary, at its sole cost and expense, may purchase upon the occurrence of the Initial Closing or any subsequent Closing, as applicable, fee title, leasehold or leasehold lender’s title insurance policies (the “Title Policies”), but the AT&T Contributors shall not be required to execute any affidavits, indemnities or other documentation in connection therewith. Obtaining Title Policies for any of the Sites shall not be a condition to the occurrence of the applicable Closing. The Tower Operator and the Sale Site Subsidiaries shall instruct any Title Company that is preparing title reports or commitments for the Tower Operator to deliver copies thereof to the AT&T Contributors at the same time it delivers such reports or commitments to the Tower Operator and the Sale Site Subsidiaries.

SECTION 9.9 AT&T and its Affiliates’ Rights.

Notwithstanding any other provision in this Agreement or any Collateral Agreement, the Parties acknowledge and agree that, except with respect to the Sites, nothing in this Agreement or any Collateral Agreement is intended to create any prohibition or restriction on AT&T’s or its Affiliates’ ability to construct, lease or otherwise obtain the right to use (and lease tower space to third parties on) wireless communications tower sites, including any Excluded Sites.

SECTION 9.10 Transaction Revenue Sharing Payments.

(a) In the event any claim, action, suit or other proceeding by any Ground Lessor or other Person is threatened or commenced which claims that Transaction Revenue Sharing Payments are owed as a result of the payment contemplated by Section 2.2(c) and Section 3.2, each Party agrees to promptly notify the other Parties and agrees to reasonably cooperate and use commercially reasonable efforts to jointly negotiate with such Ground Lessor or other Person to amend the applicable Ground Lease to minimize the amount of Transaction Revenue Sharing Payments under such Ground Lease payable as a result of, or otherwise triggered by, the payment contemplated by Section 2.2(c) and Section 3.2. If such an amendment is not effectuated, the Parties shall discuss in good faith whether it is commercially advisable to defend against such claim, action, suit or other proceeding. Following such discussion, (i) if Acquiror determines in its good faith commercial judgment that it is advisable to defend against such claim, action, suit or other proceeding, Acquiror shall have the right to assume and direct the defense of such claim, action, suit or other proceeding and AT&T shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Acquiror, and (ii) if Acquiror determines in its good faith commercial judgment that it is not advisable to defend against such claim, action, suit or other proceeding, Acquiror shall promptly after making such determination deliver to AT&T written notice describing in reasonable detail the reasons for such determination, and AT&T and its Affiliates may assume and direct such defense if the basis for Acquiror’s determination was related to other arrangements with the applicable Ground Lessors, but otherwise AT&T and its Affiliates shall not assume, direct or pursue any such defense. The fees and expenses of counsel employed by (i) Acquiror in assuming and directing the defense of any such claims, actions, suits or other proceedings in the circumstances described in clause (i) of the preceding sentence and (ii) AT&T in assuming and directing the defense of any such claims, actions, suits or other proceedings in the circumstances described in clause (ii) of the preceding sentence, shall in each case be shared equally by AT&T and Acquiror. In no event may (A) a Party agree to amend any such Ground Lease or otherwise take any action reasonably likely to adversely affect such Ground Lease without the consent of Acquiror, (B) a Party settle, compromise or discharge such claims, actions, suits or other proceedings without the consent of the other Parties, in each case such consent not to be unreasonably withheld, delayed or conditioned, or (C) a Party enter into any settlement, agreement, arrangement or understanding in connection with any such claim, action, suit or other proceeding that would result in the payment of any Transaction Revenue Sharing Payments without the prior written consent of the other Parties, such consent not to be unreasonably withheld, delayed or conditioned.

(b) Notwithstanding anything in Section 9.10(a) to the contrary, in the event that (i) the applicable Ground Lessor with respect to any Site has threatened or commenced a claim, action, suit or other proceeding claiming that Transaction Revenue Sharing Payments are owed to it, (ii) no such Transaction Revenue Sharing Payments have theretofore been previously paid to such Ground Lessor and (iii) Acquiror or the Tower Operator have taken actions after the Initial Closing with respect to such Site in connection with potentially acquiring such Site, then AT&T and its Affiliates may, at their own expense, assume and direct the defense of such claim, action, suit or proceeding and Acquiror shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by AT&T and its Affiliates.

SECTION 9.11 Financing.

(a) Acquiror shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate an equity financing with net proceeds of no less than $1,100,000,000 (the “Equity Amount”) as soon as reasonably practicable after the date of this Agreement.

(b) In the event that Acquiror has not consummated an equity financing with net proceeds equal to or greater than the Equity Amount by the 10th Business Day following the date of this Agreement, then Acquiror shall pay to AT&T, as liquidated damages and not as a penalty, on the 11th Business Day following the date of the Agreement and on every 7th day thereafter (or on next Business Day if such day is not a Business Day) the Weekly Amount in immediately available funds to an account designated by AT&T; provided, however, that Acquiror’s obligation to pay to AT&T the Weekly Amount shall terminate (and no further Weekly Amount payments shall come due or be payable) upon the earliest to occur of (i) the date on which the equity financing described in Section 9.11(a) is consummated, (ii) the Initial Closing Date and (iii) the termination of this Agreement in accordance with its terms. For the purposes of this Agreement, “Weekly Amount” means, (i) for the first payment due pursuant to this Section 9.11(b), $1,000,000 and (ii) for each payment due pursuant to this Section 9.11(b) thereafter, an amount equal to $1,000,000 plus the amount due in respect of the immediately preceding payment (whether or not paid). For the avoidance of doubt, no amounts that become payable to AT&T pursuant to this Section 9.11(b) shall be credited against the Consideration or otherwise reimbursable to Acquiror. From and after the consummation of the equity financing with net proceeds of no less than the Equity Amount, Acquiror shall maintain available cash, committed financing (including under any portion of Debt Financing Commitment) and available capacity under its existing revolving credit facility sufficient in the aggregate to enable Acquiror and the Tower Operator to consummate the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed by the Parties that, following the consummation of the equity financing described in Section 9.11(a), Acquiror shall have the right in its sole discretion to cancel or terminate any and all commitments under the Debt Financing Commitment, so long as after giving effect to such cancellation or termination Acquiror shall maintain available cash (including from the proceeds of any equity financing), committed financing (including under any portion of Debt Financing Commitment) and available capacity under its existing revolving credit facility sufficient in the aggregate to enable Acquiror and the Tower Operator to consummate the transactions contemplated hereby, including payment of the Consideration and fees and expenses of Acquiror relating to the transactions contemplated hereby.

(d) If any commitments under the Debt Financing Commitment remain outstanding as of the date that is 20 Business Days prior to the Target Date, Acquiror shall cause the Marketing Period (as defined in the Debt Financing Commitment) to be concluded by the Business Day preceding the Target Date.

(e) Acquiror and the Tower Operator acknowledge and agree that the receipt of the Equity Amount and the Debt Financing are not conditions to the consummation of the Initial Closing or the other transactions contemplated by this Agreement and the Collateral Agreements, and that the failure to obtain the Equity Amount or the Debt Financing shall not in any way relieve Acquiror and the Tower Operator of their obligations to consummate the Initial Closing or the other transactions contemplated by this Agreement and the Collateral Agreements.

SECTION 9.12 Nature of Acquiror and Tower Operator. Immediately following the Initial Closing, after giving effect to the transactions contemplated by this Agreement, the Tower Operator will have a net worth equal to or greater than $100,000,000.

SECTION 9.13 Delivery of Rule 3-14 Financial Statements.

(a) The AT&T Parties shall prepare and deliver, or cause to be prepared and delivered, no later than the earlier of (i) 60 days following the date of this Agreement and (ii) the Initial Closing Date, an audited combined consolidated income statement in respect of the Portfolio Sites (other than any Excluded Sites set forth on the Site List) for the fiscal year ended December 31, 2012 and an unaudited combined consolidated income statement for the Portfolio Sites (other than any Excluded Sites set forth on the Site List) for the 9-month period ended September 30, 2013 (in each case, with any notes thereto as may be required by GAAP), including such items as are required for financial statements relating to the Sites prepared in accordance with Rule 3-14 of SEC Regulation S-X (the “Required Financial Statements”). Prior to the Initial Closing Date, the AT&T Parties shall use commercially reasonable efforts to cause the independent registered public accounting firm that completed the audit of the Required Financial Statements to provide a written consent to the inclusion of its audit report in appropriate filings by Acquiror or the Tower Operator with the SEC. As soon as practicable following the written request of Acquiror (but in any event within 40 days after such request, but in no event prior to 40 days after the end of the applicable quarterly stub period (other than with respect to the period ended December 31, 2013, for which the financial statements referred to in the last sentence of this Section 9.13(a) shall be the only financial statements provided)), the AT&T Parties shall deliver to Acquiror an unaudited combined consolidated income statement in respect of the Sites for the prior quarterly stub period(s) following the periods covered in the Required Financial Statements; provided that the AT&T Parties shall have no obligation hereunder to deliver any stub period statements for periods ending after the Initial Closing Date. The out-of-pocket costs and expenses of preparing the Required Financial Statements and subsequent stub period updates thereof shall be shared equally between Acquiror and the AT&T Parties. Notwithstanding anything herein to the contrary, if the Initial Closing Date occurs on or after February 1, 2014, the AT&T Parties shall prepare and deliver, or cause to be prepared and delivered, prior to the Initial Closing an audited combined consolidated income statement in respect of the Portfolio Sites (other than any Excluded Sites set forth in the Site List) for the fiscal year ended December 31, 2013 (with any notes thereto as may be required by GAAP), including such items as are required for financial statements relating to the Sites prepared in accordance with Rule 3-14 of SEC Regulation S-X, and such income statement shall be deemed to be the Required Financial Statements (and the financial statements referred to in the first sentence of this Section 9.13(a) shall cease to be the Required Financial Statements for purposes of this Agreement).

(b) The AT&T Parties shall prepare and deliver, or cause to be prepared and delivered, no later than 20 Business Days following the Initial Closing Date, the combined consolidated income statements for the periods covered by the Required Financial Statements and any unaudited combined consolidated income statements for subsequent quarterly stub periods required to be delivered prior to the Initial Closing pursuant to Section 9.13(a) (in each case, for the Sites after giving effect to the removal of any Excluded Sites at or prior to the Initial Closing).

SECTION 9.14 Confidentiality.

(a) Acquiror and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement, which is incorporated in this Agreement by reference. The Confidentiality Agreement shall terminate at the Initial Closing; if this Agreement is, for any reason, terminated prior to the Initial Closing, the Confidentiality Agreement shall survive as provided in Section 12.2.

(b) The AT&T Parties and the AT&T Newcos shall keep confidential, and shall cause AT&T’s Subsidiaries and instruct their and AT&T’s Subsidiaries’ respective Representatives to keep confidential, all information relating to the Sites or the Included Property of the Sites, this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby, (i) except as required to be disclosed by Law, stock exchange rule, governmental request, court order, subpoena, regulation or other process of Law, provided that the party required to disclose such information shall have, to the extent practicable, (x) promptly notified Acquiror, the Tower Operator and, after the Initial Closing Date, the Sale Site Subsidiaries of any such disclosure obligation prior to such disclosure and (y) used commercially reasonable efforts to cooperate with Acquiror, the Tower Operator and, after the Initial Closing Date, the Sale Site Subsidiaries to protect all such information from such disclosure, including seeking a protective order, (ii) except for information that is available to the public on the Initial Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 9.14(b), (iii) except as required to fulfill any of their obligations under this Agreement or any Collateral Agreement, (iv) except as becomes available to the AT&T Parties or the AT&T Newcos after the applicable Closing Date on a non-confidential basis from a source other than Acquiror or its Subsidiaries, provided that such other source is not known by the AT&T Parties or the AT&T Newcos after reasonable inquiry to be bound by a confidentiality obligation to Acquiror or its Subsidiaries or otherwise to be prohibited from disclosing such information to the AT&T Parties or the AT&T Newcos, (v) except for information independently developed by the AT&T Parties or the AT&T Newcos after the applicable Closing Date without use of any information relating to the Sites or the Included Property of the Sites in their possession prior to the applicable Closing Date or (vi) to the extent necessary to assert any right or defend against any Claim arising under this Agreement or any Collateral Agreement. The covenant set forth in this Section 9.14(b) shall terminate three years after the Initial Closing.

SECTION 9.15 Environmental Matters.

(a) Acquiror may commission, at Acquiror’s cost and expense, Phase I environmental assessments of all Sites. Acquiror shall indemnify the AT&T Contributors and the AT&T Newcos and their respective Affiliates for any Claims resulting from or arising out of the activities undertaken to conduct Phase I environmental assessments of any Site by or on behalf of Acquiror; provided, however, that Acquiror shall not indemnify the AT&T Contributors and the AT&T Newcos and their respective Affiliates for any Claim to the extent caused by (i) the gross negligence or willful misconduct of any AT&T Contributor, AT&T Newco or such Affiliate or (ii) any environmental condition existing on any Site prior to Acquiror’s or its agent’s entry thereon (except for any incremental damage, release or exacerbation of an existing condition caused by Acquiror or its agents with respect to any such environmental condition).

(b) If requested by the AT&T Contributors, Acquiror shall promptly provide (at AT&T Contributors’ cost and expense) to the AT&T Contributors and the AT&T Newcos copies of any and all Phase I environmental assessment reports commissioned by Acquiror on the Sites. Unless otherwise required by applicable Law, none of such reports or any information contained in such reports or otherwise generated by Acquiror or the Tower Operator under this Agreement shall be released to any Person without the prior written consent of Acquiror, the AT&T Newcos and the AT&T Contributors, which shall not be unreasonably withheld, except that any of Acquiror, the AT&T Newcos or the AT&T Contributors may provide such reports, on a confidential basis, to their respective Representatives and financing sources (and Representatives of their financing sources) or in connection with any merger or other corporate transaction of Acquiror or any AT&T Party, or disposition of assets, that includes the Sites to which the reports apply (or any Liability with respect thereto). For the avoidance of doubt, subject to Section 9.14(b), the foregoing shall in no way restrict the ability of AT&T or its Affiliates from, prior to the Initial Closing or the termination of this Agreement pursuant to Section 12.1, disclosing any information generated by AT&T or its Affiliates. If this Agreement is terminated pursuant to Section 12.1 or if any Site becomes an Excluded Site, Acquiror shall, if requested by the AT&T Contributors, promptly (A) turn over to the AT&T Contributors (at the AT&T Contributors’ sole cost and expense) all reports, documents, data and other writings and information, including copies and, if available, electronic format thereof, relating to any and all Phase I environmental assessments conducted pursuant to Section 9.15(a) with respect to environmental conditions or compliance associated with such (or all, in the event of termination of this Agreement) Sites, and such reports, documents or writings shall become the exclusive property of the AT&T Contributors; provided, however, that the AT&T Parties may not rely thereon and Acquiror shall have no obligations or liability with respect thereto, or (B) destroy such documentation and information in accordance with Section 9.1(c).

SECTION 9.16 Exclusivity.

(a) From the date of this Agreement through the earlier of the Initial Closing Date or the termination of this Agreement, the AT&T Parties shall not (and shall not cause their Representatives to) (i) solicit, initiate, facilitate or encourage the submission of any proposal or offer from any Person relating to the acquisition or lease of a material portion of the Portfolio Sites (a “Competing Transaction”), including from any Person (other than Acquiror or its Affiliates) that entered into a confidentiality agreement in connection with the process for the sale or lease of the Portfolio Sites as a whole (the “Auction”) by AT&T in 2013; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, other than in each case in a transaction which would permit AT&T and its Affiliates to assign, sell, convey, transfer, lease, sublease, license or otherwise dispose of the MPL or any of the MLAs or any of their respective rights, duties or obligations thereunder if one or more of such agreements were in effect at such time.

(b) From the date of this Agreement through the earlier of the Initial Closing Date or the termination of this Agreement, AT&T agrees not to release or permit the release of any

Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which AT&T or any of its Affiliates is a party with respect to the Auction. AT&T shall promptly request each Person that has executed a confidentiality agreement in connection with the Auction to return all confidential information furnished to such Person by or behalf of AT&T or its Affiliates.

(c) Notwithstanding anything to the contrary set forth in this Section 9.16, on and after February 1, 2014, the prohibitions described in Sections 9.16(a) and (b) shall cease to apply to AT&T and its Affiliates; provided, that the conditions set forth in paragraphs (a), (b), (d) and (i) of Section 10.2 would be capable of being satisfied on such date, if such date were the Initial Closing Date.

SECTION 9.17 Tower Bonds.

(a) Unless and until the Tower Operator has exercised its purchase option under the MPL with respect to any MPL Site, the applicable AT&T Newco shall use its commercially reasonable efforts to maintain or replace all Tower Bonds that are in existence as of the Initial Closing Date with respect to such MPL Site (and provide the Tower Operator copies of any such replacement), unless any such Tower Bond is no longer required with respect to such Site. The AT&T Contributors and their respective Affiliates will have no obligation to maintain any Tower Bonds with respect to an MPL Site following the exercise by the Tower Operator of the purchase option with respect to such MPL Site.

(b) Unless and until any non-Assignable Site is converted to an Assignable Site and a Subsequent Closing with respect to such Site is held in accordance with Section 2.6, the applicable AT&T Party shall use its commercially reasonable efforts to maintain or replace all Tower Bonds that are in existence as of the Initial Closing Date with respect to such Site (and provide the Sale Site Subsidiaries copies of any such replacement), unless any such Tower Bond is no longer required with respect to such Site. With respect to any Sale Site, no later than the date which is six months following the applicable Closing Date in the case of an Assignable Site, or six months following the applicable Subsequent Closing Date in the case of any Non-Assignable Site converted to an Assignable Site, Acquiror shall, or shall cause the applicable Sale Site Subsidiary to, at its own cost and expense, (i) cause all Tower Bonds with respect to such Assignable Site to be replaced and, to the extent applicable, terminated and discharged (including when any such Tower Bond expires or becomes subject to renewal during such six-month period), and (ii) cause all funds, property or other collateral related to such Tower Bonds that are actually received by such Sale Site Subsidiary to be promptly returned and paid to the applicable AT&T Contributor. The AT&T Contributors and their respective Affiliates will have no obligation to maintain any Tower Bonds with respect to such Assignable Sites following the expiration of the applicable six-month period.

SECTION 9.18 Master Collocation Agreements; Multiple Site Ground Leases; Affiliate Collocation Agreements.

(a) Following the Initial Closing Date and until the Final Closing Date, the Parties shall cooperate to bifurcate any material Master Collocation Agreement (so that one agreement pertains to the Sites and another agreement pertains to the remainder of the sites covered by the

Master Collocation Agreement); it being understood that (i) the foregoing shall not require either Party to agree to any conditions or pay any money to the applicable collocator in connection with such bifurcation, and (ii) the foregoing shall not apply if it would have an adverse impact on the rights of and obligations of the AT&T Parties under this Agreement or such Master Collocation Agreement. From and after the Initial Closing Date until the time as such Master Collocation Agreement has been so bifurcated, the AT&T Parties and the AT&T Newcos shall not amend, modify, cancel or grant any waiver or release under such Master Collocation Agreement in a manner that would reasonably be expected to adversely affect any Collocation Agreement without the consent of the Tower Operator or the applicable Sale Site Subsidiary, as applicable (such consent not to be unreasonably withheld, delayed or conditioned). Upon the bifurcation of any such Master Collocation Agreement, the Master Collocation Agreement pertaining to the Sites shall be deemed to be a “Collocation Agreement” hereunder and shall be treated in the applicable manner under this Agreement.

(b) Following the Initial Closing Date, the Parties shall cooperate to bifurcate any Multiple Site Ground Lease (so that one lease pertains to the Ground Leased Sites Land and another lease pertains to the remainder of the land covered by the Multiple Site Ground Lease); it being understood that (i) the foregoing shall not require either Party to agree to any conditions or pay any money to the applicable Ground Lessor in connection with such bifurcation and (ii) from and after the Initial Closing Date until the time as such Multiple Site Ground Lease has been bifurcated, the AT&T Parties and the AT&T Newcos shall not amend, modify, terminate, cancel or grant any waiver or release under such Multiple Site Ground Lease in a manner that would reasonably be expected to adversely affect any Ground Lease Sites without the consent of the Tower Operator (such consent not to be unreasonably withheld, delayed or conditioned).

(c) Prior to the Initial Closing Date, the AT&T Parties shall terminate any agreements between or among an AT&T Party (or any Affiliate thereof), on the one hand, and an Affiliate of such AT&T Party (or Affiliate thereof), on the other hand, pursuant to which such AT&T Party (or Affiliate thereof) rents or licenses to such Affiliate of such AT&T Party (or Affiliate thereof) space at any Site (including space on a Tower), including all amendments, modifications, supplements, assignments and guaranties related thereto as in effect from time to time prior to the Initial Closing.

SECTION 9.19 Entry into Ground Leases.

(a) With respect to each Site set forth on Schedule 7 (each, a “Schedule 7 Site”), AT&T shall cause the applicable AT&T Party, at or prior to the Initial Closing, to enter into a lease or sublease, as applicable, substantially in the form attached hereto as Exhibit S and otherwise in accordance with this Section 9.19(a) (each, a “Reserved Property Lease”). AT&T shall use commercially reasonable efforts to deliver to Acquiror a substantially complete draft of each Reserved Property Lease (including Exhibit A thereto describing in reasonable detail, whether by metes and bounds or graphically, the premises to be demised thereby) not later than five Business Days prior to the Initial Closing Date. The premises to be demised by each Reserved Property Lease shall constitute the entire Schedule 7 Site other than the Reserved Property of such Schedule 7 Site. The initial lessor and initial lessee under each Reserved Property Lease will be the AT&T Party which holds the fee simple interest in the related Schedule 7 Site or, in the case of a Schedule 7 Site which is subject to a Ground Lease, the

AT&T Party which holds the leasehold interest under such Ground Lease. In connection with the transactions contemplated by this Agreement with respect to the Schedule 7 Sites, at the Initial Closing or the applicable Subsequent Closing, the applicable AT&T Party will contribute, convey, assign, transfer and deliver to the applicable AT&T Newco in the case of a Contributable Site, or to the applicable Sale Site Subsidiary in the case of an Assignable Site, all of its respective right, title and interest in, to and under the lessee’s interest in each Reserved Property Lease.

(b) In the event either (A) AT&T shall fail to deliver a substantially complete draft of the Reserved Property Lease with respect to a Schedule 7 Site by the date that is five Business Days prior to the Initial Closing Date or (B) the demised premises described in Exhibit A of a draft Reserved Property Lease with respect to a Schedule 7 Site delivered by AT&T pursuant to Section 9.19(a) constitutes less than 500 square feet of ground space (including the ground on which the related Tower sits), then, unless Acquiror shall otherwise determine in its sole discretion, such Schedule 7 Site shall be deemed to be an Excluded Site at the Initial Closing.

SECTION 9.20 Notices of Certain Events; Supplemental Disclosure. Each Party shall use its commercially reasonable efforts to promptly notify the other Parties of any changes or events occurring between the date of this Agreement and any Closing with respect to any written notice or other written communication from any Governmental Authority in connection with an Authorization related to the consummation of the transactions contemplated by this Agreement.

SECTION 9.21 Master Emergency Backup Power Service Agreement. The Parties shall negotiate the form, terms and conditions of a definitive Master Emergency Backup Power Service Agreement (the “Master Emergency Backup Power Service Agreement”) on the basis of the Master Emergency Backup Power Service Agreement Term Sheet attached as Exhibit Q, in good faith, with such Master Emergency Backup Power Service Agreement to set forth arms’–length terms and incorporate usual and customary provisions for similar agreements. If the Parties fail to agree upon the Master Emergency Backup Power Service Agreement by the Initial Closing, such failure shall not cause the Initial Closing not to occur and the Parties shall be deemed to have made the delivery required by Section 10.2(f) or Section 10.3(d), as applicable, with respect to the Master Emergency Backup Power Service Agreement. To the extent that the Master Emergency Backup Power Service Agreement is not entered into by the Initial Closing, AT&T and Acquiror agree that the terms of the Master Emergency Backup Power Service Agreement Term Sheet shall become binding and be in full force and effect as of the Initial Closing, and each of AT&T and Acquiror agrees to be bound by and comply with the terms set forth in the Master Emergency Backup Power Service Agreement Term Sheet until such time as the Master Emergency Backup Power Service Agreement is entered into by AT&T and Acquiror.

SECTION 9.22 Transition Services Fees. Schedule A of the Transition Services Agreement includes a description of the transitional and operational services to be provided by AT&T or its Affiliates thereunder (the “Transition Services”) related to the Sites. The Parties acknowledge that the description of the Transition Services contained in Schedule A does not include specific service fees corresponding to each of the Transition Services. The Parties shall work in good faith to prepare, as soon as reasonably practicable after the date of this Agreement

(and in all events by the 30th day following the date of this Agreement), a schedule of “Service Fees,” as that term is used in the Transition Services Agreement. To the extent the Parties mutually agree upon such Service Fees, the Parties shall modify Schedule A of the Transition Services Agreement as of the Initial Closing to reflect such Service Fees. The Parties agree that if they are not able to agree to the Service Fees with respect to any Transition Services by the 30th day following the date of this Agreement, the Service Fees for any such Transition Service shall be determined in accordance with the terms of Section 3.1 of the Transition Services Agreement.

ARTICLE 10

CONDITIONS TO CLOSING

SECTION 10.1 Conditions to the Obligations of Each Party to the Initial Closing. The respective obligation of each Party to consummate the Initial Closing at the Initial Closing Date is subject to the satisfaction or waiver (to the extent permitted under applicable Law) on or prior to the Initial Closing Date of each of the following conditions: (a) at the Initial Closing, no Order shall be in effect prohibiting the closing of the transactions contemplated by this Agreement and the Collateral Agreements; and (b) the waiting period, if any, applicable to the consummation of the transactions contemplated by this Agreement and the Collateral Agreements under the HSR Act, if applicable, shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement and the Collateral Agreements, which action shall not have been withdrawn or terminated.

SECTION 10.2 Additional Conditions to Acquiror’s Obligation to the Initial Closing. Acquiror’s and the Tower Operator’s obligation to consummate the Initial Closing is subject to the satisfaction or waiver by Acquiror and the Tower Operator (to the extent permitted under applicable Law) on or prior to the Initial Closing Date of each of the following conditions:

(a) (i) The Specified Representations and Warranties of the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries (other than those qualified by Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries set forth in this Agreement that are qualified by reference to Material Adverse Effect, including those Specified Representations and Warranties qualified by Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (iii) the representations and warranties of the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries set forth in this Agreement (other than those set forth in Section 10.2(a)(i)) that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 10.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the AT&T Parties are not true and correct unless the failure of such representations and warranties of the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) The covenants and agreements of the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) The contributions, conveyances, assignments, transfers and deliveries contemplated by Schedule 1 of the AT&T Internal Transfers Agreement shall have been consummated in all material respects in accordance with the AT&T Internal Transfers Agreement.

(d) Acquiror shall have received a certificate, dated as of the Initial Closing Date, from (i) each AT&T Contributor signed on behalf of such AT&T Contributor by an authorized officer thereof and (ii) an authorized officer of AT&T with respect to itself, in each case, to the effect set forth in paragraphs (a) through (c) above and paragraph (i) below.

(e) No suit, action or other proceeding relating to the transactions contemplated by this Agreement and the Collateral Agreements shall be pending before or threatened by any Governmental Authority in which a Governmental Authority seeks or threatens to impose any conditions, liabilities, restrictions or requirements (including the taking of, or requirement to omit the taking of, actions) on (i) Acquiror or its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to be material and adverse to Acquiror and its Subsidiaries, taken as a whole, or (ii) the Sites, that would, individually or in the aggregate, reasonably be expected to be material and adverse to the Sites, taken as a whole. For purposes of this Section 10.2(e) and Section 10.3(f), no suit, action or other proceeding shall be deemed threatened unless the threat has been expressed either in writing or to one or more Representatives of Acquiror and AT&T at a meeting or telephone conference at which one or more Representatives of Acquiror and AT&T shall have been present.

(f) The AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries shall have executed and delivered to Acquiror, as applicable, all Collateral Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which any of them is a party.

(g) In connection with the transactions contemplated by Section 2.2(e), on the terms and subject to the conditions of this Agreement, the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries, as applicable, shall have delivered, or caused to be delivered, to Acquiror a duly executed certification of non-foreign status of each AT&T Contributor in connection with each Sale Site Subsidiary in a form complying with the requirements of Section 1445 of the

Code (a “FIRPTA Certificate”); provided, however, that if an AT&T Contributor fails to deliver such FIRPTA Certificate, no Party will be entitled to prevent or delay the Initial Closing but will be entitled to withhold and pay over to the U.S. Internal Revenue Service all requisite amounts, if any, as required in accordance with Section 1445 of the Code.

(h) The AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries shall have delivered, or caused to be delivered, to Acquiror and the Tower Operator (i) a copy of each AT&T Newco Certificate of Formation and each Sale Site Subsidiary Certificate of Formation, certified by the Secretary of State of Delaware as of a date no more than 10 days prior to the Initial Closing Date and (ii) a certified copy of each AT&T Newco LLC Agreement and Sale Site Subsidiary LLC Agreement.

(i) Since December 31, 2012, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 10.3 Additional Conditions to AT&T’s Obligations to the Initial Closing. The AT&T Parties’, the AT&T Newcos’ and the Sale Site Subsidiaries’ obligation to consummate the Initial Closing is subject to the satisfaction or waiver by AT&T, the AT&T Newcos and the Sale Site Subsidiaries (to the extent permitted under applicable Law) on or prior to the Initial Closing Date of each of the following conditions:

(a) (i) The Specified Representations and Warranties of Acquiror and the Tower Operator shall be true and correct in all material respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties of Acquiror and the Tower Operator set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 10.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Acquiror and the Tower Operator are not true and correct unless the failure of such representations and warranties of Acquiror and the Tower Operator to be true and correct would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror and the Tower Operator to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is or they are a party.

(b) The covenants and agreements of Acquiror and the Tower Operator to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) The AT&T Contributors shall have received a certificate, dated the Initial Closing Date, from Acquiror signed on behalf of Acquiror by an authorized officer of Acquiror with respect to itself to the effect set forth in paragraphs (a) and (b) above and paragraph (h) below.

(d) At the Initial Closing, Acquiror and the Tower Operator shall have executed and delivered to the AT&T Contributors and the AT&T Newco, as applicable, all Collateral Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which it is a Party.

(e) No Order of a Governmental Authority shall be in effect that imposes any Regulatory Condition on AT&T or any of its Affiliates in connection with the transactions contemplated in this Agreement.

(f) No suit, action or other proceeding relating to the transactions contemplated by this Agreement and the Collateral Agreements shall be pending before or threatened by any Governmental Authority in which a Governmental Authority seeks or threatens to impose any conditions, liabilities, restrictions or requirements (including the taking of, or requirement to omit the taking of, actions) on AT&T or its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to be material and adverse to AT&T and its Subsidiaries, taken as a whole (assuming for the purpose of this Section 10.3(f) that AT&T and its Subsidiaries, taken as a whole, has assets and results of operations comparable to the Sites as of the date of this Agreement, but assuming that the MLAs were in effect on the date of this Agreement).

(g) No change in applicable federal income Tax Law shall have occurred following the date of this Agreement that adversely impacts (i) the federal income Tax characterization of each of the MPL and Management Agreement (excluding any Managed Sale Site under the Management Agreement) as “true leases” for U.S. federal income tax purposes or (ii) the treatment of the prepaid rent received by the AT&T Parties under the MPL and the Management Agreement (excluding any Managed Sale Site under the Management Agreement) as being accounted for under Code Section 467 and the Treasury Regulations thereunder (as such Code Section and Treasury Regulations existed on the date hereof).

(h) Since December 31, 2012, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Tower Operator Material Adverse Effect.

SECTION 10.4 Conditions to the Obligations to Close the Subsequent Documentary Closings.

(a) The respective obligations of each Party to consummate each Documentary Subsequent Closing is subject to the satisfaction or waiver (to the extent permitted under applicable Law) of the following condition: on each such Documentary Subsequent Closing Date, no Order of a Governmental Authority shall be in effect, prohibiting, restraining or enjoining such Documentary Subsequent Closing;

(b) The obligation of Acquiror and the Tower Operator to consummate each Documentary Subsequent Closing is subject to the satisfaction or waiver by Acquiror and the Tower Operator of the following condition: the AT&T Parties and the AT&T Newcos shall have executed and delivered to Acquiror and the Tower Operator (i) amended schedules and exhibits to the MPL and the applicable MLA and (ii) such other agreements and documents as contemplated by Section 2.6 of this Agreement; and

(c) The obligation of the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries to consummate each Documentary Subsequent Closing is subject to the satisfaction or waiver of the following condition: Acquiror and the Tower Operator shall have executed and delivered to the AT&T Parties and the AT&T Newcos (i) amended schedules and exhibits to the MPL and the applicable MLA and (ii) such other agreements and documents as contemplated by Section 2.6 of this Agreement.

ARTICLE 11

INDEMNIFICATION; SURVIVAL

SECTION 11.1 Indemnification Obligations of the AT&T Parties and the AT&T Newcos.

(a) Without limiting the other obligations of the AT&T Parties under this Agreement and any Collateral Agreement, from and after the Initial Closing, AT&T shall defend, indemnify and save and hold harmless each of the Acquiror Indemnified Parties from and against all Claims to the extent resulting from, arising out of or relating to:

(i) any breach or inaccuracy of any representation or warranty, other than any Non-Surviving Representation and Warranty, made by any AT&T Party or any Sale Site Subsidiary in this Agreement (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Claim with respect thereto, the Specified Representations and Warranties, to the extent they are qualified as to materiality or by reference to a Material Adverse Effect, shall be deemed not to be so qualified);

(ii) any breach or nonperformance of any covenant or agreement made by any AT&T Party or, prior to the Initial Closing, any Sale Site Subsidiary in this Agreement;

(iii) any Taxes with respect to a Site that are attributable to any taxable period (or portion thereof) ending on or before the Initial Closing with respect to such Site (excluding for this purpose Transfer Taxes arising on the Initial Closing Date with respect to such Site as a result of or after the Initial Closing). For this purpose, Taxes determined on a periodic basis (e.g., property Taxes) shall be treated as accruing on a daily pro rata basis during the taxable period to which they relate;

(iv) any Transfer Taxes with respect to a Site imposed with respect to transfers exclusively between AT&T and its Affiliates; or

(v) any Pre-Closing Liabilities.

(b) Without limiting the other obligations of the AT&T Newcos under this Agreement and any Collateral Agreement, from and after the Initial Closing, the AT&T Newcos shall, jointly and severally, defend, indemnify and save and hold harmless each of the Acquiror

Indemnified Parties from and against all Claims to the extent resulting from, arising out of or relating to:

(i) any breach or inaccuracy of any representation or warranty made by any AT&T Newco in this Agreement (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Claim with respect thereto, the Specified Representations and Warranties, to the extent they are qualified as to materiality or by reference to a Material Adverse Effect, shall be deemed not to be so qualified); or

(ii) any breach or nonperformance of any covenant or agreement made by any AT&T Newco in this Agreement.

(c) The rights of Acquiror Indemnified Parties to indemnification under this Agreement shall not be affected by any investigation conducted or actual or constructive knowledge acquired at any time by an Acquiror Indemnified Party, whether before or after the date of this Agreement or any Closing Date.

SECTION 11.2 Indemnification Obligations of Acquiror and the Tower Operator.

(a) Without limiting Acquiror’s other obligations under this Agreement or any Collateral Agreement, from and after the Initial Closing, Acquiror shall defend, indemnify and save and hold harmless each of the AT&T Indemnified Parties from and against all Claims to the extent resulting from, arising out of or relating to:

(i) any breach or inaccuracy of any representation or warranty other than a Non-Surviving Representation and Warranty made by Acquiror in this Agreement (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Claim with respect thereto, the Specified Representations and Warranties, to the extent they are qualified as to materiality, shall be deemed not to be so qualified);

(ii) any breach or nonperformance of any covenant or agreement made by Acquiror or, after the Initial Closing, any Sale Site Subsidiary in this Agreement;

(iii) any Post-Closing Liabilities; or

(iv) any Acquiror Indemnified Site Claims.

(b) Without limiting the Tower Operator’s other obligations under this Agreement or any Collateral Agreement, from and after the Initial Closing, the Tower Operator shall defend, indemnify and save and hold harmless each of the AT&T Indemnified Parties from and against all Claims to the extent resulting from, arising out of or relating to:

(i) any breach or inaccuracy of any representation or warranty made by the Tower Operator in this Agreement (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Claim with respect thereto, the Specified Representations and Warranties, to the extent they are qualified as to materiality, shall be deemed not to be so qualified); or

(ii) any breach or nonperformance of any covenant or agreement made by the Tower Operator in this Agreement.

(c) The rights of the AT&T Indemnified Parties to indemnification under this Agreement shall not be affected by any investigation conducted or actual or constructive knowledge acquired at any time by an AT&T Indemnified Party, whether before or after the date of this Agreement or any Closing Date.

(d) Acquiror’s and the Tower Operator’s payment and indemnification obligations with respect to Taxes (other than such obligations with respect to Taxes as a result of Section 11.8) shall be governed solely under Section 22 and Section 34 of the MPL and Section 2.10 hereof and not this Article 11.

SECTION 11.3 Indemnification Claim Procedure.

(a) If any Party asserting a claim for indemnification (an “Indemnified Party”) shall desire to assert any claim for indemnification provided for under this Article 11 in respect of, arising out of or involving a claim or demand made by any Person (other than a Party) against an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify the Party or Parties alleged to be obligated to indemnify (the “Indemnifying Party”) in writing of such Third Party Claim, describing in reasonable detail the amount or the estimated amount of Claims sought thereunder, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that any failure to provide or delay in providing a Third Party Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay. To the extent permitted by applicable Law, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that any failure to deliver or delay in delivering such copies shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party’s ability to defend such claim shall have been actually prejudiced as a result of such failure or delay.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party by delivering notice to the Indemnified Party in writing within 20 Business Days after receiving the Third Party Claim Notice that it elects to assume such defense and pay its defense costs in connection therewith (including attorneys’ fees and expenses). If the Indemnifying Party declines, fails to respond to the Third Party Claim Notice or fails to assume the defense of the Third Party Claim within such 20 Business Day period, then the Indemnified Party may control the defense of such Third Party Claim. Should the Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be required to indemnify the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Third Party Claim involves conflicts of interest or substantially different defenses for the Indemnified Party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party chooses to defend any Third Party Claim, all the Parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include using commercially reasonable efforts to retain and (upon the Indemnifying Party’s request) provide to the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and using commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising out of or in connection with, any Third Party Claim without the written consent of the applicable Indemnified Party; provided, however, that the Indemnified Party shall not withhold its consent if (i) contemporaneously with the effectiveness of such settlement, compromise or consent, the Indemnifying Party pays in full any obligation imposed on the Indemnified Party by such settlement, compromise or consent, which as a condition to such settlement, compromise or consent releases each relevant Indemnified Party completely and unconditionally in connection with such settlement, compromise or consent and without any finding or admission of any violation of Law or admission of any wrongdoing and (ii) such settlement, compromise or consent does not contain any equitable Order or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article 11 other than a claim in respect of, arising out of or involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Direct Claim, describing in reasonable detail the specific provisions of this Agreement claimed to have been breached, the factual basis supporting the contention that such provisions were breached, the amount or the estimated amount of damages sought thereunder, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Direct Claim Notice”); provided, however, that any failure to provide or delay in providing such notification shall not affect the indemnification provided for hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay. The Indemnifying Party shall have a period of 20 Business Days within which to respond to any Direct Claim Notice, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this Article 11. If the Indemnifying Party does not so respond within such 20 Business Day period stating that the Indemnifying Party disputes its liability for such claim, the Indemnifying Party will be deemed to have accepted such claim, such claim shall be conclusively deeded a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party as promptly as reasonably practicable after demand therefore or, in the case of any Direct Claim Notice in which the amount of the claim (or any portion thereof) is estimated, as promptly as reasonably practicable after such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party disputes all or any part of such claim, the Indemnified Party and the Indemnifying Party shall attempt in good faith for 20 Business Days to resolve such claim. If no such agreement can be reached through good faith negotiation within 20 Business Days, either the Indemnified Party or the Indemnifying Party may act to resolve such dispute in accordance with Section 13.2.

(d) The AT&T Contributors and their Affiliates shall control the defense of all Claims related to Pre-Closing Liabilities.

SECTION 11.4 Indemnity Period. Except with respect to fraud by or on behalf of the Indemnifying Party, the obligations of any Indemnifying Party to indemnify any Indemnified Party:

(a) pursuant to Section 11.1(a)(i), Section 11.1(b)(i), Section 11.2(a)(i) or Section 11.2(b)(i) shall terminate on the date that is 12 months following the Initial Closing Date; provided, however, that the obligations of any Indemnifying Party to indemnify any Indemnified Party from, against and in respect of any and all Claims that arise out of or relate to any breach or inaccuracy of any Specified Representation and Warranty shall survive indefinitely;

(b) pursuant to Section 11.1(a)(ii), Section 11.1(b)(ii), Section 11.2(a)(ii) or Section 11.2(b)(ii) shall survive until the time period stated in the covenant that is the subject of such Claim or until the expiration of the applicable statute of limitations if unstated;

(c) pursuant to Section 11.1(a)(iii) or Section 11.1(a)(iv) shall terminate on the date that is 90 days following the expiration of the applicable statute of limitations, including as it may be extended from time to time by the mutual agreement of AT&T and Acquiror;

(d) pursuant to Section 11.1(a)(v) or Section 11.2(a)(iv) shall terminate on the date that is five years following the Initial Closing Date; and

(e) pursuant to Section 11.2(a)(iii) shall survive indefinitely.

Notwithstanding anything to the contrary in this Agreement, notices for Claims must be delivered before expiration of any applicable survival period specified in this Section 11.4; provided, however, that if prior to the close of business on the last day of the applicable Indemnity Period, an Indemnifying Party has been properly notified of a Claim for losses under this Agreement and such Claim has not been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity under this Agreement until such Claim is finally resolved or disposed of in accordance with the terms of this Agreement.

SECTION 11.5 Liability Limits.

(a) Notwithstanding anything to the contrary in this Agreement, the AT&T Parties and the AT&T Newcos, collectively, shall have no obligation to indemnify (including any obligation to make any payments to) any Acquiror Indemnified Party with respect to (i) any single Claim less than $40,000 (each, a “De Minimis Claim”) under Section 11.1(a)(i) or Section 11.1(b)(i), (ii) any Claims under Section 11.1(a)(i) or Section 11.1(b)(i) unless and until the aggregate amount of such Claims (excluding amounts associated with De Minimis Claims) exceeds an amount equal to $42,000,000 (the “Representations and Warranties Deductible”), after which the AT&T Parties and the AT&T Newcos, collectively, shall only be required to indemnify the Acquiror Indemnified Parties for all such Claims (excluding amounts associated with De Minimis Claims) in excess of the Representations and Warranties Deductible and (iii) any Claims under Section 11.1(a)(v) unless and until the aggregate amount of such Claims exceeds an amount equal to $8,400,000 (the “Pre-Closing Claims Deductible”), after which the AT&T Parties and the AT&T Newcos, collectively, shall only be required to indemnify the Acquiror Indemnified Parties for all such Claims in excess of the Pre-Closing Claims Deductible. In no event shall the AT&T Parties or the AT&T Newcos be required to indemnify the Acquiror Indemnified Parties under Section 11.1(a)(i) or Section 11.1(b)(i), taken together, for more than $242,500,000 in the aggregate (the “Cap”). Notwithstanding the foregoing, the limitations set forth in this Section 11.5(a) shall not apply to any Claims resulting from or arising out of breaches of the Specified Representations and Warranties or due to fraud, by or on behalf of the Indemnifying Party.

(b) Notwithstanding anything to the contrary in this Agreement, Acquiror and the Tower Operator, collectively, shall have no obligation to indemnify (including any obligation to make any payments to) any AT&T Indemnified Party with respect to (i) any De Minimis Claim under Section 11.2(a)(i) or Section 11.2(b)(i) and (ii) any Claims under Section 11.2(a)(i) or Section 11.2(b)(i) unless and until the aggregate amount of such Claims (excluding amounts associated with De Minimis Claims) exceeds the Representations and Warranties Deductible, after which Acquiror and the Tower Operator, collectively, shall only be required to indemnify the AT&T Indemnified Parties for all such Claims (excluding amounts associated with De Minimis Claims) in excess of the Representations and Warranties Deductible. In no event shall Acquiror or the Tower Operator be required to indemnify the AT&T Indemnified Parties under Section 11.2(a)(i) or Section 11.2(b)(i), taken together, for more than the Cap in the aggregate. Notwithstanding the foregoing, the limitations set forth in this Section 11.5(b) shall not apply to any Claims resulting from or arising out of breaches of the Specified Representations and Warranties or due to fraud, by or on behalf of the Indemnifying Party.

(c) Notwithstanding anything to the contrary in this Article 11, in no event shall an Indemnifying Party have liability to any Indemnified Party for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items, in each case except as actually paid to a claimant in a Third Party Claim and provided that the foregoing shall not limit recovery for diminution in value of an asset as a result of a breach.

SECTION 11.6 Mitigation.

Each Party shall take commercially reasonable actions to mitigate its damages, including by pursuing insurance claims, and shall reasonably consult and cooperate with the other Parties with a view toward mitigating Claims upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Claims that are indemnifiable hereunder; provided, however, that the foregoing shall not require any Party to incur costs to remedy a breach which gives rise to any Claim.

SECTION 11.7 Exclusive Remedies. (a) After the Initial Closing, except with respect to fraud by or on behalf of the Indemnifying Party and except as expressly provided in Section 1.3, Section 2.8, Article 4 and Sections 9.1(a) and 9.15(a), the Parties acknowledge and agree that the indemnification provisions of Section 2.10 and this Article 11 shall be the sole and exclusive monetary remedy for any Claims to the extent resulting from or arising out of the matters described in Section 11.1 and Section 11.2. Notwithstanding the foregoing, (i) as provided in Sections 2.3(a) and 2.3(b), none of Acquiror, the Tower Operator or any of their Affiliates shall assume any Liability for any Excluded Liabilities or Pre-Closing Liabilities, which shall be solely for the account of and shall remain with the AT&T Parties, as applicable, and (ii) nothing contained herein shall impair the right of Acquiror and the Tower Operator to compel, at any time, specific performance by any AT&T Party or any AT&T Newco of its obligations under this Agreement or any of the Collateral Agreements or the right of the AT&T Parties and the AT&T Newcos to compel, after the Initial Closing, specific performance by Acquiror or the Tower Operator of its obligations under this Agreement or any of the Collateral Agreements that survive the Initial Closing.

(b) Notwithstanding anything to the contrary contained in this Agreement, none of the Debt Financing Sources, their respective Affiliates or their and their respective Affiliates’ officers, directors, employees, advisors and agents, shall have any liability to the AT&T Parties or any of their Affiliates relating to or arising out of the failure to provide the Debt Financing, whether at law or equity, in contract, in tort or otherwise, and neither the AT&T Parties nor any of their Affiliates shall have any rights or claims against any of the Debt Financing Sources prior to the Initial Closing in connection with the financing of the Debt Financing, their respective Affiliates or their and their respective Affiliates’ officers, directors, employees, advisors and agents hereunder, and in no event shall the AT&T Parties be entitled to seek the remedy of specific performance of this Agreement against the Debt Financing Sources.

SECTION 11.8 Netting of Losses; Tax Treatment. All payments made pursuant to this Article 11 shall, to the fullest extent permitted by applicable Law, be treated for all Tax purposes (to the extent such treatment is consistent with the rent allocations made for purposes of Section 467 of the Code pursuant to Section 10 of the MPL) as adjustments to the Consideration and allocations required under Section 2.10(g). The amount of any indemnified Claim under this Article 11 shall take into account (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually collected by the Indemnified Party in connection with the Claim, (iii) any Tax benefits actually realized or realizable in the year of the loss or the following taxable year by the Indemnified Party in connection with such Claims and the recovery thereof and (iv) any Tax costs actually incurred or to be incurred in the year of receipt of the indemnity payment hereunder or the following taxable year by the Indemnified Party in connection with such Claims and the recovery thereof. Any amount paid by the Indemnifying Party for an indemnified Claim that is in excess of the amount owed after applying the netting amounts described above shall be reimbursed promptly by the Indemnified Party.

ARTICLE 12

TERMINATION

SECTION 12.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Initial Closing Date:

(a) By mutual written consent of AT&T and Acquiror;

(b) By AT&T or Acquiror, if the Initial Closing shall not have occurred on or prior to April 16, 2014; provided that if the conditions to the Initial Closing set forth in Section 10.1, Section 10.2(e) or Section 10.3(f) have not been satisfied or waived by April 16, 2014 and all other conditions to the Initial Closing set forth in Section 10.2 and Section 10.3 have been satisfied, waived or remain capable of satisfaction, either Party shall have the right to extend the Termination Date to July 15, 2014 (such date as extended pursuant to this Section 12.1(b), the “Termination Date”);

(c) By AT&T, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Acquiror or the Tower Operator in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 10.3(a) or Section 10.3(b) would not be satisfied by the Termination Date and such breach or condition is not capable of being cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (i) 60 days after the delivery of written notice of such breach or failure to perform and (ii) the Termination Date; provided, however, that the AT&T Parties, the AT&T Newcos and the Sale Site Subsidiaries may not terminate this Agreement pursuant to this Section 12.1(c) if they are then in material breach of any of their covenants or representations or warranties under this Agreement in a manner which would cause the failure of a closing condition;

(d) By Acquiror, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by the AT&T Parties, the AT&T Newcos or the Sale Site Subsidiaries in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 10.2(a) or Section 10.2(b) would not be satisfied by the Termination Date and such breach or condition is not capable of being cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (i) 60 days after the delivery of written notice of such breach or failure to perform and (ii) the Termination Date; provided, however, that Acquiror and the Tower Operator may not terminate this Agreement pursuant to this Section 12.1(d) if they are then in material breach of any of their covenants or representations or warranties under this Agreement in a manner that would cause the failure of a closing condition; or

(e) By either AT&T or Acquiror, if any permanent injunction, decree or judgment of any Governmental Authority preventing consummation of the transactions contemplated by this Agreement and the Collateral Agreements shall have become final and nonappealable or any Law shall make consummation of the transactions contemplated by this Agreement and the Collateral Agreements illegal or otherwise prohibited.

SECTION 12.2 Effect of Termination. If terminated pursuant to Section 12.1, this Agreement shall terminate and become null and void and have no effect, without any liability on the part of any Party or its Affiliates, directors, officers or stockholders, except that: (i) Section 5.10, Section 7.6, the fourth and fifth sentences of Section 9.1(a), Section 9.5, Section 9.6, Section 9.14(a), Section 9.14(b) (in so far as it relates to information relating to this Agreement, the Collateral Agreements or the transactions contemplated hereby), the second sentence of Section 9.15(a), this Article 12 and Article 13 shall survive any termination and (ii) any provisions not covered by clause (i) requiring the payment or reimbursement of any costs or expenses relating to, or incurred during, the period from the date of this Agreement to the Initial Closing Date shall survive any termination until paid in full; provided, however, that except as expressly provided herein, no such termination shall relieve any Party from liability for Willful and Intentional Breach of this Agreement by such Party prior to such termination or fraud. With respect to the provisions that expressly survive termination, each of Acquiror and the AT&T Parties shall be entitled to pursue any and all rights and remedies to which it or they may be entitled at Law or in equity.

ARTICLE 13

MISCELLANEOUS

SECTION 13.1 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

SECTION 13.2 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement (including any action or proceeding against any Debt Financing Source arising out of or relating to this Agreement or the transactions contemplated hereby) exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, City of New York and appellate courts having jurisdiction of appeals from any of the foregoing (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the

Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 13.5 of this Agreement. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (including any legal proceeding against any Debt Financing Source arising out of or relating to this Agreement or the transactions contemplated hereby).

(b) For the avoidance of doubt, the provisions of Sections 4.5 and 4.6 of this Agreement are intended to supersede the application to this Agreement of Section 5-1311 of the New York General Obligations Law and any similar provision of Law in any other jurisdiction that establishes a default rule for the allocation of risk of loss following a casualty or condemnation.

SECTION 13.3 Entire Agreement. This Agreement (including any exhibits hereto), the AT&T Disclosure Letter, the Acquiror Disclosure Letter and the Collateral Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

SECTION 13.4 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

SECTION 13.5 Notices. All notices, requests, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered (i) the next Business Day when sent overnight by a nationally recognized overnight courier service, (ii) upon transmission of an e-mail (followed by delivery of an original via nationally recognized overnight courier service), or (iii) upon delivery when personally delivered to the receiving Party. All such notices and communications shall be sent or delivered as set forth below or to such other person(s), e-mail address or address(es) as the receiving Party may have designated by written notice to the other Party. All notices delivered by any AT&T Party shall be deemed to have been delivered on behalf of the AT&T Parties and the AT&T Newcos. All notices shall be delivered to the relevant Party at the address set forth below:

If to the AT&T Parties, the AT&T Newcos or, prior to the Initial Closing, the Sale Site Subsidiaries, to:

AT&T

One AT&T Plaza

208 South Akard Street, Suite 3702

Dallas, Texas 75202

Attention: D. Wayne Watts

E-mail address: wayne.watts@att.com

and

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Attention:	Arthur S. Adler
Anthony J. Colletta

E-mail address:	adlera@sullcrom.com
collettaa@sullcrom.com

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Eric M. Krautheimer

E-mail address: krautheimere@sullcrom.com

All notices delivered by Acquiror shall be deemed to have been delivered on behalf of Acquiror or the Tower Operator. All notices shall be delivered to the relevant Party at the address set forth below:

If to Acquiror, Tower Operator or, after the Initial Closing, the Sale Site Subsidiaries, to:

Crown Castle International Corp.

1220 Augusta Drive, Suite 600

Houston, Texas 77057

Attention: CFO (Jay Brown)

E-mail Address: jay.brown@crowncastle.com

Attention: General Counsel (E. Blake Hawk)

E-Mail Address: blake.hawk@crowncastle.com

and

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, New York 10019

Attention:	Stephen L. Burns
Erik R. Tavzel
Johnny G. Skumpija

E-mail address:	sburns@cravath.com
etavzel@cravath.com
jskumpija@cravath.com

SECTION 13.6 Assignment; Successors and Assigns; Third Party Beneficiaries. This Agreement shall not be assignable (a) by any AT&T Party, AT&T Newco or, prior to the Initial Closing, any Sale Site Subsidiary without the express prior written consent of Acquiror or (b) by Acquiror, the Tower Operator or, after the Initial Closing, any Sale Site Subsidiary without the express prior written consent of AT&T, and any such assignment in violation of the foregoing shall be null and void; provided, however, that (i) each Party may assign all of its rights and remedies (but none of its obligations) under this Agreement to one or more Subsidiaries of Acquiror (in the case of any assignment by Acquiror, the Tower Operator or, after the Initial Closing, the Sale Site Subsidiaries) or Subsidiaries of AT&T (in the case of any assignment by the AT&T Parties, AT&T Newco or, prior to the Initial Closing, the Sale Site Subsidiaries), including any special purpose entity formed in connection with the transactions contemplated by this Agreement and (ii) Acquiror, the Tower Operator or, after the Initial Closing, any Sale Site Subsidiary may assign all or any portion of their rights hereunder for collateral security purposes to their Debt Financing Sources pursuant to customary written documentation reasonably satisfactory to the AT&T Parties. This Agreement shall be binding upon and inure to the benefit of each Party and its successors, heirs, legal representatives and permitted assigns. Except as provided in Article 11, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that the Debt Financing Sources shall be third party beneficiaries of Section 13.2(a), Section 13.7 and this Section 13.6.

SECTION 13.7 Amendment; Waivers; Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by a Party of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. Notwithstanding anything to the contrary contained in this Agreement, Section 11.7(b), Section 13.2(a), Section 13.6 and this Section 13.7 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination thereof would amend or modify the substance of any of the foregoing provisions), any amendment, modification, waiver or termination of this Agreement that is not materially adverse to the Debt Financing Sources will be applicable to the Debt Financing Sources.

SECTION 13.8 Time of Essence. Time is of the essence in this Agreement, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.

SECTION 13.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the Chosen Courts to the extent permitted by applicable Law, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.

SECTION 13.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, the Parties hereto shall negotiate in good faith to modify this Agreement so as to (i) effect the original intent of the Parties as closely as possible and (ii) to ensure that the economic and legal substance of the transactions contemplated by this Agreement to the Parties is not materially and adversely affected as a result of such provision being invalid, illegal or incapable of being enforced, in each case, in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. If following the modification(s) to this Agreement described in the foregoing sentence, the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party, all other conditions and provisions of this Agreement shall remain in full force and effect.

SECTION 13.11 Interpretation.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

AT&T INC.

By:	/s/ Peter Knag
Name:	Peter Knag
Title:	Managing Director

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Master Agreement]